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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549



                                       FORM 10 - 12G/A
                                     AMENDMENT NUMBER 2



              AMENDMENT TO GENERAL FORM FOR REGISTRATION OF SECURITIES PURSUANT TO SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934



                              SEC FILE NUMBER 000-06181



                                 J.C. NICHOLS COMPANY
                (Exact name of registrant as specified in its charter)

         Missouri                                               44-0371610
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)


310 Ward Parkway, Kansas City, Missouri                              64112
(Address of principal executive offices)                           (Zip Code)

Registrant's telephone number, including area code:  (816) 561-3456

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.01 per share.

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                                  TABLE OF CONTENTS

                                                                       PAGE NO.

ITEM 1.  BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ITEM 2.  FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . .   13

ITEM 3.  PROPERTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
         DIRECTORS AND MANAGEMENT. . . . . . . . . . . . . . . . . . . . .   33

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY . . . . . . . . .   35

ITEM 6.  EXECUTIVE COMPENSATION. . . . . . . . . . . . . . . . . . . . . .   37

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. . . . . . . . . .   39

ITEM 8.  LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . .   40

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
         COMMON EQUITY AND RELATED STOCKHOLDER MATTERS . . . . . . . . . .   42

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES . . . . . . . . . . . . .   43

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED . . . . .   43

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS . . . . . . . . . . . .   46

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA . . . . . . . . . . .   46

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
         FINANCIAL DISCLOSURE . . . . . . .. . . . . . . . . . . . . . . .   47

ITEM 15. EXHIBITS, CONSOLIDATED FINANCIAL STATEMENTS,
         AND FINANCIAL STATEMENT SCHEDULES . . . . . . . . . . . . . . . .   47

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    THE COMPANY HAS RECENTLY COMPLETED AN 80-TO-1 STOCK SPLIT.  AS A RESULT,
THE COMPANY HAS 4,852,400 SHARES OF ITS COMMON STOCK OUTSTANDING. ALL SHARE AND PER SHARE INFORMATION CONTAINED HEREIN AND IN THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO HAS BEEN ADJUSTED TO REFLECT THE IMPACT OF THIS SPLIT UNLESS OTHERWISE INDICATED.

    THIS REGISTRATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO FUTURE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. SOME OF THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHER THINGS, CHANGES FROM THE COMPANY'S ANTICIPATED LEVELS OF RENTAL INCOME OR PROPERTY-RELATED EXPENSES, WHETHER DUE TO FUTURE NATIONAL OR REGIONAL ECONOMIC AND COMPETITIVE CONDITIONS, AN ADVERSE TREND IN THE REAL ESTATE MARKETS IN WHICH THE COMPANY OWNS PROPERTIES, LACK OF SUCCESS OF ANY OF THE COMPANY'S DEVELOPMENTS, A LACK OF TENANT ACCEPTANCE OF THE PROPERTIES OF THE COMPANY, CHANGES IN TAX RATES OR INTEREST RATES, OR OTHER UNCERTAINTIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY.

ITEM 1.  BUSINESS

    The J.C. Nichols Company (the "Company" or "JCN") is a real estate operating company engaged in the acquisition, development, ownership, and management of a diversified portfolio of real estate properties, principally located in the Kansas City, Missouri metropolitan area. The Company's real estate development activities were initiated in 1902. The Company was incorporated in Missouri in 1908 and its principal office has been at 310 Ward Parkway, Kansas City, Missouri since July 1930.

    The Company is best known for its development, ownership, and management of the Country Club Plaza area (the "Plaza"), a prestigious shopping, entertainment, and office district of Spanish architecture containing approximately 1,100,000 square feet of retail space (including basement space) and approximately 1,100,000 square feet of office space. The Plaza is surrounded principally by single family residences, condominiums, and upscale apartments, many of which are owned by the Company. The Plaza is generally regarded as the oldest major suburban shopping center in the United States.

    At December 31, 1995, the portfolio of real estate assets of JCN and consolidated subsidiaries included 54 retail, office and industrial properties with over 4.6 million square feet of leasable space, approximately 2,400 residential apartment units, three residential subdivisions under development, and over 1,000 acres of land held for development.

    In addition, the Company owns equity interests in twelve active partnerships whose holdings are not consolidated with the financial statements of JCN. The largest of these interests relates to property in the Des Moines, Iowa area, which, at December 31, 1995, consisted of approximately 600,000 square feet of office space, 200,000 square feet of industrial space, and 110 acres to be developed.


    Management estimates the Company's real estate holdings had a total fair market value of approximately $494.4 million at December 31, 1995, including the Company's percentage interest in the real estate holdings of consolidated and unconsolidated subsidiaries, but exclusive of any related liabilities or potential liquidation costs. See Item 3, "Properties" for an explanation of this estimate and the assumptions used in preparing the estimate.


    Senior management of the Company has changed significantly since May 1995. This change occurred as a result of a number of factors described below under "Development of the Business" and in Item 8, "Legal Proceedings." The new management team is focusing on reducing the Company's financial leverage, enhancing the condition and revenue stream of the Company's existing properties, developing

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selected strategic properties, and generally returning the Company to its historically successful mission of creating value for its shareholders through the development, ownership, and management of high quality, diverse real estate properties. Management expects to concentrate primarily on the development, ownership, and management of the retail and residential segments of the real estate industry. See "Description of the Business" in this Item.

    DEVELOPMENT OF THE BUSINESS.

    The Company was founded by Mr. J.C. Nichols, who began developing real estate in the Kansas City area following his return from Harvard University in 1902. Mr. Nichols was captivated by the real estate development theories of landscape architect Frederick Law Olmsted, a designer of New York's Central Park. To pursue these theories, Mr. Nichols formed a syndicate to purchase land for development in 1904 and incorporated the Company as a Missouri corporation on December 8, 1908.

    Mr. J.C. Nichols died in 1950 and management of the Company passed to his son, Miller Nichols, who led the Company until his retirement as Chairman of the Board in July 1988. During the management tenure of Miller Nichols, the Company followed a strategy of completing "Quality of Life" mixed use community developments that combined shopping, recreation (generally golf courses), and upscale residences. From 1950 until the late 1980s (approximating the date of Miller Nichols' retirement), the Company continued its aggressive purchase, development and management of Kansas City area properties, as well as hotels in Chicago and San Francisco. During this period, the Company developed approximately 50 subdivisions, 15 shopping centers, and 30 office buildings and built or acquired over 2,000 apartment units, several hotels, and two industrial parks. Most of these shopping centers and office buildings are still owned by the Company today. Following Miller Nichols' sale of shares to the Company's Employee Stock Ownership Trust ("ESOT") and subsequent retirement, the Company's development activities slowed significantly.

    In 1987, a subsidiary of the Company entered into various contracts with the City of St. Petersburg, Florida (the "City") for the redevelopment and construction of certain parking, commercial and retail facilities to be known as Bay Plaza. Due to a delay in significant development activities, the Company ceased capitalization of interest, property taxes, insurance, and other development costs in 1990, and reduced the properties' carrying value by $23.8 million to $3.0 million at December 31, 1994. In November 1995, the Company informed the City that it had ceased plans to develop the properties and on December 31, 1995, management reduced the carrying value of the Bay Plaza assets, net of liabilities, to $0. JCN intends to sell properties owned by it within the Bay Plaza development.

    The Company sold its hotel division in 1989, but retained its leasehold interest in the Raphael Hotel of San Francisco. The underlying lease of the Raphael Hotel of San Francisco expires on September 30, 1996, and was not renewed. In the opinion of management, the impact of this lease expiration is not material to the Company's consolidated financial position or results of operations.

    In 1991, the Company purchased a 5% limited partnership interest in Raphael Hotel Group, L.P, the partnership to which the hotel division was originally sold. At the same time, the Company also purchased a 50% interest in a management agreement for a hotel in Kansas City managed by the limited partnership. The contract has provided revenues to the Company of approximately $259,000 and $304,000 for the years ended December 31, 1995 and 1994, respectively, and expires in December 1997.


    In 1989, the Company acquired a 50% interest in a joint venture, Kantel, L.P. (the "Venture"), with an affiliate of The Ritz-Carlton Hotel Company (the "Ritz") to convert an existing hotel owned by the Company to a Ritz-Carlton. The Company borrowed $70 million from an unaffiliated entity, Teachers Insurance and Annuity Association of America, on a non-recourse basis using the assets of the hotel as collateral. The Company then advanced funds to the Venture for the conversion. As a result of low


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occupancy, the hotel did not meet expected operating results or cash flows, and, accordingly, the Venture was unable to meet its obligations under the debt and lease agreements. In September 1993, the Company acquired an additional 49% interest in the Venture from the Ritz when the Ritz assigned $7.5 million of mortgage notes to the Company and assigned to the Company its interest in the Venture. The Company paid no amounts for the additional interest in the Venture. The notes acquired by the Company were secured by a second mortgage on improvements to the hotel and subsequently proved worthless.


    On February 22, 1994, the lender foreclosed on the hotel, and the Company was released from its obligations under the non-recourse debt and from its interest payable obligation aggregating approximately $14.1 million which had been accrued through December 31, 1993. In 1994, the Company recognized a gain (net of taxes) of approximately $29.1 million as an extraordinary item related to gain on extinguishment of debt. The transaction also resulted in the reduction of the Company's revenue producing properties by approximately $23.9 million ($10.6 million, net of accumulated depreciation) and the segregation of $5.6 million and $1.7 million of operating losses in 1993 and 1994, respectively, related to the hotel's operation into a separate classification in the Company's consolidated statements of operations.

    The 5% ownership in Raphael Hotel Group, L.P. and the 50% interest in the hotel management agreement for the Kansas City hotel that expires in 1997, as discussed above, represent the Company's only remaining involvement after September 1996 in either the ownership or management of hotels.

    In 1987, the Company formed an Employee Stock Ownership Trust ("ESOT"). In 1988, the ESOT purchased 133,684 shares (pre-split) of the Company's stock (69% of the then outstanding shares), the majority of which was acquired from descendants of the Company's founder (including Mr. Miller Nichols) and his business associates. These shares were purchased for $98.2 million, with $50.0 million borrowed from an outside source and guaranteed by the Company and $48.2 million borrowed directly by the Company and advanced to the ESOT. At December 31, 1987 (prior to the management transition and ESOT transaction), the Company's interest bearing debt was approximately $198.8 million. By December 31, 1988, the Company's direct and guaranteed interest bearing debt had increased by approximately $129.9 million to $328.7 million, while the Company's assets had increased by $26.3 million, of which $15.0 million were classified as assets related to discontinued operations. In January 1991, the Company effected the retirement of the remaining $45.8 million of the ESOT's debt to outside lenders, although the ESOT remained indebted to the Company.

    In May 1992, a limited partnership (the "Bowser Partnership") controlled by the Company's former president, acquired 125,242 unallocated shares (pre-split) of the Company's common stock from the ESOT for $124.5 million by the assumption of existing principal indebtedness of $94.3 million and accrued interest and other advances of $30.2 million owed by the ESOT to the Company. These shares were later conveyed back to the Company as treasury stock and the debt to the Company extinguished as a part of the settlement agreement (the "Settlement Agreement") referred to in Item 8, "Legal Proceedings."

    In late 1994, various shareholders attempted to restructure the Company and the Company's shares were the subject of various purchase offers. The then current management and board of directors did not accept any of these offers. Concurrently, as a result of certain transactions occurring among JCN, former executive officers, the ESOT, and others, JCN became involved in various legal actions as plaintiff and defendant. In May 1995, the long time chief executive officer and chief financial officer each resigned. In addition, by virtue of certain directors resigning, others not standing for re-election, appointment of new directors to the Board, and election of new directors by the shareholders at the Company's December 13, 1995 annual meeting, a majority of the Company's directors, following the meeting, were new to the Board.

    As a result of the litigation and certain transactions among JCN, former executive officers, the ESOT, and others, JCN and other parties entered into the Settlement Agreement. The result of the litigation and this agreement was the installation of a new management team, the conveyance to the Company from the Bowser Partnership of 125,242 shares (pre-split) of the Company's common stock (approximately 64%


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of the then outstanding shares) as treasury stock in exchange for extinguishment of a $94.3 million note receivable and accrued interest and advances thereon, and the rescinding and unwinding of several transactions and conveyances involving the exchange of properties and stock as described in the Settlement Agreement. See Item 8, "Legal Proceedings" for a detailed explanation of the Settlement Agreement.



    Following this settlement, the new management team is initially focusing on reducing the Company's financial leverage, enhancing the condition and revenue stream of the Company's existing properties, developing selected strategic properties and generally returning the Company to its historically successful mission of creating value for its shareholders through the aggressive ownership, management and development of high quality, diverse real estate properties. Management expects to concentrate primarily on the development, ownership, and management of the retail and residential segments of the real estate industry. Management expects to accomplish the foregoing goals by improving the efficiency of its operations by establishing performance benchmarks and streamlining current operations, by using positive cash flow from operations and cash on hand to pay down existing mortgage indebtedness, by refinancing existing mortgage indebtedness when favorable market opportunities permit, and by identifying strategic opportunities for additional development. See "Description of the Business" in this Item.


    DESCRIPTION OF THE BUSINESS.

    JCN is a diversified real estate operating company engaged in the acquisition, development, ownership, and management of income producing properties located primarily in the Kansas City, Missouri metropolitan area. These properties include retail centers, apartments, office buildings, industrial properties, and mixed-use projects. The Company is also engaged in the development and sale of land for residential and commercial use.


    At December 31, 1995, JCN and consolidated subsidiaries owned 18 retail centers consisting of approximately 2,600,000 square feet of retail space occupied by approximately 550 tenants, 14 apartment communities (including a majority interest in a partnership owning a Des Moines, Iowa area apartment complex) representing approximately 2,400 residential apartment units, 33 office properties (including majority interests in partnerships owning seven Des Moines, Iowa area office buildings) consisting of approximately 1,629,000 square feet of office space occupied by over 500 tenants, three industrial and warehouse properties consisting of approximately 379,000 square feet of space occupied by approximately 150 tenants, three developments containing approximately 200 lots available for sale, and over 1,000 acres available for residential and commercial development, as well as complete or partial ownership in several other minor properties. JCN also owns 15 unsold units in its Alameda Towers condominium project, and continues to own assets now held for sale which are a part of the Company's discontinued Bay Plaza project in St. Petersburg, Florida. In the opinion of management, all of the properties of the Company and its consolidated and unconsolidated subsidiaries are adequately insured.



    The Company owns an equity interest in twelve active partnerships whose holdings are not consolidated with the financial statements of JCN.
The largest of these holdings are the Company's approximately 50% interest in six partnerships in the Des Moines, Iowa area. At December 31, 1995, these partnerships owned nine buildings containing approximately 600,000 square feet of offices, 200,000 square feet of industrial space and 110 acres to be developed. The 110 acres are located in three separate developments in the Des Moines, Iowa area. Eighty acres are owned by Dallas County Partners, a general partnership, and are planned for development as an office complex with related retail development and, perhaps, a hotel. Approximately 50,000 square feet of speculative office space was started and completed in 1996 and, when that space is significantly leased, additional office space will be constructed. Management of the Company expects additional office construction to occur in 1997. Approximately 18 acres are held by Fountain III, a general partnership, and are also planned for office and related retail development. The partnership started construction of the necessary infrastructure and expects within the next three years to build approximately 60,000 square feet of restaurant and retail space suitable for an office development. The remaining 12 acres are owned by Meredith Drive Associates, L.P., a limited partnership. Management of the Company expects such property to be developed within three to five years as an industrial park. One of the Company's twelve partnership interests is a 40% interest in J.C. Nichols Real Estate, a residential sales and brokerage business. J.C. Nichols Real Estate also has an interest in an entity which owns a mortgage origination company.



    Management estimates that the Company's real estate holdings had a total fair market value of approximately $494.4 million at December 31, 1995, as compared to a $238.5 million depreciated cost basis (including the Company's percentage interest in the real estate holdings of consolidated and unconsolidated subsidiaries, but exclusive of any related liabilities or potential liquidation costs). Of the estimated $494.4 million of real estate value held by the Company, approximately $172.5 million is in retail properties, $99.4 million is in office and industrial properties, $74.9 million is in apartments, $68.5 million is in its Iowa investments, $54.8 million is in land awaiting sale or development and $24.3 million is in other miscellaneous real estate assets of the Company. See Item 3, "Properties," for an explanation of these estimates and the assumptions used in their preparation.



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    For the years 1993, 1994, and 1995, the Company derived approximately $73.7 million (76.6%), $75.0 million (79.6%), and $79.8 million (80.4%), respectively, of its consolidated revenues from rental income and $6.1 million (6.4%), $10.7 million (11.4%), and $6.0 million (6.1%) from property sales.

    RETAIL PROPERTIES.

    The Company owns and manages 18 retail centers consisting of approximately 2,600,000 square feet of retail space, of which approximately 1,100,000 square feet (42%) is located in the Plaza (including basement space) and the balance is in suburban shopping centers. The Company's retail properties are leased to over 500 tenants and management does not believe the Company is dependent upon any single tenant. Management estimates the fair market value of its retail properties was approximately $172.5 million at December 31, 1995. Consolidated rental income from these properties was approximately $24.2 million in 1993, $25.2 million in 1994 and $27.4 million in 1995.

    The Plaza is a mixed-use area of Spanish architecture composed of upscale specialty stores (such as Halls, Saks Fifth Avenue, Williams-Sonoma, Talbots, Brooks Brothers, and Eddie Bauer), restaurants, art galleries, and two movie theaters containing a total of seven screens. The shopping and entertainment area is bordered on its south side by a contained waterway, Brush Creek, and surrounded principally by single family residences, condominiums, and upscale apartments, many of which are owned by the Company. Development of the Plaza began in 1922, and it is regarded as one of the oldest suburban shopping centers in the United States. In 1993, the Plaza received the Urban Land Institute Heritage Award for Excellence, in only its second presentation, the first being to Rockefeller Center in New York City. In 1994, the Plaza received a special award for Shopping Center Excellence at the International Property Market in Cannes, France.

    The Company's suburban shopping centers are generally located in relatively affluent areas and contain a mix of grocery stores, local department stores, restaurants, and smaller shops. The average retail tenant, including both Plaza and suburban centers, leases approximately 5,000 square feet. Rents at both the Plaza and suburban centers typically include minimum annual rents, contingent rentals based on a percentage of the lessee's sales, and, in many instances, the tenant's proportionate share of real estate taxes, insurance, and maintenance. These leases generally have a term of three to five years, or longer in the case of most major tenants.

    The Company's services related to its retail properties include initial market and consumer research, evaluating tenant mix and consumer demographics, identifying potential tenants, negotiating lease terms, renovating and expanding its retail properties, and the ongoing management of those properties. Management believes that managing the Company's properties enables the Company to better control operating expenses and establish long-term relationships with its retail tenants.

    Over the last five years, the Company's retail properties, particularly the Plaza, have reflected national trends in retailing with a changing mix of operations. For example, in 1991 the Company signed a number of new tenants for the Plaza such as the Jayne Gallery, the Body Shop, Circle Gallery and KC Masterpiece BBQ. In that same year, the retailing division of Hallmark Cards made the decision to close its women's clothing store, Swansons, and combine its operation with Halls, the division's larger specialty store in the Plaza. The majority of the space vacated by Swansons was leased promptly to another upscale clothing store. In 1992, Woolf Brothers, an upscale clothing store that had maintained a store in Kansas City continuously since 1927, announced the closing of its Plaza store, among other of its store closings. The Company quickly replaced it with one of the country's largest premier Eddie Bauer stores.


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    An older Dillard's store closed in 1993 and the space was quickly leased to
Barnes and Noble for a major book store. Also in 1993, many of the Plaza's restaurants were remodeled and older style restaurants replaced with newer ones. Existing properties performed well in 1994 and important new tenants such as FAO Schwarz were brought to the Plaza.

    The retail industry met with mixed performance in 1995, as certain retail types performed better than others and the continuing difficulties of major retailers emphasized the competitiveness within the retail environment. While the overall retail vacancy rate in the Kansas City market was approximately 10%, as compared to the national average of 8.4%, the Company maintained a vacancy rate of approximately 3% in the retail division. The Company's tenants also did well in 1995 with average sales at the Company's retail tenants up 5.5% over 1994.


    Several new leases were signed in 1995 with local and national retailers such as The Cheesecake Factory. Also, late in 1995 construction began on a new building located on the Plaza's central parking lot which is now home for The Great Train Store and the Store of Knowledge, a store affiliated with public television.


    Management believes the "repositioning" of the Company's tenant mix is critical and niche marketing will be necessary to move with the changing demographics of an aging society. These changes require retailers to re-merchandise to meet the makeup of local submarkets. Management believes the Company, by virtue of its first-hand knowledge of growth patterns and local economics in the Kansas City market, is especially well positioned to assist retailers as they work to meet the needs of the changing Midwest market place.

    Management intends to increase the value of the Company's portfolio of retail income producing properties by increasing revenues from existing properties through improved tenant mix, improved tenant relations and communication, completion of deferred maintenance, and improved services to tenants from its team of experienced management and service personnel. In 1996, the primary emphasis has been and will continue to be on improving the performance of the Company's existing properties. Specifically, management expects to increase revenues from the Company's retail properties division by focusing on the following:

         -    Expanding and renovating retail properties
         -    Increasing minimum rents for new and existing leases
         -    Negotiating contractual rent escalations


    The Company seeks to require tenants to pay 100% of their pro rata share of operating expenses, real estate taxes, and promotional expenses in addition to an administrative charge. Currently, approximately 80% of the Company's retail leases require tenants to pay their pro rata share of such expenses.
In order to reduce the risk of certain operating expense increases to the Company, the Company has a goal of attempting to convert, upon expiration or termination, the approximately 20% of retail leases which do not now share expenses pro rata. The Company anticipates completion of this conversion when possible over the next five to ten years.


    In the past, the Company has developed suburban retail centers primarily for ownership. No significant retail center developments are now underway.

    In the future, the Company will seek to take advantage of opportunities to develop or acquire additional retail properties both on the Plaza and in suburban areas.

    OFFICE AND INDUSTRIAL PROPERTIES.

    At December 31, 1995, JCN and its consolidated subsidiaries owned and managed 33 office properties containing approximately 1,629,000 square feet. The largest portion of this space, approximately 700,000 square feet (43%), is located in the Plaza area of Kansas City, with the balance located in suburban Kansas City and the Des Moines area. Consolidated rental income from the Company's office and industrial properties division was $26.1 million in 1993, $26.2 million in 1994, and $27.9 million in 1995.

    In addition to the Company's consolidated office properties, the Company owns an equity interest in partnerships whose office holdings are not consolidated with the financial statements of JCN. These holdings include nine buildings containing approximately 600,000 square feet of office space in the Des Moines, Iowa area and two buildings in the Plaza area of Kansas City, containing approximately 400,000 square feet of office space.

    The Company leases the majority of its space to smaller tenants, although it has entered into a long term lease for 175,000 square feet with a major tenant. At December 31, 1995, the average lease for the Company's over 500 office tenants was 2,877 square feet.

    Office rental rates in the Kansas City area ranked in the bottom third of rates nationwide during 1995. Vacancy rates, however, are slightly lower than the national average. According to Valuation International, an independent valuation source, the Kansas City metropolitan area experienced office occupancy rates of approximately 85% during 1995. Occupancy rates for the Company's office properties were 94% in 1993, 90% in 1994, and 89% in 1995. During 1995, occupancy rates for the Company's Plaza properties were 92% and for its suburban properties were 83%. Approximately 60% of the Company's suburban vacancy rate was due to one building which was vacant during 1995. Management is attempting to lease or sell this building.

    At December 31, 1995, the Company owned three industrial properties containing approximately 379,000 square feet, 96% of which was occupied by 153 tenants. The Company's industrial properties generated consolidated revenues of approximately $2.0 million in 1993, $2.1 million in 1994, and $1.9 million in 1995. The Company also has an interest in an unconsolidated partnership in the Des Moines, Iowa area, which owns an industrial property containing 200,000 square feet.


    The Company's office and industrial properties contribute positive cash flows to the Company. However, primarily due to the recurring nature of capital contributions required for tenant finish and the relatively low rental rates in the Kansas City market, not all of the Company's office properties are meeting management's return objective of at least 10% on existing properties. Management is evaluating each of its office properties with the goal of improving its return. If management determines that a property is unlikely to meet its return objectives or does not fit within its long term strategy, it will consider its options, including disposal, regarding that property.


    APARTMENTS.

    At December 31, 1995, JCN and consolidated subsidiaries owned and managed 14 apartment communities with 2,437 units. These units experienced occupancy of approximately 97% in 1993, 98% in 1994, and 96% in 1995. During 1995, 26
units near the Plaza were razed to make way for additional surface parking. Consolidated revenue from the Company's apartments was $17.8 million in 1993, $17.7 million in 1994, and $18.6 million in 1995.


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    The Company seeks to distinguish itself by providing high quality customer service to both prospective and existing residents by training and motivating its management teams to surpass industry standards in all areas. In an effort to give the Company's properties an advantage over their competition, close attention is paid to marketing requirements such as drive-by appeal, physical appearance, signage, clubhouse amenities, model apartments and brochures. As a result of this focus on service and appearance, the Company believes that its resident retention rate is higher than industry averages and, as a result, turnover and capital improvement cost are lower.

    During past years, the market for the Company's apartment units has been strong, although there has been some pressure in recent years from newer suburban units. The strength of the Kansas City area market is confirmed by a recent survey presented by a major real estate valuation and vacancy survey firm, which indicated 1995 apartment vacancy rates in the Kansas City area market of 5%. As market occupancies exceed 95%, there is an upward pressure on rental rates that typically grows faster than the median income levels. The Company attempts to balance rent increases with high occupancy and controlled turnover costs. The Company believes that its customer service program allows for increases in market rental rates while maintaining lower overall resident turnover, resulting in lower operating expenses than most of the competition.

    The Company is currently seeking to expand its apartment operations and looking for opportunities to buy or develop new apartments. The Company is also evaluating plans to develop a new residential community ("Kirkwood Circle") on approximately 10 acres it owns near the Plaza.

    The Company generally will seek to acquire or develop multifamily properties that are similar to those in its existing portfolio and are (i) no more than ten years old at the time of acquisition; (ii) strategically located in the Company's market; (iii) capable of enhanced performance through intensive management and cosmetic improvements; and (iv) capable of producing a high component of anticipated total return derived from current income. In connection with its acquisition and development of multifamily properties, the Company will consider such factors as: (i) the geographic location and type of property; (ii) the age, construction quality and cost, condition, and design of the property; (iii) the current and projected cash flow of the property and the ability to increase cash flow; (iv) the potential for capital appreciation of the property; (v) the terms of tenant leases, including the potential for rent increases; (vi) the potential for economic growth and the tax and regulatory environment in the area in which the property is located; (vii) the occupancy and demand by tenants for properties of similar type in the vicinity; and (viii) the prospects for liquidity through sale, financing, or refinancing of the property.

    RESIDENTIAL PROPERTIES.

    At December 31, 1995, the Company had three residential subdivisions ("Woodsonia," "Green Meadows," and "White Horse") under development with approximately 200 lots platted for sale and over 500 acres yet to be developed. All of the subdivisions are within the Kansas City metropolitan area. The Company sold 92 lots in 1993, 138 lots in 1994, and 101 lots in 1995. Revenues from sales of lots were $3.4 million in 1993, $4.6 million in 1994, and $3.5 million in 1995.

    The Company acquires land periodically in order to provide an adequate and optimally located supply for its residential subdivisions. In evaluating possible opportunities to acquire land, the Company considers such factors as the feasibility of development, proximity to developed areas, population growth patterns, customer preferences, estimated cost of development, and availability and cost of financing.

    The Company engages in many phases of development activity, including land and site planning, obtaining environmental and other regulatory approvals, and contracting for the construction of roads, sewer, water, and drainage facilities, recreation facilities, and other amenities.

    The Company agreed to sell the 812 acre residential portion of its LionsGate property in 1994, while keeping 88 acres for the future development of offices and a shopping center. Management remains committed to quality developments and dedicated to planned communities and will continue to consider the purchase of additional land for future development of planned communities.

    The Company also continues to market the 15 remaining condominium units in its upscale Alameda Towers project. The project was completed and sales commenced in September 1989. The project was originally conceived as having two connected towers with approximately 120 units. However, the Company currently has no plans to complete the second tower. Revenues from sales of condominiums were $2.6 million in 1993, $5.6 million in 1994, and $2.5 million in 1995.

    FUTURE ACQUISITIONS AND DEVELOPMENT.

    Management's objective is to earn a normalized annual cash flow rate of return of at least 10% on new acquisitions of income producing properties and higher rates of return on properties that the Company develops. Management believes that the Company's reputation for quality and its extensive knowledge and thorough understanding of the Kansas City market gives it a distinct advantage in purchasing, developing, and managing properties compared to many other real estate entities operating in the area.

    DEVELOPMENT FOR THIRD PARTIES.

    JCN has in the past engaged in the development of retail, apartment, office, and mixed-use projects primarily for ownership. The activities involved in the development, renovation, and expansion of retail centers and mixed use projects include: initial market and consumer research, land site evaluation and acquisition, public and governmental approval, oversight of project design, cost control, contractor selection and supervision, acquisition of financing, identification of tenants, negotiation of lease terms, negotiation of partnership and other combination agreements, and promoting completed projects. Third parties have requested JCN to consider performing various of these services on their behalf. Management will consider such requests on a case-by-case basis, and the Company may in the future develop properties or provide services on behalf of third parties.

    MANAGEMENT OF PROPERTIES FOR OTHERS.

    JCN also operates and manages six properties in which it does not own a controlling interest. The largest of these is the Plaza West building, a 257,932 square foot office building in which the Company owns a 12.5% interest. The Company also manages the 147,642 square foot Board of Trade building in which the Company owns a 49% interest. The remaining properties managed by the Company, in which the Company has no ownership interest, are primarily residential in nature and generally include communities or projects developed by
the Company.   Management of the Company is considering expanding its third party real estate management services.

    OTHER BUSINESS LINES.

    In addition to owning, operating, and managing real property, JCN, through partnerships and other business combinations, is involved in real estate brokerage services and providing other services incidental to ownership, management, and development of real property. A wholly-owned subsidiary of JCN has a 40% equity interest in J.C. Nichols Real Estate, a residential sales and brokerage business. J.C. Nichols Real Estate also has an interest in an entity which owns a mortgage origination company.

    BUSINESS STRATEGY.

    Management intends to operate the Company as a real estate operating company and, as such, retain the majority of the Company's funds from operations in the business. These funds will be used to reduce indebtedness and to improve and increase the value of the Company's portfolio of revenue producing properties. The Board of Directors of the Company has not determined if, when, or in what amount future dividends will be declared or paid, but expects that the primary factor in the Company's total return to shareholders will be the increase in the Company's equity value per share.

    Management will strive to increase the equity value of the Company's income producing portfolio by increasing the net operating income from existing properties, increasing the number of properties in its portfolio, and by reducing the amount of debt associated with its existing properties. The number of properties in the Company's portfolio is expected to increase by both the acquisition and development of revenue producing properties, as well as by the acquisition of land for development and resale principally in the Midwest, and predominately in the Kansas City metropolitan area.

    In management's opinion, the Kansas City metropolitan area represents a stable and growing market for the Company's properties. According to Valuation International, during the period 1991-1996, the Kansas City metropolitan area population grew at an annual rate of approximately .9%, 24th among the 45 major metropolitan statistical areas in the United States, while average household income during the period grew at a rate of 1.8%, 17th among this same group of cities.

    Management believes the Company's strategy of enhancing its existing portfolio of properties and focusing initially on acquisitions and developments in Kansas City and surrounding markets allows the Company to best capitalize on its reputation for quality and its employees' in-depth knowledge and experience in those markets. Management also believes that by developing, owning, and managing a diverse portfolio of properties in a relatively small geographic area, it can better control the overall character of the Company's developments and thus create greater value than were it to concentrate on a single type of property over a wider geographic area.

    In management's opinion, the success of this strategy is more appropriately measured by changes in the underlying value of the assets, less related liabilities, than by "Net Income," as defined by generally accepted accounting principles. For this reason, management has estimated the fair market value of the Company's real estate assets at December 31, 1995 and expects to develop similar estimates at subsequent year end periods. Management may consider involving independent third party appraisers in this process, but has not yet determined the relative cost versus the benefit of doing so.

    COMPETITION.

    Substantially all of the Company's properties are located in the Kansas
City metropolitan area, except those held in its Iowa investment partnerships. The Kansas City market area is a highly competitive one for real estate and real estate services. The Company's retail properties face increasing competition from newer upscale shopping centers, discount shopping centers, outlet malls, catalogues, discount shopping clubs, and telemarketing. All of the Company's retail properties overlap to some degree with the trade area of other shopping centers. Renovations and expansions at existing competing centers as well as the development of new centers in the Company's market area could negatively affect revenues of the Company.

    The Company's office building properties compete for tenants principally with office buildings in the same general geographic location. In many areas where the Company's office buildings are located, there have been new office buildings built and planned office building construction which have and will continue to increase the supply of rentable office space, potentially placing downward pressure on market rental rates.

    With respect to its apartment properties, there are numerous other apartment properties within the market area of each of the Company's properties which could have a material effect on the rental rates charged at the properties, as well as the Company's ability to rent its apartment properties.

    JCN competes directly with developers and other buyers with respect to the acquisition of development sites for retail, office, and apartment development and for financing sources.

    With respect to all of its real estate operations, the Company competes for tenants and property acquisitions with others who may have greater resources than the Company and whose management may have more experience in operating and acquiring properties than the Company's management.

    REGULATION AND LEGISLATION.

    Federal, state, and local statutes and regulations relating to environmental protection have not had a material impact on the businesses of JCN. However, existing properties and future development of other opportunities by JCN may require additional capital and other expenditures in order to comply with such statutes and regulations. It is impossible at this time to predict with any certainty the magnitude of any such expenditures or the long range affect, if any, on JCN's operations. JCN is currently not aware of any material violation of any applicable environmental statute or regulation with respect to any of its properties owned, managed, or held for development.

    The federal government and the states in which JCN operates have adopted handicapped facilities and energy laws and regulations impacting the use and development of real estate. These laws and regulations may operate to reduce the number, attractiveness, and investment potential of properties and developments available to JCN. JCN has reviewed the properties it owns or in which it has an interest to determine the extent and amount of capital expenditures necessary to comply with the aforementioned laws and regulations. These expenditures will be incurred by the Company over the course of the next several years as modifications to such properties are undertaken. The expenditures to be incurred by the Company as a result of such modifications are not expected to be material in any single year.

    GENERAL CONDITIONS.

    General economic conditions and trends, including interest rates, inflation, availability of credit, real estate trends, construction costs, income tax laws, governmental regulations and legislation, increases or decreases in operating expenses, zoning laws, population trends, and the ability of JCN to attract tenants and purchasers for its properties, among other factors, will affect JCN's success.

    Generally, JCN's business and that of the industry is not seasonal in nature.

    RELIANCE ON CUSTOMERS OR TENANTS.

    None of JCN's business segments depends upon a sole customer or tenant or a few customers or tenants, the loss of which would materially adversely effect the business or financial condition of JCN. No single customer or tenant accounts for 5% or more of the consolidated revenues of JCN.

    EMPLOYEES.

    JCN and consolidated subsidiaries directly employed 320 full or part-time employees as of December 31, 1995. Overall, management believes JCN has good employee relations.

    STOCK SPLIT.

    On May 29, 1996, the shareholders of JCN approved a resolution to amend the Articles of Incorporation of JCN to increase from 225,000 to 10,000,000 the number of shares of common stock authorized for issuance by the Company and to decrease the par value per share of common stock from $20.00 to $.01. Additionally, the Board of Directors of JCN approved, in conjunction with such increase in the authorized number of shares and decrease in the par value, an 80-for-1 stock split of the Company's common stock for all issued and outstanding shares not then held in the Company's treasury. The Company currently has 4,852,400 shares of common stock outstanding.

    The increase in the number of shares authorized, decrease in par value, and stock split described above had offsetting effects on the shareholders' equity section of JCN's consolidated balance sheet. The common stock, par value line of the shareholders' equity section of JCN's consolidated balance sheet decreased from $4,500,000 to $100,000, with an offsetting increase in the additional paid in capital line of the consolidated balance sheet from $2,679,000 to $7,079,000.

    Unless otherwise indicated in this Form 10, all references to per share data shall be on a post-stock split basis.

ITEM 2.   FINANCIAL INFORMATION


The following table contains certain selected historical consolidated financial information and is supplemented by the more detailed Consolidated Financial Statements and Notes presented elsewhere in this Registration Statement on Form 10. The selected consolidated financial information has been derived from the Company's audited consolidated financial statements for each of the five consecutive years ended December 31, 1995, and from the Company's unaudited consolidated financial statements for the nine months ended September 30, 1996 and 1995. The information below should be read in conjunction with the Consolidated Financial Statements and Notes thereto and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Registration Statement on Form 10.


                         SELECTED FINANCIAL INFORMATION
                    (in thousands, except per share amounts)


                                       AS OF SEPTEMBER 30,                      AS OF DECEMBER 31,
                                       -------------------                      ------------------
                                        1996         1995        1995        1994        1993        1992        1991
                                        ----         ----        ----        ----        ----        ----        ----
     BALANCE SHEET DATA:
     -------------------
Total properties                        $222,530    $233,801   $229,524    $244,105    $239,008    $258,785     $271,053
Total assets                             321,996     364,017    328,695     350,302     362,112     410,897      406,994
Mortgage indebtedness                    311,035     333,733    326,349     339,881     327,354     400,539      381,784
Treasury stock                           117,427      13,872    117,427      14,582      23,058      22,306       16,139
Total stockholders' equity (deficit)     (30,704)    (15,873)   (36,725)    (25,821)    (31,568)    (29,526)     (25,109)



                                           NINE MONTHS
                                        ENDED SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                        -------------------                     -----------------------
                                        1996         1995        1995        1994        1993        1992        1991
                                        ----         ----        ----        ----        ----        ----        ----

     OPERATING DATA:
     ---------------
Sales and revenues                      $108,215    $ 72,822   $ 99,305    $ 94,213    $ 96,204    $112,554      $108,896
S,G & O expenses                          34,439      36,741     46,118      43,203      44,615      46,769        46,418
Interest expense                          17,572      21,345     27,696      27,049      26,693      33,832        34,699
Income (loss) before income taxes
     and extraordinary gain and
     cumulative effect of change in
     accounting principle                 41,559        (294)   (16,498)    (44,698)         26      5,483         (3,033)
Net income (loss)                         25,959        (324)   (10,752)    (14,534)        510      3,663          1,961


     PER SHARE DATA:
     ---------------
Income (loss) before extraordinary
     gain and cumulative effect of
     change in accounting principle       $5.31       $(.02)      $(.74)     $(2.89)       $.04       $.25          $(.13)
Net income (loss)                          5.31        (.02)       (.74)       (.96)        .04        .25           (.13)
Dividends                                     0            0          0         .13         .13        .13            .13
Weighted average common shares
     outstanding (in thousands)           4,884       15,850     14,469      15,136      14,408     14,574         15,168

As part of the settlement resulting from the 1995 litigation (which is described in Item 8 below), the Company received from the Bowser Partnership 125,242 shares ( pre-split) and became obligated to convey 8,500 shares (680,000 shares post-split) of the Company's common stock and $2.0 million cash to the ESOT or to beneficiaries of the ESOT. The receipt by the Company of shares from the Bowser Partnership, which was reflected in the Company's consolidated financial statements in November 1995, significantly reduced the weighted average common shares outstanding for the year ended December 31, 1995 and subsequent periods. The conveyance to the ESOT has not occurred and will not occur until certain related issues are addressed by the Internal Revenue Service (the "IRS"). Conveyance of the 680,000 shares of the Company's common stock will result in a decrease in stockholders' deficit of $11.1 million, which, together with the $2.0 million cash contribution to be made, have already been reflected as expenses in the Company's 1995 consolidated statement of operations and as liabilities in the Company's 1995 consolidated balance sheet. The following table provides pro-forma data for the nine months ended September 30, 1996, and the year ended December 31, 1995, had the conveyance occurred on December 31, 1995:


                        PRO FORMA FOR CONVEYANCE TO ESOT
                        --------------------------------

                                        NINE MONTHS              YEAR ENDED
                                   ENDED SEPTEMBER 30, 1996   DECEMBER 31, 1995
                                   ------------------------   -----------------
Weighted average common shares
  outstanding (in thousands)              5,564                     14,469

Net income (loss) (in thousands)         $25,959                   $(10,752)

Net income (loss) per share               $4.67                      $(.74)



                                            AS OF                   AS OF
                                      SEPTEMBER 30, 1996      DECEMBER 31, 1995
                                      ------------------      -----------------
Total stockholders' equity (deficit)       $(19,654)              $(25,675)
  (in thousands)


See Item 9, "Market Price Of and Dividends on the Registrant's Common Equity and Related Stockholder Matters" for additional Information on the outstanding shares of the Company's common stock.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

OVERVIEW.

          The Company's operating results depend primarily upon income from the rental of its retail, office, industrial, and residential properties. This income is substantially influenced by the demand for the Company's rental space in the Kansas City metropolitan area and, to a lesser degree, the Des Moines, Iowa metropolitan area. The ability of the Company to increase its rental income is dependent upon its ability to increase either or both of its occupancy rates and rental rates, control expenses on its existing properties, and to acquire or develop additional rental properties.

          The Company's operating results are also dependent on the demand for lots in its residential subdivisions. Demand for these lots is influenced by a number of factors, including population growth in the Kansas City metropolitan area, availability of existing housing stock, interest rates, tax rates, and the number and financial health of home builders in the area.

          The Company's primary markets in the Midwest have continued to offer strong and stable local economies. Management believes this will continue and the markets will offer attractive new acquisition and development opportunities because of their central location, established business and industrial base, skilled work force, and moderate labor cost.

          In 1995, the occupancy rate for the Company's retail properties was 97%, 92% for its Plaza office properties and 83% for its suburban office properties (the lower percentage being due principally to one vacant property), 96% for its industrial properties, and 96% for its multi-family residential properties.


          Prior to 1995, the Company typically declared and paid an annual cash dividend of $10.00 on each share of its common stock ($.125 per share post-split). No dividend was declared or paid on common stock in 1995 or during the first nine months of 1996.

                            RESULTS OF OPERATIONS

          Following is a summary of the Company's sales and revenues and costs and expenses for the three years ended December 31, 1995 and the nine months ended September 30, 1996 and 1995.



                                                      SALES AND REVENUES ($000)
                                   -------------------------------------------------------
                                      NINE MONTHS
                                   ENDED SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                   -------------------         ---------------------------
                                     1996         1995         1995        1994       1993
                                     ----         ----         ----        ----       ----
Rents                               $60,938      $59,196      $79,818     $74,973    $73,662

Property sales                        5,392        4,163        6,047      10,694      6,094

Commissions and fees                  1,015        1,016        1,459       1,862      2,483

Dividends and interest                3,165        3,026        4,806       4,053      5,989

Gains on sale of investments and
other assets                         33,079        4,682        5,711         727      6,268

Other                                 4,626          739        1,464       1,904        396(1)
                                    -------      -------      -------     -------    -------

     Total sales and revenues      $108,215      $72,822      $99,305     $94,213    $94,892
                                   --------      -------      -------     -------    -------
                                    -------      -------      -------     -------    -------



                                                     COSTS AND EXPENSES ($000)
                                     -----------------------------------------------------
                                       NINE MONTHS
                                     ENDED SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                     -------------------       ---------------------------
                                     1996         1995         1995        1994       1993
                                     ----         ----         ----        ----       ----
Selling, general, and operating     $34,439      $36,741      $46,118     $43,203    $44,115(2)
expenses

Cost of property sales                4,423        2,535        3,944       8,822      5,566

Interest                             17,572       21,345       27,696      27,049     26,693

Depreciation and amortization        10,222       10,708       14,355      18,488     12,855(2)

ESOT contribution                       -          1,787        1,787         -          -

Valuation allowances                    -            -          2,350      39,699        -

Litigation settlement                   -            -         19,553         -          -

Net operations of property subject
  to debt extinguishment                -            -            -         1,650      5,637
                                    --------     --------    --------    --------    -------
     Total costs and expenses       $66,656      $73,116     $115,803    $138,911    $94,866
                                    --------     --------    --------    --------    -------
                                    --------     --------    --------    --------    -------


(1) Certain amounts in the "Other" line item for 1993 have been reclassified to be consistent with the 1995 and 1994 presentation.

(2) Reflects a reclassification of $500,000 from "Selling, general, and operating expenses" to "Depreciation and amortization" to be consistent with the 1995 and 1994 presentation.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 TO NINE MONTHS ENDED SEPTEMBER 30, 1995



SUMMARY. Net income increased by $26.3 million from a loss of $324,000 for the nine months ended September 30, 1995 to $26.0 million for the nine months ended September 30, 1996, primarily as a result of the gains from disposition of the Company's marketable equity securities portfolio.


RENTS. Rental income increased by $1.7 million (2.9%) to $60.9 million for the nine months ended September 30, 1996. This increase occurred even though one of the Company's larger office buildings was substantially vacant during the nine months ended September 30, 1996 while the Company made significant tenant improvements for a new tenant that is now leasing all of the vacant space. This vacancy resulted in a $1.6 million reduction in rental income for the nine months ended September 30, 1996, compared to the nine months ended September 30, 1995. During the nine months ended September 30, 1996, the Company collected approximately $1.0 million in rents from apartment properties obtained pursuant to the Settlement Agreement. The remainder of the $2.3 million increase over the nine months ended September 30, 1995 is due primarily to $500,000 of certain nonrecurring items and $1.8 million in improved rents on the Company's office, retail, and apartment properties.



PROPERTY SALES. Property sales primarily represent sales of residential lots in subdivisions developed by the Company, sales of condominiums in the Alameda Towers project, and sales of villas in the Corinth Place Villas project. Property sales increased by $1.2 million (29.5%) to $5.4 million for the nine months ended September 30, 1996 and included lot sales of $1.7 million, condominium sales of $2.9 million, and villa sales of approximately $800,000. Property sales of $4.2 million for the nine months ended September 30, 1995 included $2.6 million of lot sales and condominium sales of $1.6 million.



DIVIDENDS AND INTEREST. Dividends are received on marketable equity securities held by the Company for investment purposes. Interest income is received on the Company's cash balances held in banks and on notes receivable. Interest income fluctuates with interest rates, the level of the Company's excess cash, and the level of notes receivable. Despite the sale by the Company of its entire portfolio of marketable equity securities, the amount of dividends and interest received by the Company in the nine-month period ended September 30, 1996 increased over the nine-month period ended September 30, 1995 because the proceeds from such sales were invested in interest-earning assets.


GAINS ON SALES OF INVESTMENTS AND OTHER ASSETS. Gains on sales of investments and other assets represent gains associated with the sales of revenue producing properties, property held for future development, marketable equity securities, and other assets used in the business. The magnitude of these gains fluctuates with the volume of asset dispositions and the magnitude of the difference between sales proceeds and carrying value. In early 1996, the Company liquidated for $38.6 million its entire investment in marketable equity securities held at December 31, 1995, recognizing a pre-tax gain of approximately $33.0 million.


OTHER. Other includes equity in earnings (losses) of unconsolidated affiliates and other miscellaneous revenues. Other increased by $3.9 million for the nine months ended September 30, 1996 to $4.6 million principally due to benefits received by the Company from the resolution of certain claims. During the nine months ended September 30, 1996, the Company has resolved certain claims by the Company that have resulted in the Company recognizing approximately $3.2 million in other income. As a part of such resolution, the Company has agreed to and is exposed to certain obligations that may reduce such amount to zero. However, management of the Company does not believe such a material reduction is likely. In addition, the Company recently received approximately $378,000 as a result of a claim it filed in the National Gypsum bankruptcy proceeding now pending in the United States Bankruptcy Court. The Company has received notice that it may receive an additional $800,000 in satisfaction of such claim. The actual amount and date of any such payment is uncertain and therefore will not be recorded until received. See, Item 8, "Legal Proceedings."



SELLING, GENERAL, AND OPERATING EXPENSES. Selling, general, and operating expenses (S,G & O) represent the expenses directly associated with operating the Company's real estate assets and expenses that are considered to be overhead. These expenses decreased by $2.3 million (6.2%) to $34.4 million for the nine months ended September 30, 1996, principally due to a decline of $1.3 million in operating expenses of the discontinued Bay Plaza project and a reduction in legal and professional expenses. S,G & O for the nine months ended September 30, 1995 inlcuded $4.2 million legal and professional fees related to the litigation that resulted in the Settlement Agreement. These reductions were partially offset by additional costs of $1.6 million incurred to secure a new management team and additional operating expenses of $500,000 related to apartment properties obtained in the Settlement Agreement. The remainder of the $1.1 million increase over the nine months ended September 30, 1995 is due primarily to $400,000 of certain nonrecurring items and $700,000 of increased overhead and property operating costs.



COST OF PROPERTY SALES. Cost of property sales represents the Company's cost basis in residential lots, condominium units, and villas sold during the year. The cost of property sales is a function of the number of lots, condominium units, and villas sold and their underlying cost basis. Cost of proeprty sales increased by $1.9 million (74.5%) for the nine months ended September 30, 1996 from $2.5 million to $4.4 million. Of this $1.9 million increase, the cost of condominium sales increased by $1.7 million, the cost of lots sold decreased by approximately $600,000, and the cost of villas sales increased by approximately $800,000. The gross margin percentage on lot sales was 37% for the nine months ended September 30, 1996, as compared to 35% for the nine months ended September 30, 1995. The gross margin percentages on condominium sales was 11% for the nine months ended September 30, 1996, as compared to 47% for the nine months ended September 30, 1995. The decrease in gross margin percentage on condominium sales for the nine months ended September 30, 1996 resulted from the Company incurring greater finishing costs on condominium sales in the nine months ended September 30, 1996 than in the nine months ended September 30, 1995. The gross margin percentage on villas sales in 1996 was less than 1%.

INTEREST EXPENSE. Fluctuations in interest expense occur due to the level of the Company's interest bearing indebtedness and the effect changes in interest rates have on the Company's variable rate indebtedness. Interest expense declined by $3.8 million (17.7%) to $17.6 million for the nine months ended September 30, 1996. The primary reason for this decline is a decrease of approximately $1.3 million related to a mortgage note that was restructured as discussed in Note 9 to the Company's 1995 consolidated financial statements and the payoff of certain notes and mortgages during the nine months ended September 30, 1996.



DEPRECIATION AND AMORTIZATION. Depreciation of the Company's revenue producing properties is computed using the straight-line method over the estimated useful lives of the assets, generally seven to thirty-one years. Depreciation expense fluctuates to some degree as properties are bought and sold. In addition, certain financing charges and certain lease related costs are amortized over the term of the associated loan or lease as applicable. The Company experienced no significant change in depreciation and amortization for the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995.



EMPLOYEE STOCK OWNERSHIP TRUST CONTRIBUTION. The Company maintains an ESOT to which it has the right to make annual contributions in amounts determined by the Board of Directors. The Company made no contributions during the first nine months of 1996.


COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994


SUMMARY. The net loss from continuing operations, before extraordinary items, decreased by $32.9 million from $43.7 million to $10.8 million principally due to increased rental income and gains on sale of investments and other assets, decreased depreciation and amortization expense, and decreased valuation allowances. These reductions to the net loss from continuing operations, before extraordinary items were partially offset by increased selling, general, and operating expenses and litigation settlement expenses.


RENTS. Rental income increased by $4.8 million (6.5%) to $79.8 million in 1995 due principally to increases in the occupancy and rental rates for the Company's retail properties and increased rental income of approximately $2.2 million associated with having a full year of operations in 1995 for an office property that was acquired in late 1994. Retail occupancy increased from 88% in 1994 to 97% in 1995, while office occupancy rates declined slightly to 89% in 1995 from 90% in 1994. The Company's rental income from apartments increased by 5.1% in 1995 to $18.6 million from $17.7 million in 1994. Contingent rental income, or percentage rents, remained flat from 1995 to 1994 at approximately $4.2 million.

PROPERTY SALES. Property sales decreased by $4.7 million (43.5%) to $6.0 million in 1995. Property sales of $6.0 million in 1995 included lot sales of $3.5 million and condominium sales of $2.5 million. Property sales of $10.7 million in 1994 included lot sales of $4.6 million, condominium sales of $5.6 million, and villa sales of approximately $500,000.

SELLING, GENERAL, AND OPERATING EXPENSES. Selling, general, and operating expenses (S, G & O) increased by $2.9 million (6.7%) from $43.2 million in 1994 to $46.1 million in 1995 due principally to a refund of property taxes of approximately $800,000 received in 1994 and credited against S, G & O, legal and professional fees of approximately $500,000 incurred in 1995 during the transition of management and the board of directors, and additional operating expenses associated with the growth in the portfolio of revenue producing properties.

COST OF PROPERTY SALES. Cost of property sales decreased by $4.9 million (55.3%) from $8.8 million in 1994 to $3.9 million in 1995. Of this $4.9 million decrease, the cost of condominium sales decreased by $3.4 million, the cost of lots sold decreased by approximately $800,000, and the cost of villa sales decreased by approximately $700,000. The gross margin percentage on lot sales was 33% in 1995 as compared to 31% in 1994. The gross margin percentage on condominium sales was 37% in 1995 as compared to 11% in 1994. The increase in gross margin percentage on condominium sales in 1995 resulted from the Company incurring less finishing cost on condominium sales in 1995 than in 1994.


DEPRECIATION AND AMORTIZATION. In 1995, depreciation and amortization declined by $4.1 million (22.4%) to $14.4 million principally due to a special one time expense in 1994. Until 1994, the Company amortized tenant improvements over their financial reporting or tax lives. In 1994, the Company changed its depreciation of tenant improvements to correspond with the terms of the individual leases. This change in amortization resulted in a more conservative accounting treatment and an increase of approximately $4.O million in depreciation expense during 1994.


EMPLOYEE STOCK OWNERSHIP TRUST CONTRIBUTION. In 1995, the Company contributed 1,375 shares (or 110,000 post-split shares) of the Company's common stock valued at $1.8 million to the ESOT. The Company made no contributions to the ESOT during 1994.

VALUATION ALLOWANCES. The Company's assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset is in excess of its net realizable value. If the carrying value of an asset is determined, in the opinion of management, to be in excess of its net realizable value, a charge to expense is recognized in the form of a valuation allowance.


          In 1994, the Company recorded a charge of $39.7 million resulting from valuation allowances, principally due to a reduction in carrying value of $23.8 million on the Company's Bay Plaza project, $6.0 million on various notes and accounts receivable of the Company, and $4.6 million on the Company's Alameda Towers condominium project. The Company recorded a charge of $2.3 million in valuation allowances in 1995 principally due to further reductions in carrying value of the Bay Plaza project and various notes and accounts receivable not related to Bay Plaza. See note 5 in the Company's 1995 consolidated financial statements.



          The Company's development activities on the Bay Plaza Project have ceased and, after further review by management, its carrying value net of liabilities was reduced to zero at December 31, 1995. The Company plans to dispose of all Bay Plaza properties as soon as practical. The various notes and accounts receivable for which the Company's carrying value was reduced were related principally to business activities in which the Company is no longer actively involved. The 1994 valuation allowance related to the Company's Alameda Towers condominium project reflects the write-off of the costs associated with Phase II of the project, which has been postponed indefinitely.



LITIGATION SETTLEMENT. In 1995, the Company recorded a one time charge of $19.6 million as "Litigation Settlement" in its consolidated statement of operations as a result of the Settlement Agreement. The circumstances leading to and the impact of the Settlement Agreement are described in Item 8, LEGAL PROCEEDINGS below and in Note 16 "Litigation and Settlements"of the Company's 1995 consolidated financial statements.


NET OPERATIONS OF PROPERTY SUBJECT TO DEBT EXTINGUISHMENT. On February 22, 1994, a lender foreclosed on a hotel owned by a venture in which the Company owned a 99% interest. Because of the non-recourse nature of the debt, the Company was released from its obligations and, as a result, recognized a gain in 1994 of approximately $29.1 million. See "Extraordinary item" below. Operating expenses relating to the hotel property of $1.7 million in 1994 were reclassified and included in the Company's consolidated statement of operations as "Net operations of property subject to debt extinguishment."

EXTRAORDINARY ITEM. The company recorded an extraordinary item gain of $29.1 million in 1994. This gain stemmed from a lender's foreclosure on non-recourse debt secured by a hotel property owned by Kantel L.P., a 99%-owned joint venture (the "Venture") of the Company and an affiliate of the Ritz-Carlton Hotel Company ("Ritz").

          In 1989, the Company borrowed $70.0 million on a non-recourse basis using the assets of the hotel as collateral. The hotel did not meet expected operating results or cash flows, and the Venture was unable to meet its obligations under the debt and lease agreements.

          On February 22, 1994, the lender foreclosed on the hotel, and the Company was released from its obligations under the non-recourse debt. In addition to being released from obligations for the principal balance, interest payable aggregating $14.1 million had been accrued and was included in the release. As a result of this release, the Company recognized, as an extraordinary item, a gain of approximately $29.1 million on extinguishment of debt ($38.3 million net of $9.2 million of income taxes).

COMPARISON OF YEAR ENDED DECEMBER 31, 1994 TO YEAR ENDED DECEMBER 31, 1993


SUMMARY. The net loss from continuing operations, before extraordinary item, of $43.7 million in 1994 as compared to the net income from continuing operations, before extraordinary item, of $510,000 in 1993 is primarily the result of increased depreciation and amortization expense and valuation allowances, and decreased gains on sales of investments and other assets.


RENTS. Rental income increased by $1.3 million (1.8%) in 1994 to $75.0 million due to improved base rents in both the retail and office divisions and an increase in contingent rental income to $4.2 million from $3.9 million (7.7%). Despite the sale of two apartment complexes that resulted in a rental income reduction of $700,000 in 1994, apartment rental income only declined to $17.7 million in 1994 from $17.8 million in 1993.

PROPERTY SALES. In 1994, total property sales increased by $4.6 million (75.5%) to $10.7 million, including lot sales of $4.6 million, condominium sales of $5.6 million, and villa sales of approximately $500,000. Property sales of $6.1 million in 1993 included lot sales of $3.4 million, condominium sales of $2.6 million, and villa sales of approximately $80,000.

SELLING, GENERAL, AND OPERATING EXPENSES. Selling, general, and operating expenses (S, G & O) decreased by $912,000 from $44.1 million in 1993 to $43.2 million in 1994 due principally to a refund of property taxes of approximately $800,000 which was received in 1994 and credited against S, G & O.

COST OF PROPERTY SALES. Cost of property sales increased by $3.2 million (58.5%) in 1994 from $5.6 million to $8.8 million. Of this $3.2 million increase, the Company's cost of condominium sales increased by $2.0 million, its cost of lots sold increased by $600,000, and its cost of villa sales increased by approximately $600,000. The gross margin percentage on lot sales was 31% in 1994 as compared to 28% in 1993. The increase in gross margin percentage on lot sales in 1994 resulted from a change in sales mix, as 1994 sales contained a larger percentage of sales from higher margin subdivisions. The gross margin percentage on condominium sales was 11% in 1994 as compared to (16%) in 1993. The increase in gross margin percentage on condominium sales in 1994 resulted from the Company incurring less finishing costs on condominium sales in 1994 than in 1993.

DEPRECIATION AND AMORTIZATION. In 1994, depreciation and amortization increased by $5.6 million (43.8%) to $18.5 million principally due to a special one time charge in 1994. Until 1994, the Company amortized tenant improvements over their financial reporting or tax lives. In 1994, the Company changed its depreciation of tenant improvements to correspond with the terms of the individual leases. This change in amortization resulted in a more conservative accounting treatment and an increase of approximately
$4.0 Million in depreciation expense during 1994.


VALUATION ALLOWANCES. In 1994, the Company recorded a charge of $39.7 million related to valuation allowances, principally due to a reduction in carrying value of $23.8 million recognized on the Company's Bay Plaza project, $6.0 million on various notes and accounts receivable of the Company, and $4.6 million on the Company's Alameda Towers condominium project. There were no valuation allowances recorded in 1993.

NET OPERATIONS OF PROPERTY SUBJECT TO DEBT EXTINGUISHMENT. On February 22, 1994, a lender foreclosed on a hotel owned by a venture in which the Company owned a 99% interest. Because of the non-recourse nature of the debt, the Company was released from its obligations and recognized a gain in 1994 of approximately $38.3 million. See "Extraordinary item" above. Operating expenses relating to the hotel property of $1.7 million in 1994 and $5.6 million in 1993 were reclassified and are included as "Net operations of property subject to debt extinguishment."

                         LIQUIDITY AND CAPITAL RESOURCES


          Net cash provided by operating activities, permanent mortgage financing, and short term notes payable to banks represent the Company's primary sources of liquidity to fund recurring capital costs associated with renovating and renewing leases of the Company's properties, payments on the Company's outstanding indebtedness, and distributions to shareholders. In January 1996, the Company replaced its previous lines of credit with a $10 million unsecured line of credit bearing interest at the prime rate. At September 30, 1996, there were no outstanding borrowings on this line of credit.


          Management anticipates that cash generated before debt payments and capital expenditures, together with the bank line of credit, will provide adequate liquidity to conduct the Company's operations, fund its recurring capital costs and interest expense, and permit normal amortization payments on outstanding indebtedness.

          In addition to recurring capital expenditures, management estimated at the end of 1995 that the Company should plan to expend approximately $15 million for "deferred maintenance" items over the next five years in order to maintain and restore the Company's properties to the condition and quality standards established by management.


          At September 30, 1996, the total of the Company's consolidated interest bearing debt was $313.0 million. Such amount, with certain exceptions discussed below, bears interest at rates ranging from 3.8% to 10.5%. Of the Company's consolidated debt at that date, $2.0 million was a note payable to the ESOT and $311.0 million was mortgage indebtedness. Approximately $266.7 million of the Company's $311.0 million of mortgage indebtedness at September 30, 1996, was non-recourse to the Company. By including the Company's percentage interest in the indebtedness of unconsolidated subsidiaries and excluding the minority interest percentage in the indebtedness of consolidated subsidiaries of the Company, the interest-bearing debt of the Company at September 30, 1996 would be $317.4 million.



          Of the Company's $313.0 million in consolidated debt at September 30, 1996, approximately $220.1 million accrued interest at fixed rates and $92.9 million was floating rate debt of various types. Interest expense of the Company in future periods may be expected to fluctuate with short term interest rates.



          As discussed in Note 9 to the Company's 1995 consolidated financial statements, the Company has restructured two debt agreements. At September 30, 1996, the Company has classified as mortgage indebtedness approximately $11.0 million in debt that will be forgiven if the Company complies with certain conditions established by the lenders. This treatment is in compliance with Generally Accepted Accounting Principles (GAAP) as the sum of the future undiscounted debt service payments exceeded the face value of the debt obligations at the time of the restructurings. The $11.0 million in forgiven debt will be amortized into income over the life of the mortgages through monthly credits to interest expense. This amortization reduces the effective rate to the Company on restructured debt to approximately 3% for financial statement purposes.



          Also, as discussed in Note 9 to the Company's 1995 consolidated financial statements, certain agreements to which the Company is a party provide for a 50% sharing of positive and negative cash flows from operations and certain capital expenditures. Interest expense recognized for such sharing arrangements was $479,000 and $709,000 for 1995 and 1994, respectively, and was $685,000 for the nine months ended September 30, 1996. In addition, at September 30, 1996, mortgage indebtedness includes a non-interest bearing preference item of $4.0 million related to these agreements. The Company's liability is contingent upon certain conditions being met upon the sale or refinancing of the mortgaged properties.



          At December 31, 1995, the Company's consolidated interest bearing debt of $332.0 million was equal to approximately 67% of management's estimated value of the Company's real estate assets as of that date. Through September 30, 1996, consolidated interest bearing debt has been reduced to $313.0 million. Management intends, over a substantial period of time, to continue to reduce the amount of indebtedness in relation to the fair value of its existing real estate assets to approximately 50%.



          On September 30, 1996, the ESOT held 825,280 shares of the Company's common stock. As a part of the Settlement Agreement referred to in
Item 8 below, the Company has committed to convey from its treasury an additional 680,000 shares (8,500 shares pre-split) of its common stock to the ESOT. Until such time as shares distributed by the ESOT to its beneficiaries can be readily traded on an established securities market, the Company is obligated to repurchase such shares for a specified period of time at a price determined by a qualified appraiser. The most recent appraisal of the common stock held by the ESOT was made as of December 31, 1995, and established a price of $28.75 per share.



          An unusually large percentage of ESOT beneficiaries may have the right to receive a distribution of their interest in the ESOT over a two year period beginning in 1996. Such beneficiaries currently have a right to request that their interest be distributed in cash. The ESOT does not have sufficient cash to satisfy all such potential requests. The Company has agreed to loan to the ESOT up to $2.4 million to permit the ESOT to meet its 1996 obligations without selling shares of the common stock of the Company now held by the ESOT. The Company may have to loan additional funds to the ESOT in future years. For instance, if the common stock of the Company is not readily tradable on an established securities market, the ESOT's 1997 obligation could be $2.9 million. ESOT obligations in 1998, 1999, and 2000 are estimated to be $5.1 million, $3.2 million, and $3.2 million, respectively. All such loans are unsecured and are non-interest bearing. The Company expects such loans to be repaid in full.



          Management is taking actions, including the filing of this Registration Statement, to attempt to develop a liquid market for shares of the Company's common stock. However, it can give no assurance that such a market will develop. In as many as the absence of a liquid market, the Company's obligation to repurchase approximately 1.5 million shares of its common stock that may in the future be distributed to beneficiaries of the ESOT could constrain the Company's liquidity. Given expected retirement trends, management expects it can meet anticipated stock repurchase requirements with funds generated from operations or additional borrowings.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 TO NINE MONTHS ENDED SEPTEMBER 30, 1995.



Net cash provided by operating activities increased by approximately $10.8 million to $26.6 million for the nine months ended September 30, 1996. The primary reasons for such increase are discussed above under "Results of Operations."



Net cash flows from investing activities increased by $17.4 million to a net amount of $4.8 million for the nine months ended September 30, 1996. This increase in net cash provided by investing activities was due primarily to the liquidation of the Company's marketable equity securities portfolio, which was partially offset by the Company's purchase of temporary investments.



Net cash used by financing activities increased by $9.4 million to $17.2 million for the nine months ended September 30, 1996. The principal use of cash for financing activities for the nine months ended September 30, 1996 and 1995 was for payments on mortgage and notes payable indebtedness of $23.5 million and $18.0 million, respectively. This use of cash was offset by $6.3 million of proceeds from new mortgage indebtedness for the nine months ended September 30, 1996. Of the $23.5 million in payments on mortgage and notes payable indebtedness during the nine months ended September 30, 1996, approximately $16.6 million represents pay-off or significant pay-down of indebtedness outside of normal principal amortization.


COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994

    Net cash provided by operating activities increased by $16.7 million to $22.0 million in 1995. The primary reasons for such increase are discussed above under "Results of Operations." Additionally, the timing of income tax payments and refunds relating to the Company's $38 million extraordinary gain on extinguishment of debt and nonrecurring losses, made net cash provided by operating activities higher in 1995 as compared to 1994.

    Net cash used in investing activities increased by approximately $1.5 million in 1995 to $1.7 million, which amount was principally a result of issuing an additional $6.2 million of notes receivable, investing $7.9 million for additions to revenue producing properties, and purchasing $3.0 million of marketable equity securities. These investments were substantially offset by the receipt of $6.9 million of payments on notes receivable, sales of capital assets of $5.3 million, and the maturing of marketable securities of $2.4 million. In 1994, the Company's net cash used in investing activities of approximately $230,000 was principally a result of issuing an additional $19.5 million of notes receivable and investing $11.9 million for additions to revenue producing properties. These investments were substantially offset by the receipt of $18.9 million of payments on notes receivable, sales of capital assets of $4.0 million, and a decrease of $7.9 million in the Company's temporary investments.

    Net cash used by financing activities increased by approximately $5.8 million in 1995 to $27.3 million. The principal use of cash in financing activities in 1995 and 1994 was a net reduction of mortgage and notes payable indebtedness of $22.8 million and $18.7 million, respectively.

COMPARISON OF YEAR ENDED DECEMBER 31, 1994 TO YEAR ENDED DECEMBER 31, 1993

    Net cash provided by operating activities decreased by $13.4 million to $5.3 million in 1994. The primary reasons for such decrease are discussed above under "Results of Operations." Additionally, the timing of income tax payments and refunds relating to the Company's $38 million extraordinary gain on extinguishment of debt and nonrecurring losses, made net cash provided by operating activities lower in 1994 as compared to 1993.

    Net cash used in investing activities decreased by $16.6 million in 1994 to approximately $230,000, which amount was principally a result of issuing an additional $19.5 million of notes receivable and investing

$11.9 million for additions to revenue producing properties. These investments were substantially offset by the receipt of $18.9 million of payments on notes receivable, sales of capital assets of $4.0 million, and a decrease of $7.9 million in the Company's temporary investments. In 1993, the Company's net cash used in investing activities of $16.8 million was principally a result of issuing an additional $10.2 million of notes receivable, investing $7.0 million for additions to revenue producing properties, investing $6.6 million in unconsolidated affiliates, and investing an additional $12.3 million in temporary investments. These expenditures were partially offset by receipt of $14.0 million of payments on notes receivable and the receipt of $5.5 million from sales of capital assets.

    Net cash used by financing activities increased by approximately $20.5 million in 1994 to $21.4 million. In 1994, the net reduction of mortgages and notes payable indebtedness was $18.7 million. In 1993, the net addition of mortgages and notes payable indebtedness was $1.6 million.

           EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION


    It is management's intent, as described in Item 1 "Business--Business Strategy," to apply the majority of the Company's operating cash flows to reduce indebtedness and to improve and increase the Company's portfolio of revenue producing properties. The Company is organized as a "Subchapter C" corporation and as such pays income taxes on its taxable income and is generally not subject to distribution requirements based on net income. Management believes that the Company's core operations are best measured by its earnings before interest and dividend income, interest expense, income taxes, depreciation and amortization, gains or losses from debt restructuring and sales of assets, and valuation allowances, and after adjustments needed to similarly convert the earnings of minority interests and unconsolidated partnerships. Earnings, as so computed, are referred to herein as "EBITDA". This is a supplemental performance measure used along with net income to report operating results. EBITDA is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund operating needs and should not be considered as an alternative to cash flow as a measure of liquidity. However, the Company believes that EBITDA provides relevant information about its operations and, along with net earnings (loss), facilitates understanding of its operating results. The EBITDA and EBITDA, as adjusted, set forth below may not be comparable to other real estate companies, as each real estate company may define differently such terms.

    Following is a summary of the Company's EBITDA for the three years ended December 31, 1995, 1994, and 1993, and the nine months ended September 30, 1996 and 1995:


                                        EBITDA
                                        $(000)



                                                              Nine Months
                                                           ENDED SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                           -------------------          -----------------------
                                                            1996         1995        1995         1994         1993
                                                            ----         ----        ----         ----         ----
Net income (loss)                                        $25,959       $(324)    $(10,752)    $(14,534)         $510

ADJUSTMENTS TO RECONCILE NET
INCOME (LOSS) TO EBITDA:


Interest and dividend income                             (3,165)      (3,026)      (4,806)      (4,053)      (5,989)

Interest expense                                          17,572       21,345       27,696       27,049       26,693

Income tax expense (benefit)                              15,600           30      (5,746)      (1,028)        (484)

Depreciation and amortization                             10,222       10,708       14,355       18,488       12,855

Net operations of property subject
to debt extinguishment                                      -            -            -           1,650        5,637

Gain on extinguishment of debt, net of income taxes         -            -           -         (29,136)         -

Gain on investments and other assets                    (33,079)      (4,682)      (5,711)        (727)      (6,268)

Valuation allowances                                        -            -           2,350       39,699         -

Minority interest portion of add-backs                   (2,056)      (2,281)      (3,081)      (2,296)      (1,968)

Unconsolidated subsidiaries' portion of add-backs          2,912        3,008        3,997        3,892        3,831
                                                       ---------    ---------    ---------    ---------    ---------

EBITDA                                                 $  33,965    $  24,778    $  18,302    $  39,004    $  34,817
                                                       ---------    ---------    ---------    ---------    ---------
                                                       ---------    ---------    ---------    ---------    ---------



    Because of the number and size of non-recurring transactions included in the Company's consolidated financial statements during the last three years, management believes it is important to also present a reconciliation of the foregoing EBITDA to "adjusted" EBITDA, as described below, which represents EBITDA exclusive of certain non-recurring transactions. Management believes adjusted EBITDA is more representative of the Company's underlying operations.

                                   Adjusted EBITDA
                                        $(000)


                                    Nine Months
                                 ENDED SEPTEMBER 30,   YEAR ENDED DECEMBER 31,
                                 -------------------   -----------------------

                                   1996      1995      1995      1994     1993
                                   ----      ----      ----      ----     ----

EBITDA                          $33,965   $24,778   $18,302   $39,004   $34,817

NON-RECURRING ITEMS:

Income from resolution
 of Claims                      (3,578)      -         -          -         -
Litigation settlement
expense                            -        4,200    19,553       -         -

Costs of securing
new management
(including stock
options)                          1,600       -         -         -         -

Property tax refund, net            -         -         -       (800)       -

ESOT contribution                   -       1,787     1,787       -         -

Other, net                         (25)     (428)      (28)       -         -
                                -------   -------   -------   -------   -------

Adjusted EBITDA                 $31,962   $30,337   $39,614   $38,204   $34,817
                                -------   -------   -------   -------   -------
                                -------   -------   -------   -------   -------



    The above adjusted EBITDA amounts illustrate the Company's EBITDA if certain non-recurring items had been eliminated from the Company's statements of operations. These amounts are not necessarily indicative of future performance. However, management does believe that, when read in conjunction with the Company's consolidated financial statements, they assist the reader in better understanding the Company's underlying business operations. The adjustments made to arrive at adjusted EBITDA are explained as follows:
"Income from resolution of claims" reflects the income to the Company from the resolution of certain claims in 1996. "Litigation settlement expense" reflects the expenses incurred by the Company in connection with the Settlement Agreement. The $4.2 million amount reflected for the nine months ended September 30, 1995 includes legal and other professional fees incurred by the Company that were subsequently reclassified as part of "litigation settlement expense." The $19.6 million amount reflected for the year ended December 31, 1995 includes the expense to the Company of implementation of substantially all of its obligations set forth in the Settlement Agreement and the related legal and other professional expenses. "Costs of securing new management (including stock options)" reflects the expense to the Company in 1996 of obtaining the new members of its senior management. "Property tax refund, net" reflects an $800,000 property tax refund received by the Company in 1994 for excess property taxes paid under protest in prior years on Missouri apartments owned by the Company. "ESOT contribution" reflects the contribution by the Company to the ESOT of 1,375 shares (or 110,000 post-split) of common stock of the Company for the nine months ended September 30, 1995. The value of the contributed shares was established at $1,300 (or $16.25 post-split), determined as the then prevailing market price of a share of common stock of the Company. "Other, net" for the nine months ended September 30, 1996 and 1995, and for the year ended December 31, 1995, reflects the net of other less significant, non-recurring adjustments.

                                ACCOUNTING PRINCIPLES

    Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," was adopted by the Company beginning January 1, 1996. This pronouncement requires that long-lived assets, including real estate projects, and certain identifiable assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment is recognized. Management of the Company does not believe adoption of SFAS No. 121 will have a significant impact on the Company's financial position or results of operations.

    Also, SFAS No. 123, "Accounting for Stock-Based Compensation," will require pro forma disclosures in 1996 of net income and earnings per share as if the accounting method based on the estimated fair value of employee stock options had been adopted. The Company has not decided if the optional accounting treatment allowed by SFAS No. 123 will be adopted.




    ITEM 3.   PROPERTIES


    Management has estimated the market value of the Company's real estate holdings, including the properties itemized below, to be approximately $494.4 million as of December 31, 1995 (including the Company's percentage interest in the real estate holdings of consolidated and unconsolidated subsidiaries, but exclusive of any related liabilities or potential liquidation costs). The estimated value of the Company's wholly-owned real estate holdings and the Company's percentage interest in real estate holdings of consolidated subsidiaries was determined to be approximately $451.0 million at December 31, 1995. The carrying value of such holdings was $207.6 million at December 31, 1995. The estimated value of the Company's percentage interest in real estate holdings of unconsolidated subsidiaries was determined to be approximately $43.4 million. The Company's percentage interest in the carrying value of properties held by unconsolidated subsidiaries was $30.9 million at December 31, 1995. Market values were determined based on a market capitalization approach for revenue-producing properties and estimates of fair value based on the values of comparable properties for land and improvement inventories and property held for future development. Under the market capitalization approach for revenue-producing properties, capitalization rates were determined based on the characteristics of each property (such as age, property type, location, condition, etc.) and by reference to information on capitalization rates made available by Valuation International, an independent valuation source. The capitalization rates were applied to stabilized net operating income amounts for each revenue-producing property less an estimate of recurring capital expenditures. Capitalization rates applied ranged from 8% to 15%. Management's estimate of market value is primarily based upon the value of these assets as an investment and is not intended to present the current liquidation value of real estate holdings. Such an estimation requires significant and subjective judgments to be made by management. These estimates are based on information and assumptions considered by management to be adequate and appropriate under the then existing circumstances. The estimates are not based on technical appraisals and may change from time to time as economic and market factors change, and as management evaluates those and other factors.



                                                                                           LAND      RENTABLE  PERCENT
                                                                                           ----      --------  -------
            NAME/LOCATION                  OWNERSHIP   COMPANY'S    YEAR        YEAR       AREA        AREA     LEASED
            -------------                  ---------   ---------    ----        ----       ----        ----     ------
                                           INTEREST    OWNERSHIP  DEVELOPED   ACQUIRED    (ACRES)    (SQ.FT.)  12/31/95
                                           --------    ---------  ---------   --------    -------    --------  --------
RETAIL
------

KANSAS CITY, MISSOURI

   County Club Plaza (Retail Only,
       includes basement space)

       Millcreek Block                        Fee      100%        1920     1906-1910     0.971       51,114   100%

       Triangle Block                         Fee      100%        1925     1906-1910     0.435       25,634    94%

       Balcony Block                          Fee      100%        1925     1906-1910     1.068       38,571   100%

       Macy Building                          Fee      100%        1926     1906-1910     0.555       71,365    85%

       Esplanade Block                        Fee      100%        1928     1906-1910     1.838      145,694   100%

       Plaza Central                          Fee      100%        1958     1906-1910     1.478        9,653   100%

       Theatre Block                          Fee      100%        1928     1906-1910     1.223       99,699    96%

       Swanson Block                          Fee      100%        1967     1906-1910     1.373       78,020   100%

       Halls Building                         Fee      100%        1964     1906-1910     1.346       73,680   100%

       Nichols Block                          Fee      100%        1930     1906-1910     1.161       59,085   100%

       Time Block                             Fee      100%        1929     1906-1910    2.8592      249,844    97%

       48th & Penn                            Fee      100%        1948     1906-1910     0.560       37,654    92%

       Seville Shops West                     Fee      100%        1980     1906-1910     2.972       19,517   100%

       Plaza Savings South                    Fee      100%        1948     1906-1910     0.853       39,967   100%

       Court of the Penguins                  Fee      100%        1945        1975       0.678       28,707   100%

       Seville Square                         Fee      100%        1945        1975       0.832       70.426    94%

   Colonial Shops                             Fee      100%        1907        1907       0.517       14,160   100%

   Crestwood Shops                            Fee      100%        1932        1923       1.079       20,261   100%

   Brookside Shops (Retail Only)              Fee      100%        1919        1920      10.000      159,254   100%

   Romanelli Shops                            Fee      100%        1925        1925       1.500       24,360   100%

   Red Bridge Shops (Retail Only)             Fee      100%        1959        1959      21.592      153,015    97%

   Romanelli Annex (Retail Only)              Fee      100%        1963        1993       1.000        4,500   100%

GRANDVIEW, MISSOURI

   Grandview Shops                            Fee      100%        1987        1987       2.623       34,140    97%

SHAWNEE MISSION, KANSAS



   Westwood Shops                             Fee      100%        1926        1926       0.626        5,773   100%

   Fairway Shops                              Fee      100%        1940        1940       3.558       49,582   100%

   Prairie Village Shops (Retail Only)        Fee      100%        1948        1948      21.375      363,311   100%

   Corinth Square Shops                       Fee      100%        1962        1955      24.987      231,550   100%

   95th & Mission Shops                       Fee      100%        1965        1972       1.788       13,136    82%

   Corinth Shops South                        Fee      100%        1953        1953       6.880       86,390   100%

   Trailwood Shops                            Fee      100%        1968        1972       8.855       57,583   100%

   Trailwood III Shops                        Fee      100%        1986        1972       2.946       25,279    90%

   96th & Nall Shops                          Fee      100%        1976        1981       1.027        7,202   100%

   Shannon Valley Shops                       Fee      100%        1988        1988      11.378       98,127    98%

   Oak Park Mall Land Lease                   Fee      100%        1959        1959     109.000          N/A   100%

   Georgetown Market Place                    Fee      100%        1974        1965      12.191      101,613    95%


                                          28

                                                                                           LAND      RENTABLE  PERCENT
                                                                                           ----      --------  -------
            NAME/LOCATION                  OWNERSHIP   COMPANY'S    YEAR        YEAR       AREA        AREA     LEASED
            -------------                  ---------   ---------    ----        ----       ----        ----     ------
                                           INTEREST    OWNERSHIP  DEVELOPED   ACQUIRED    (ACRES)    (SQ.FT.)  12/31/95
                                           --------    ---------  ---------   --------    -------    --------  --------

OLATHE, KANSAS

   119th Plaza                                Fee      100%        1994        1992       7.261       47,623   100%

INDUSTRIAL
----------

KANSAS CITY, MISSOURI

   Bannister Business Center                  Fee      100%        1985        1985       4.365       32,346    96%

   Surface Warehouse I                        Fee      100%        1973        1973       1.740       20,848   100%

   Surface Warehouse II                       Fee      100%        1975        1975       1.740       21,042   100%

SHAWNEE MISSION, KANSAS

   Quivira Business Park

       Building A                             Fee      100%        1975        1973       1.695       20,848   100%

       Building B                             Fee      100%        1973        1973       2.064       12,960   100%

       Building C                             Fee      100%        1973        1973       1.589       20,778   100%

       Building D                             Fee      100%        1973        1973       1.597       20,798   100%

       Building E                             Fee      100%        1973        1973       2.156       28,797   100%

       Building F                             Fee      100%        1973        1973       2.346       29,876   100%

       Building G                             Fee      100%        1973        1973       1.913       21,136   100%

       Building H                             Fee      100%        1973        1973       2.485       26,060   100%

       Southwestern Bell                      Fee      100%        1973        1973       3.127       58,644   100%

       Building J                             Fee      100%        1973        1973       2.953       46,764   100%

       Building K                             Fee      100%        1985        1965       1.179        9,017   100%

       Building L                             Fee      100%        1985        1965       1.223        8,891   100%

URBANDALE, IOWA

       Meredith Drive                         Fee   49.5% (1)      1986        1985      13.910      200,000   100%

OFFICE
------

KANSAS CITY, MISSOURI

   Country Club Plaza (Office Only)

       Millcreek Block                        Fee      100%        1925        1925         N/A    11,463(2)    90%

       Balcony Block                          Fee      100%        1928        1928         N/A    10,096(2)    97%

       Esplanade Block                        Fee      100%        1945        1945         N/A    37,133(2)    94%

       Theatre Block                          Fee      100%        1928        1928         N/A    29,740(2)   100%

       Nichols Block                          Fee      100%        1938        1938         N/A    13,310(2)   100%

       Time Block                             Fee      100%        1945        1945         N/A    25,964(2)   100%

       Seville Square                         Fee      100%        1962        1962         N/A    20,412(2)   100%

   Parkway Building                           Fee      100%     1906-1910      1955       0.588    26,365(2)    96%

   Brookside (Office Only)                    Fee      100%        1919        1919         N/A     6,796(2)   100%

   Romanelli Annex (Office Only)              Fee      100%        1963        1993         N/A        7,948    89%

   Two Brush Creek                            Fee      100%        1983        1983       1.500       63,325    96%

   One Ward Parkway                           Fee      100%        1980        1980       1.500    54,580(2)   100%

   Red Bridge Professional                    Fee      100%        1972        1976       1.428    40,693(2)    96%

   Park Plaza                                 Fee      100%        1983        1983       0.952       80,315    86%

   4900 Main                                  Fee      100%        1986        1985       5.000      182,153   100%

   Board of Trade                             Fee     49% (1)      1966        1966       3.000   147,642(2)    84%

                                          29


                                                                                           LAND      RENTABLE  PERCENT
                                                                                           ----     ---------  -------
            NAME/LOCATION                  OWNERSHIP   COMPANY'S    YEAR        YEAR       AREA        AREA     LEASED
            -------------                  ---------   ---------    ----        ----       ----        ----     ------
                                           INTEREST    OWNERSHIP  DEVELOPED   ACQUIRED    (ACRES)    (SQ.FT.)  12/31/95
                                           --------    ---------  ---------   --------    -------    --------  --------


   Park Central                               Fee     51% (1)   1988-1990      1994       1.500      110,413    96%

   Park Central II                            Fee     51% (1)      1994        1994       2.500       37,718   100%

   Plaza West                                 Fee    12.5%(1)      1988        1989       3.000      257,932    84%

SHAWNEE MISSION, KANSAS

   Prairie Village (Office Only)              Fee      100%        1956        1956       1.500     9,265(2)    92%

   Corinth Office Building                    Fee      100%        1960        1984       2.142    45,600(2)    88%

   Corinth Executive Building                 Fee      100%        1973        1986       3.638    44,441(2)    96%

   Nichols Building                           Fee      100%        1978        1979       3.941    37,964(2)    86%

   Prairie Village Office Center              Fee      100%        1960        1981       4.443    69,002(2)    87%

   Brymar Building                            Fee      100%        1968        1984       1.500       55,890     0%

   Hartford                                   Fee      100%        1978        1975       4.322    44,441(2)   100%

   Fairway West                               Fee    100% (3)      1983        1948       5.483       67,519    98%

   Fairway North                              Fee    100% (3)      1985        1948       4.141       61,225    96%

   Oak Park National Bank                     Fee      100%        1976        1978       4.038    28,555(2)    97%

DES MOINES, IOWA

   Terrace Place                              Fee     50% (1)      1987        1987       1.500       51,058    81%

WEST DES MOINES, IOWA

   Crestwood Building                         Fee     90% (1)      1987        1987       3.208       29,967    93%

   Highland Building                          Fee     90% (1)      1987        1987       6.120       72,637    76%

   Waterford Building                         Fee     60% (1)      1990        1988       4.414       51,793   100%

   Edgewater                                  Fee     60% (1)      1989        1988       8.629      102,400    93%

   Veridian                                   Fee     60% (1)      1989        1988       7.480       78,116    90%

   Sunset Building                            Fee     60% (1)      1989        1988       1.763       10,727   100%

   Norwest Day Care Center                    Fee     50% (1)      1994        1994       1.030        6,500   100%

   Wedgewood Building                         Fee     50% (1)      1994        1994       5.170       51,400    85%

   Coronado Building                          Fee     50% (1)      1994        1994       2.500       25,512    31%

   Ashford Building I                         Fee     50% (1)      1993        1993       3.990       41,400   100%

   Bristol Building I                         Fee     50% (1)      1992        1992       5.210       51,400    99%

   Ashford Building II                        Fee     50% (1)      1994        1994       4.110       41,400   100%

   Augusta Building I                         Fee     50% (1)      1994        1994       4.930       50,800    73%

   Neptune Building                           Fee     85% (1)      1986        1986       6.530       61,430    98%

   Norwest Card Services Building             Fee     50% (1)      1993        1993      35.250      272,490   100%

APARTMENTS
----------

KANSAS CITY, MISSOURI

   Coach House South                          Fee    100% (3)   1986-1987   1986-1987    35.276    489 units   100%

   Wornall Road                               Fee      100%        1918        1968       0.220     17 units   100%

   Coach House                                Fee    100% (3)      1984        1984       8.930    160 units    99%

   Coach Lamp                                 Fee      100%        1961        1962       8.500    158 units    98%

   Saint Charles                              Fee      100%        1922        1971       0.150     12 units   100%

   Alta Loma                                  Fee      100%        1918        1983       0.210     18 units   100%

   Biscayne Towers                            Fee      100%        1918        1975       0.200     24 units   100%

   Santa Ana                                  Fee      100%       1960's       1987       0.160     11 units   100%


                                                                     30

                                                                                           LAND      RENTABLE  PERCENT
                                                                                           ----     ---------  -------
            NAME/LOCATION                  OWNERSHIP   COMPANY'S    YEAR        YEAR       AREA        AREA     LEASED
            -------------                  ---------   ---------    ----        ----       ----        ----     ------
                                           INTEREST    OWNERSHIP  DEVELOPED   ACQUIRED    (ACRES)    (SQ.FT.)  12/31/95
                                           --------    ---------  ---------   --------    -------    --------  --------

   Valencia                                   Fee      100%        1918        1983       0.320     19 units   100%

   La Solana                                  Fee      100%        1918        1986       0.210     18 units   100%

   Neptune                                    Fee      100%        1988        1988         N/A     96 units    96%

   Regency                                    Fee      100%        1960        1976       1.150    131 units    99%

   Sulgrave                                   Fee      100%        1967        1976       1.410    144 units    99%

   Park Lane                                  Fee      100%        1924        1975       0.300     89 units   100%

   Penn Wick                                  Fee      100%       1960's       1987       0.150      6 units   100%

   Cole Gardens                               Fee      100%        1960        1986       0.200      8 units   100%

   Tama                                       Fee      100%       1960's       1979       0.140      6 units   100%

   Wornall Point                              Fee      100%        1950        1987       0.200     24 units    92%

SHAWNEE MISSION, KANSAS

   Corinth Gardens                            Fee      100%        1961        1995       3.722     52 units   100%

   Kenilworth                                 Fee      100%        1965        1972      17.219    246 units    98%

   Corinth Place                              Fee    100% (3)      1987        1987       7.888     76 units    96%

   Mission Valley                             Fee      100%        1964        1972       5.300     89 units    97%

   Corinth Paddock                            Fee      100%        1973        1995      10.128    126 units    98%

JOHNSTON, IOWA

   Winwood Apartments                         Fee     65% (1)   1986-1987      1985      31.237    418 units    92%

REAL ESTATE LOTS
----------------
AND MISCELLANEOUS
-----------------


SHAWNEE MISSION, KANSAS

   Whitehorse (Residential)                   Fee      100%        1994        1983      29.444          N/A    N/A

   Whitehorse (unplatted)                     Fee      100%         N/A        1984      16.598          N/A    N/A

   Whitehorse (Commercial and Multifamily)    Fee      100%         N/A        1983      26.600          N/A    N/A

   Green Meadows                              Fee      100%     1986-1995      1984      20.670          N/A    N/A

   Green Meadows (unplatted)                  Fee      100%         N/A        1983      83.000          N/A    N/A

   LionsGate (Residential-under contract)     Fee      100%         N/A        1989     569.000          N/A    N/A

   Lions Gate (Commercial)                    Fee      100%         N/A        1989      88.000          N/A    N/A

   Woodsonia (Commercial and Residential)     Fee      100%     1985-1994      1981     401.360          N/A    N/A

   Waterford (1 lot)                          Fee      100%     1985-1994      1983       0.480          N/A    N/A

KANSAS CITY, MISSOURI

   Alameda Towers (Condominiums)               Fee      100%     1988-1995      1988    18 Units          N/A    N/A

   54 Rental Houses                           Fee      100%         N/A     1928-1989    10.800          N/A    95%

   Vacant Commercial Land and                 Fee      100%        1974     1954-1972    49.400          N/A   100%
   Land Leases (See exhibit F-8.1
   for detail)

   Building Lease
   (see exhibit F-8.1
   for detail)                                Fee      100%         N/A        9129       2.928        1,200   100%

RAYMORE, MISSOURI

   Ridgway Drive - 9 Duplexes                 Fee      100%        1985        1990       2.000          N/A    89%

LEE'S SUMMIT, MISSOURI

   Lakewood Sales Office                      Fee      100%        1975        1993       8.738        1,363   100%


                                                                     31

                                                                                           LAND      RENTABLE  PERCENT
                                                                                           ----      --------  -------
            NAME/LOCATION                  OWNERSHIP   COMPANY'S    YEAR        YEAR       AREA        AREA     LEASED
            -------------                  ---------   ---------    ----        ----       ----        ----     ------
                                           INTEREST    OWNERSHIP  DEVELOPED   ACQUIRED    (ACRES)    (SQ.FT.)  12/31/95
                                           --------    ---------  ---------   --------    -------    --------  --------
SHAWNEE MISSION, KANSAS

   Vacant Commercial Land and
   Land Leases (See exhibit
   F-8.1 for detail)                          Fee      100%     1956-1972   1956-1972   238.000          N/A   100%

   Corinth Place Villas                       Fee      100%        1989        1957       0.400          N/A   100%
   9 rental condominiums)

   Farm Houses and Buildings                  Fee      100%        1940     1981-1983       N/A          N/A    N/A

OLATHE, KANSAS

   Land Leases (See Exhibit F-8.1
   for detail)                                Fee      100%        1960        1995       1.070          N/A   100%

OSAGE CITY, KANSAS


   Manufactured Homes Plant                   Fee    100% (4)      1985        1985      29.800          N/A   100%

SAN FRANCISCO, CALIFORNIA

   Raphael Hotel of San Francisco          Leasehold   100%        1908        1971       1.000    152 rooms    N/A

STONE COUNTY, MISSOURI

   Ozark Mountain Village Lots                Fee      100%     1986-1995      1986      60.000          N/A    N/A

MIAMI COUNTY, KANSAS

   810 Acre Farm (Someday, Inc.)              Fee      100%         N/A        1994     810.000          N/A   100%

   Vacant Land                                Fee      100%         N/A        1983      33.000          N/A    N/A

DES MOINES, IOWA

   Vacant Commercial Land                     Fee     50% (1)        NA     1984-1985    98.000          N/A    N/A

   Vacant Commercial Land                     Fee   49.5% (1)       N/A        1985      13.000          N/A    N/A

SANTA FE, NEW MEXICO

   Sun Mountain Village Partners              Fee   44.1% (1)      1986        1986       6.000      74 lots    N/A

ST. PETERSBURG, FLORIDA

   Bay Plaza Shops                            Fee      100%        1992        1990       5.211          N/A    N/A

   Tropicana                                  Fee      100%        1914        1992       1.000       39,690    95%

   Women's Tennis Association                 Fee     50% (1)      1990        1990       0.750       13,367    96%

   South Core Parking Garage                  Fee     50% (1)      1991        1991       1.520      132,343     0%



    (1) The indicated percentage interest in the property reflects the interest of the Company in the entity that owns the property.
    (2) This square footage represents useable rather than rentable square footage.
    (3) The Company shares 50% of the cash flow from this property with an outside entity providing credit enhancement support related to the financing of such property.
    (4) The Company owns a 99% profit sharing interest and a 100% loss sharing interest in the partnership that owns this facility.


The Company's only property that provided 10% or more of total 1995 rental income or 10% or more of the total gross land and building assets of the Company at December 31, 1995 is the "Plaza" project, when the multiple blocks of the Plaza are considered to be a single property.



The following table summarizes the Plaza's occupancy rates and average rental rates per square foot (showing only "minimum rents, or rents excluding the percentage component) for the last five years. These figures include both the retail and office portions of the Plaza.




                                       1991      1992       1993      1994      1995
                                       -----------------------------------------------

Occupancy percentage                  94.00%    97.00%     94.00%    93.00%    95.00%

Avg. rental rate per square foot       $8.98     $9.15     $10.28    $10.83    $11.29




The Plaza has more than 300 leases and there is no single tenant that leases more than ten percent of the project's total rentable square footage. The leases expire at various dates over the next 20 years. The percentage of the Company's gross annual rental revenue represented by such leases in 1995 was approximately 20 percent.



The following table sets forth tax information for the Plaza.



           Federal        Rate of                     Life         1995
          Tax Basis     Depreciation    Method     (in years)   Property Taxes
          --------------------------------------------------------------------
Plaza     $54,075,521      2%-33%    Straight Line    3-40        $1,666,965



The Company is currently developing a strategic plan for the Plaza. It is not possible at this time to estimate the costs of any improvements or new developments that will arise from the ultimate fulfillment of such strategic plan.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
          MANAGEMENT

     The information set forth below does not reflect the impact of the future conveyance by the Company of the 680,000 shares of the Company's common stock to be conveyed to the ESOT or beneficiaries of the ESOT. See Item 2, "Financial Information - Selected Financial Information."

TABLE A - BENEFICIAL OWNERSHIP OF THOSE OWNING MORE THAN FIVE PERCENT OF THE OUTSTANDING SHARES OF THE COMPANY(a)


     NAME OF                                       AMOUNT AND NATURE OF     PERCENTAGE OF
BENEFICIAL OWNER     ADDRESS OF BENEFICIAL OWNER   BENEFICIAL OWNERSHIP   OUTSTANDING SHARES
--------------------------------------------------------------------------------------------
Cede & Co.            Cede & Co.
                      P.O. Box 20
                      Bowling Green Station
                      New York, NY 10274              1,258,349(b)              25.9%
--------------------------------------------------------------------------------------------
AHI Metnall, L.P.     AHI Metnall, L.P.
                      c/o Allen & Company
                      Incorporated
                      Attn:  James W. Quinn
                      711 Fifth Avenue
                      New York, NY 10022                948,880(c)              19.6%
--------------------------------------------------------------------------------------------
BANK IV, as Trustee   BANK IV, Trustee
                      Attn:  Diane Summers
                      P.O. Box 41903
                      Kansas City, MO 64183             880,640(d)              18.1%
--------------------------------------------------------------------------------------------
The Miller Nichols    Miller Nichols, Jeannette Nichols
Living Trust          and Clarence Roeder, Trustees
                      400 West 49th Terrace
                      Alameda Towers
                      Kansas City, MO 64112             569,760(e)              11.7%
--------------------------------------------------------------------------------------------
Kay N. Callison       Kay N. Callison
                      55 Lemans Court
                      Shawnee Mission, KS 66208         277,440(f)               5.7%
--------------------------------------------------------------------------------------------

(a) All information obtained from the shareholder register of the Company and Officer and Director Questionnaires as of September 16, 1996 and November 15, 1996, respectively.

(b) All of these shares are owned of record by Cede & Co. for other persons, none of whom, to the knowledge of the Company, own beneficially 5% or more of the outstanding shares.
(c) Mr. John Simon and Mr. James W. Quinn, directors of the Company, are directors of Allen Holding Inc., a 100% owner of AHI Kansas, Inc., which is in turn the sole general partner of AHI Metnall, L.P. Mr. Simon and Mr. Quinn are also limited partners of AHI Metnall, L.P. Mr. Simon directly or indirectly owns approximately 29.9% of AHI Metnall, L.P. and Mr. Quinn directly or indirectly owns approximately 1% of AHI Metnall, L.P., which is the beneficial owner of 948,000 shares of the Company. Although Mr. Simon and Mr. Quinn each, as an officer and director of AHI Kansas, Inc. and companies related to and affiliated with AHI Metnall, L.P., may be deemed beneficial owners of such shares, each disclaims personal beneficial ownership of such shares.
(d) Of the 880,640 shares held by BANK IV as trustee, 825,280 of those shares are held by BANK IV as Trustee of the J.C. Nichols Company Employee Stock Ownership Trust. The remainder are held by BANK IV as trustee for others.
     Although: (i) Boatmen's Bancshares, Inc. recently acquired Fourth Financial Corporation, the parent company of BANK IV, and (ii) NationsBank Corporation agreed recently to acquire Boatmen's Bancshares, Inc., BANK IV is still the trustee of the Company's ESOT. BANK IV and Boatmen's Bancshares disclaim beneficial ownership of all such shares.
(e) Shares reflected include shares beneficially owned by the Miller Nichols Living Trust. Miller Nichols and Clarence Roeder, Chairman Emeritus and Director of the Company, respectively, and Ms. Jeanette Nichols are trustees of the Miller Nichols Living Trust, none of whom have sole voting or investment powers.
(f) Ms. Callison is a director of the Company. Of the shares reported by Ms. Callison, 115,440 shares are held individually by Ms. Callison and she has sole voting and investment power over such shares. Additionally, 36,240 shares are held in trusts for which Ms. Callison's spouse has sole voting and dispositive power. Ms. Callison is the trustee and has sole investment and voting power for two trusts for the benefit of her children, Mark Callison and Elizabeth Callison. Such trusts hold 103,280 shares. Ms. Callison is co-trustee with Ann Nichols and UMB Bank, N.A. of Kansas City of the Nancy Nichols Lopez Trust, which owns 7,680 shares. Ms. Callison, Ms. Nichols, and UMB Bank share investment and voting power over such shares. Ms. Callison is the co-trustee with Commerce Bank of the Miller Nichols Trust, which owns 14,800 shares for the benefit of Ms. Ann Nichols. Ms. Callison and Commerce Bank share investment and voting power over such shares.

          The information set forth below does not reflect the impact of the future conveyance by the Company of the 680,000 shares of the Company's common stock to be conveyed to the ESOT or beneficiaries of the ESOT. See Item 2, "Financial Information - Selected Financial Information."


TABLE B - MANAGEMENT OWNERSHIP(a)

                                      AMOUNT AND NATURE OF     PERCENTAGE OF
 NAME, TITLE                          BENEFICIAL OWNERSHIP   OUTSTANDING SHARES
-------------------------------------------------------------------------------
Barrett Brady, Director, President
   Chief Executive Officer                  110,000(b)              2.3%

John Simon, Director (See James W. Quinn)   948,880(c)             19.6%

James W. Quinn, Director (See John Simon)   948,880(c)             19.6%

John A. Ovel, Director                      880,640(d)             18.1%

Clarence Roeder, Director                   569,760(e)             11.7%

Kay N. Callison, Director                   277,440(f)              5.7%

William K. Hoskins, Director                    240           less than .1%

Beneficial Ownership of Directors and
Executive Officers as a Group             2,738,960(g)             56.4%


(a) All information obtained from the shareholder register of the Company and Officer and Director Questionnaires of the Company as of September 16, 1996 and August 22, 1996, respectively.


(b) Of the 62,000 shares reported by Mr. Brady, 2,400 shares are held individually by Mr. Brady's spouse. Mr. Brady disclaims beneficial ownership of such shares. Additionally, shares reflected as beneficially owned by Mr. Brady include 8,000 shares held by the Fred Brady Trust dated December 5, 1985. Mr. Brady is a Trustee of such trust and has sole voting and investment power over such shares. An additional 64,000 shares reported by Mr. Brady are attributable to an unexercised but vested stock option from the Company that can be exercised at any time prior to December 31, 2010 and an additional 16,000 shares reported by Mr. Brady are attributable to an unexercised but vested stock option from the Company that can be exercised at any time prior to May 30, 2006. For purposes of this disclosure, options are considered vested if they vest within 60 days of the effective date of this Form 10.


(c) Mr. John Simon and Mr. James W. Quinn are directors of Allen Holding Inc., a 100% owner of AHI Kansas, Inc., which is in turn the sole general partner of AHI Metnall, L.P. Mr. Simon and Mr. Quinn are also limited partners of AHI Metnall, L.P. AHI Metnall, L.P. is the beneficial owner of 948,880 shares of the Company, ownership of which is reported above. Although Mr. Simon and Mr. Quinn each, as an officer and director of AHI Kansas, Inc. and companies related to and affiliated with AHI Metnall, L.P., may be deemed beneficial owners of such shares, each disclaims personal beneficial ownership of such shares.

(d) John A. Ovel is the Regional President of Boatmen's Trust Company, a subsidiary of Boatmen's Bancshares, Inc. Although: (i) Boatmen's Bancshares, Inc., recently acquired Fourth Financial Corporation, the parent company of BANK IV, and (ii) NationsBank Corporation agreed recently to acquire Boatmen's Bancshares, Inc., Bank IV is still the trustee of the Company's ESOT. In such capacity, BANK IV is still the record owner of 825,280 shares held by the Company's ESOT. The other 55,360 shares reported here are held by BANK IV and Boatmen's Trust Company as trustee for other parties. Mr. Ovel, BANK IV, and Boatmen's Trust Company disclaim all beneficial ownership of such shares.

(e) All 569,760 shares reported by Mr. Roeder are held by the Miller Nichols Living Trust. Mr. Roeder, Ms. Jeannette Nichols, and Mr. Miller Nichols, Chairman Emeritus, are co-trustees of the Miller Nichols Living Trust. Mr. Roeder does not have sole voting or investment powers for such shares. Mr. Roeder disclaims all beneficial ownership of such shares.

(f) Ms. Callison is a director of the Company. Of the shares reported by Ms. Callison, 115,440 shares are held individually by Ms. Callison and she has sole voting and investment power over such shares. Additionally, 36,240 shares are held in trusts for which Ms. Callison's spouse has sole voting and dispositive power. Ms. Callison is the trustee and has sole investment and voting power for two trusts for the benefit of her children, Mark Callison and Elizabeth Callison. Such trusts hold 103,280 shares. Ms. Callison is co-trustee with Ann Nichols and UMB Bank, N.A. of Kansas City of the Nancy Nichols Lopez Trust, which owns 7,680 shares. Ms. Callison, Ms. Nichols, and UMB Bank share investment and voting power over such shares. Ms. Callison is the co-trustee with Commerce Bank of the Miller Nichols Trust, which owns 14,800 shares for the benefit of Ms. Ann Nichols. Ms. Callison and Commerce Bank share investment and voting power over such shares.

(g) See individual ownership footnotes above for voting and investment powers and disclaimers of beneficial ownership and general disclosures. The shares reflected for Mr. Quinn and Mr. Simon are only included once in this total.

ITEM 5.   DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

          The information required by this item with respect to directors and officers is set forth below.

          EXECUTIVE OFFICERS.

          The following are the executive officers of the Company, all of whose term of office expires at the Annual Meeting of the Board of Directors and all of whom serve at the will of the Board of Directors.


BARRETT BRADY -      Age 50.  Mr. Brady is the President and Chief Executive
                     Officer of the Company and has been acting in those capacities since September of 1995. Mr. Brady has served as a director of the Company since December 1995. For more than five years prior to becoming President and Chief Executive Officer of the Company, Mr. Brady served as President of Dunn Industries, Inc., an investment holding company in the primary business of regional commercial and industrial general contracting. Mr. Brady is also a Director of North American Savings Bank. Mr.
                     Brady is the brother-in-law of Mr. John Fox, Vice
                     President of Special Projects for the Company.


G. REID TEANEY -     Age 50.  Mr. Teaney is Senior Vice President of the Company
                     and has served in that capacity since July 1996. For more than five years prior to becoming Senior Vice
                     President of the Company, Mr. Teaney served as Senior
                     Vice President and Executive Managing Officer of the
                     Kansas City office of CB Commercial Group, a commercial real estate marketing, sales, leasing, and brokerage company. From January 1988 through March 1996, Mr.
                     Teaney served as a director of Columbia Trust Company.

EDWARD A. de AVILA - Age 41.  Mr. de Avila is Senior Vice President of
                     Development of the Company and has been acting in that capacity since August 1996. Since November 1993, Mr. de Avila has been Managing Director of Centertainment, Inc., an indirect wholly-owned subsidiary of AMC Entertainment, Inc., one of the largest motion picture exhibitors in the United States. Centertainment, Inc. pursued the development of entertainment based retail centers with AMC Multiscreen Theatres as major anchors. From March 1988 through May 1993, Mr. de Avila was Vice President, Director of Retail for Reston Town Center Associates, a major developer of retail space in Reston, Virginia.

JOHN H. FOX -        Age 51.  Mr. Fox is a Vice President of the Company with
                     primary responsibility for special projects, and has been acting in that capacity for more than five years. Mr.
                     Fox is the brother-in-law of Mr. Brady.

BRIAN G. SHANAHAN -  Age 58.  Mr. Shanahan is a Vice President of the Company
                     with primary responsibility for apartment leasing and related operations, and has been acting in that capacity for more than five years.

MICHAEL T. SHIELDS - Age 57.  Mr. Shields is a Vice President of the Company
                     with primary responsibility for retail and industrial leasing and related operations, and has been acting in that capacity for more than five years.

DONNELL J. DIXON -   Age 53.  Mr. Dixon is a Vice President of the Company with primary responsibility for office leasing and related operations, and has been acting in that capacity for more than five years.

WILLIAM E. BELL -    Age 61.  Mr. Bell is the Vice President of Administration
                     for the Company and has been acting in that capacity for more than five years.


MARK A. PETERSON -   Age 33.  Mr. Peterson is the Vice President, Treasurer, and
                     Chief Financial Officer of the Company and has been acting in that capacity since June 1995. For more than five years prior to that time, Mr. Peterson acted in levels of increasing responsibility, concluding as senior audit manager for Donnelly Meiners Jordan Kline, P.C., a certified public accounting firm that has provided services to the Company.



PRICE A. SLOAN -     Age 34.  Mr. Sloan is the Secretary and General Counsel
                     of the Company and has been acting in that capacity since
                     March 1996.  For more than five years prior to that time
                     Mr. Sloan was an attorney with Blackwell Sanders Matheny
                     Weary & Lombardi L.C., the law firm that has acted and continues to act as legal counsel to the Company.


          DIRECTORS.

WILLIAM K. HOSKINS - Age 61.  For more than five years Mr. Hoskins has served as Vice President, General Counsel, and Secretary to the entity now named Hoechst Marion Roussel, Inc. and which was formerly known both as Marion Merrell Dow, Inc. and Marion Laboratories, Inc., a major pharmaceutical company. Mr. Hoskins is currently the Chairman of the Board of Directors of the Company and has served in that capacity since May 1996. Mr. Hoskins is also a Director of the Company and has served in that capacity since December 1995. Mr. Hoskins's term as a Director of the Company expires in 1999.

BARRETT BRADY -      Information relating to Mr. Brady can be found above
                     under Executive Officers. Mr. Brady's term as a Director of the Company expires in 1997.

KAY N. CALLISON -    Age 53.  Ms. Callison has served as a Director of the
                     Company since 1982.  For more than five years, Ms.
                     Callison has been active in charitable activities in the Kansas City metropolitan area. Ms. Callison's term as a Director of the Company expires in 1997.

MARK C. DEMETREE -   Age 39.  Since February 1993, Mr. Demetree has been the
                     President of North American Salt Company, a company that is the second largest producer of salt in the United
                     States and Canada and is a unit of Harris Chemical Group, Inc. From 1989 through January 1993, Mr. Demetree was a
                     Senior Vice President of D.G. Harris & Associates, Inc.
                     From 1991 through February 1993, Mr. Demetree was also
                     President of the Trona Railway Company. Mr. Demetree is also a member of the Board of Directors of Advanced Radio
                     Telecom Corp., NAMSCO, Inc. and Sifto Canada, Inc. and is a member of the Board of Governors of the Chamber of Maritime Commerce for the Great Lakes and St. Lawrence
                     Seaway. Mr. Demetree's term as a Director of the Company expires in 1999.

JOHN A. OVEL -       Age 49.  For more than five years Mr. Ovel has served as
                     Regional President of Boatmen's Trust Company, a subsidiary of Boatmen's Bancshares, Inc. Mr. Ovel's term as a Director of the Company expires in 1999.

JAMES W. QUINN -     Age 39.  Mr. Quinn has served as a Director of the Company since December 1995. For more than five years, Mr. Quinn has served as the Chief Financial Officer and, for the last one and a half years, as a Director of Allen &
                     Company Incorporated, an investment banking and securities brokerage firm. Mr. Quinn's term as a Director of the Company expires in 1998.

JOHN SIMON -            Age 53. Mr. Simon has served as a Director of the
                        Company since August 1995. For more than five years, Mr.
                        Simon has been a Managing Director of Allen & Company
                        Incorporated, an investment banking and securities brokerage firm. Mr. Simon is also a member of the Board of Directors of T Cell Sciences Incorporated, Neurogen
                        Corporation, Lunn Industries, Inc., Batteries Batteries,
                        Inc., and The Immune Response Corporation. Mr. Simon's term as a Director of the Company expires in 1997.


CLARENCE L. ROEDER -    Age 63.  Mr. Roeder has served as a Director of the
                        Company since 1974. For more than five years prior to July 1995, Mr. Roeder was Secretary of the Company. For more than five years prior to January 1993, Mr. Roeder was Vice President and General Counsel of the Company.
                        Mr. Roeder is also a member of the Board of Directors of Mercantile Bank of Kansas and Mercantile Bank of Kansas
                        City. Mr. Roeder's term as a Director of the Company expires in 1998.


THOMAS J. TURNER, III - Age 52.  Mr. Turner has served as a Director of the
                        Company since December 1995. For more than five years, Mr. Turner has served as President of Charter American Mortgage Company, a business that operates as a correspondent, and originates and services commercial loans, for institutional mortgage lenders. Mr. Turner is an advisory director of BANK IV Kansas City. Mr. Turner's term as a Director of the Company expires in 1998.

ITEM 6.   EXECUTIVE COMPENSATION

          EXECUTIVE OFFICER COMPENSATION.

          The following table sets forth the compensation of certain executive officers of the Company for the last three fiscal years.

                          SUMMARY COMPENSATION TABLE(a)

                                          ANNUAL COMPENSATION
                                      ---------------------------------
                                                           OTHER ANNUAL    ALL OTHER
     NAME AND                          SALARY     BONUS    COMPENSATION   COMPENSATION
PRINCIPAL POSITION           YEAR        ($)       ($)          ($)           ($)
--------------------------------------------------------------------------------------
Barrett Brady, CEO           1995     110,000       N/A          N/A          N/A
--------------------------------------------------------------------------------------
Jack Frost, CEO              1995      61,025       N/A          N/A        $6,975(b)
--------------------------------------------------------------------------------------
                             1995      87,667(d)  50,000     1,080(e)        5,388(f)
Lynn L. McCarthy,  CEO(c)    1994     253,900(g)  10,000     1,508(e)        9,122(h)
                             1993     179,875(i)     N/A     1,476(e)        7,393(j)
--------------------------------------------------------------------------------------



(a) No officers of the Company during 1995 other than those serving as Chief Executive Officer meet the threshold criteria for reporting.

(b) The amount reported includes $6,975 paid to Mr. Frost as director fees.

(c) The amounts reflected for Mr. McCarthy in 1995 do not attempt to adjust for the value of cash and property received by Mr. McCarthy pursuant to the Settlement Agreement that resolved the significant shareholder litigation that occurred in 1995.

(d) The amount reported includes $6,533 deferred by Mr. McCarthy and $4,333 contributed by the Company under the Company's 401(k) savings plan.

(e) The amount reflects the value of the personal use of a Company-owned automobile attributable to Mr. McCarthy.

(f) The amount reported includes $1,050 paid to Mr. McCarthy as director fees, $4,338 paid as premiums under supplemental split dollar life insurance policies for Mr. McCarthy.

(g) The amount reported includes $62,304 deferred at the election of Mr. McCarthy as deferred compensation, $9,065 deferred by Mr. McCarthy and $5,663 contributed by the Company under the Company's 401(k) savings plan and $10,933 contributed by the Company for Mr. McCarthy to the J.C. Nichols Company Employee Stock Ownership Plan.

(h) The amount reported includes $2,575 paid to Mr. McCarthy as director fees and $6,547 paid as premiums under supplemental split dollar life insurance policies for Mr. McCarthy.

(i) The amount reported includes $8,575 deferred by Mr. McCarthy and $4,875 contributed by the Company under the Company's 401(k) savings plan.

(j) The amount reported includes $1,375 paid to Mr. McCarthy as director fees and $6,018 paid as premiums under supplemental split dollar life insurance policies for Mr. McCarthy.

          OUTSIDE DIRECTOR COMPENSATION.

          Directors attending, whether by telephone or in person, any regular or special meeting of the Board of Directors of the Company are paid $1,000 per meeting. Directors who are members of committees of the Board of Directors attending, whether by telephone or in person, any regular or special meeting of a committee of the Board of Directors are paid $500 per meeting. Directors who are also employees of the Company are not paid Director's fees. Director and committee member fees were increased in early 1996 from $400 per meeting.

          EMPLOYMENT AGREEMENTS.

          The Company has an employment agreement with its President and Chief Executive Officer, Mr. Barrett Brady. The principal terms of Mr. Brady's employment agreement provide that for a period of five years ending on December 31, 2000, Mr. Brady shall receive a base salary of $225,000 per year subject to annual review and adjustment at the discretion of the Company's Board of Directors. Additionally, Mr. Brady shall be entitled to an annual incentive discretionary bonus based upon achieving goals to be set annually, with an opportunity to receive up to 80% of his base salary as annual incentive discretionary bonus. Moreover, Mr. Brady shall be entitled to fixed supplemental retirement benefits of $78,000 per year payable for 15 years commencing upon the earlier of his disability or reaching the age of
60. Such supplemental retirement benefits vest at a rate of 40% on January 1, 1996, 20% on December 31, 1996, and 10% annually on December 31st for the years 1997, 1998, 1999, and 2000. Mr. Brady has been granted a stock option to purchase 64,000 shares, or their equivalent, at a price of $.0125 per share, which option vested 50% on January 1, 1996 and the remaining 50% will vest on January 1, 1997. Mr. Brady has also been granted an option to purchase 160,000 shares of common stock of the Company, or their equivalent, at a price of $19.375 per share. Such option vesting at a rate of 10% on December 31, 1996, 15% on December 31, 1997, and 25% annually on December 31st for the years 1998, 1999 and 2000. Mr. Brady shall be subject to a confidentiality and non-competition agreement during the term of the agreement and for a period of one year after termination.

          Mr. Brady's employment agreement provides for termination by the Company for cause, by voluntary resignation of Mr. Brady, or by the Company without cause. The agreement also provides Mr. Brady the right to terminate the agreement upon a change in control of the Company, which is defined as the acquisition by any entity or affiliated group of 35% or more of the combined voting power of the outstanding securities of the Company. Upon termination of the agreement by either party as a result of a change of control or by the Company without cause, Mr. Brady shall be entitled to certain rights, including, but not limited to, immediate vesting of all stock options and the right to receive his salary and normal employee benefits for the longer of twenty-four months or the remainder of the agreement's term.

          The Company has an employment agreement with its Senior Vice President of Development, Mr. Edward A. de Avila. The principal terms of Mr. de Avila's employment agreement provide that for a period of three years ending on August 12, 1999, Mr. de Avila shall receive a base salary of $200,000 per year subject to annual review and increase at the discretion of the Company's Board of Directors. Additionally, Mr. de Avila shall be entitled to an annual incentive discretionary bonus, with an opportunity to receive up to 40% of his base salary as annual incentive discretionary bonus. Mr. de Avila's employment agreement provides for termination by the Company for cause, by voluntary resignation of Mr. de Avila, or by the Company without cause. Upon termination of the Agreement by the Company without cause, Mr. de Avila shall be entitled to certain rights, including, but not limited to, the right to receive his annual salary and normal employee benefits from the date of termination until August 12, 1999.

          The Company has an employment agreement with its Senior Vice President, Mr. G. Reid Teaney. The principal terms of Mr. Teaney's employment agreement provide that for a period of three years ending on July 14, 1999, Mr. Teaney shall receive a base salary of $160,000 per year subject to annual review and increase at the discretion of the Company's Board of Directors. Additionally, Mr. Teaney shall be entitled to an annual incentive discretionary bonus with an opportunity to receive up to 60% of his base salary as annual incentive discretionary bonus. Mr. Teaney's employment agreement provides for termination by the Company for cause, by voluntary resignation of Mr. Teaney, or by the Company without cause. Upon termination of the Agreement by the Company without cause, Mr. Teaney shall be entitled to certain rights, including, but not limited to, the right to receive his annual salary and normal employee benefits from the date of termination until July 14, 1999.

          The Company has an employment agreement with its Chief Financial Officer, Mr. Mark A. Peterson. The principal terms of Mr. Peterson's employment agreement provide that for a period of three years ending on December 31, 1998, Mr. Peterson shall receive a base salary of $100,000 per year subject to annual review and increase at the discretion of the Company's Board of Directors. Additionally, Mr. Peterson shall be entitled to an annual incentive discretionary bonus set by the Company's Board of Directors. Mr. Peterson's employment agreement provides for termination by the Company for cause, by voluntary resignation of Mr. Peterson, or by the Company without cause. Upon termination of the Agreement by the Company without cause, Mr. Peterson shall be entitled to certain rights, including, but not limited to, the right to receive his annual salary and normal employee benefits for a period of not less than twelve months following the date of termination.

     The Company has an employment agreement with its General Counsel and Secretary, Mr. Price A. Sloan. The principal terms of Mr. Sloan's employment agreement provide that for a period of three years ending on March 19, 1999, Mr. Sloan shall receive a base salary of $100,000 per year subject to annual review and increase at the discretion of the Company's Board of Directors. Additionally, Mr. Sloan shall be entitled to an annual incentive discretionary bonus set by the Company's Board of Directors. Mr. Sloan's employment agreement provides for termination by the Company for cause, by voluntary resignation of Mr. Sloan, or by the Company without cause. Upon termination of the Agreement by the Company without cause, Mr. Sloan shall be entitled to certain rights, including, but not limited to, the right to receive his annual salary and normal employee benefits for a period of not less than twelve months following the date of termination.

     STOCK OPTION PLAN.

     The Board of Directors of the Company on March 28, 1996 adopted the 1996 Stock Option Plan ("Plan") that allowed the granting of stock options to eligible Plan Participants. The Shareholders of the Company approved the Plan at their 1996 Annual Meeting on May 29, 1996. An amendment and restatement of the plan was approved subsequently by the Board of Directors to reflect recent changes in the federal securities regulations relevant to the Plan. The Plan authorizes the Board to issue up to 240,000 shares of the Company's common stock. If an option granted under the Plan expires or is canceled without having been exercised or vested, the shares subject to the unvested and canceled options will be available thereunder for grants of options. The type, amount, and conditions of any options granted under the Plan are determined by the Compensation Committee, or such other committee as the Board of Directors determines.

     COMPENSATION COMMITTEE.

     The Board of Directors of the Company recently appointed a Compensation Committee to recommend compensation guidelines and policies for the Company and compensation for the senior officers of the Company and to administer the Plan. The Compensation Committee is currently composed of Thomas J. Turner, III, Chairman, Mark C. Demetree and James W. Quinn. Mr. Brady, the President and Chief Executive Officer of the Company, served on the Compensation Committee from December 13, 1995 until his resignation from the committee as of February 1, 1996.

ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Thomas J. Turner, III is a Director of the Company and is president and principal shareholder of Charter American Mortgage Company, a business that prepares and presents mortgage loan applications to institutional mortgage lenders. Charter American Mortgage Company has from time to time been asked to provide services to the Company, and the Company has obtained loans as a result of loan applications taken by Charter American Mortgage Company. Such loans were obtained by the Company at rates competitive with the rates charged by other mortgage lenders. Charter American Mortgage Company has earned approximately $63,000 in the last year in loan origination fees as the result of mortgage financing obtained by the Company as a result of services provided by Charter American Mortgage Company.


     The Company has agreed to loan to the ESOT up to $2.4 million to permit the ESOT to meet its 1996 obligations without selling shares of common stock of the Company now held by the ESOT. All such loans are unsecured and are non-interest bearing. The Company expects such loans to be repaid in full.


     Mr. John A. Ovel is Director of the Company and is Regional President of Boatmen's Trust Company, a subsidiary of Boatmen's Bancshares, Inc. In January of 1996, Boatmen's Bancshares, Inc. acquired Fourth Financial Corporation, the parent company of BANK IV, trustee of the ESOT. As trustee, BANK IV is record owner of the shares beneficially owned by the ESOT. Boatmen's Trust Company provides administrative services for the ESOT under an agency agreement with BANK IV, and will continue to do so until Boatmen's Trust Company is appointed as successor trustee of the ESOT. BANK IV receives a fee for serving as trustee of the ESOT. The fee currently is determined by the number of shares held by the ESOT, the amount of cash held by the ESOT, the appraised value of the shares held by the ESOT, and the level of service requested by the ESOT. In 1996, that fee is likely to exceed $100,000.


     Mr. Clarence L. Roeder and Ms. Kay N. Callison are Directors of the Company. Mr. Roeder and Mr. Miller Nichols, father of Ms. Callison, are each a director of Westport Today, Inc. In addition, Mr. Roeder is a vice president of that entity. Westport Today, Inc. entered into a Supplemental Settlement Agreement with the Company in September 1995 pursuant to which Westport Today, Inc. agreed to retire outstanding indebtedness of approximately $3,250,000 to the Company. Such indebtedness has been paid in full.


ITEM 8.   LEGAL PROCEEDINGS


    On April 20, 1995, a shareholder derivative lawsuit was filed in which the Company, each of the then existing members of the Board of Directors of the Company, and the Bowser Partnership were named as defendants. Among other things, the plaintiffs alleged a breach of fiduciary duties by the then existing directors of the Company and alleged that certain then existing officers of the Company had engaged in insider transactions from which they benefitted personally at the expense of the Company. This litigation was followed by a lawsuit initiated on behalf of the beneficiaries of the ESOT against many of those defendants, including the Company, named in the shareholder derivative lawsuit. After completion of an internal investigation by a committee of outside directors of the Company, the Company then filed a lawsuit against many of the defendants named in the shareholder derivative lawsuit. All of such legal actions were consolidated in the Federal District Court, Western District of Missouri, where certain litigants, including the Company, requested, among other things, that the District Court rescind certain transactions to which individuals who were then officers or directors of the Company were a party.



    The consolidated litigation ended when the Company and the other parties thereto entered into a Mutual Release and Settlement Agreement dated as of June 30, 1995 ("Settlement Agreement"). The parties to the Settlement Agreement included the shareholders who had initiated the derivative litigation, the Company, the ESOT beneficiaries that had initiated the litigation on behalf of all ESOT participants, all of the individuals who were then directors of the Company, four former directors of the Company who were on the Board of Directors of the Company at the time of certain transactions that were, in part, the subject of the litigation, the individuals who were at various times prior to the Settlement Agreement the trustees of the ESOT, certain individuals and entities related to or under the control of the former chief executive officer and former chief financial officer of the Company, and two entities that had entered into a business arrangement with the Company prior to the Settlement Agreement. The provisions of the Settlement Agreement that are material to the Company, include the following: (i) the Company received $6.6 million in cash from the insurance companies providing director and officer liability insurance;
(ii) the Company agreed to indemnify the then existing directors and former directors for their litigation expenses; (iii) the Bowser Partnership conveyed to the Company 125,242 shares (pre-split) of stock of the Company acquired by that partnership from the ESOT, and the indebtedness owed by the Bowser Partnership to the Company was deemed satisfied; (iv) all rights of the Bowser Partnership and other entities pursuant to an option agreement entered into with the ESOT were forfeited; (v) the former chief executive officer of the Company conveyed to the Company 5,719 shares (pre-split) of stock of the Company; (vi) the former chief executive officer of the Company conveyed to the Company 6,508 shares of stock of the Company that were pledged as collateral for an obligation owed to another defendant in the litigation, and the Company agreed to pay approximately $6.1 million to acquire such shares; (vii) the Company received title to six properties from the former chief executive officer of the Company and entities under his control; (viii) the Company agreed to pay $3.6 million to the former chief executive officer of the Company and indebtedness owed by such individual to the Company or its subsidiaries, in the approximate amount of $9.5 million, was canceled; (ix) the Company received a new secured note in the approximate amount of $1.2 million from an entity affiliated with the former chief financial officer of the Company; (x) the former chief financial officer of the Company agreed to provide to the Company the benefits of stock ownership of certain stock of an entity affiliated with the Company; (xi) the Company agreed to pay all attorneys' fees, costs, and expenses incurred on behalf of the shareholders initiating the shareholder derivative litigation and on behalf of the ESOT beneficiaries; (xii) the Company agreed to transfer 8,500 shares (pre-split) of stock received from the Bowser Partnership to the ESOT or the beneficiaries of the ESOT and the Company agreed to pay $2 million to the ESOT; and (xiii) the Company agreed to appoint an independent institutional trustee for the ESOT>



    A quantification of litigation settlement expense is set forth in note 16 to the consolidated financial statements of the Company for the years ended December 31, 1995 and 1994.



    Except for those involving the ESOT, nearly all transactions, conveyances, payments, and extinguishments required by the Settlement Agreement were completed by November 30, 1995. As part of the Settlement Agreement, the Company was given the option to submit to the IRS a request for a private letter ruling on matters related to the ESOT's duties pursuant to the Settlement Agreement. The private letter ruling request may result in JCN entering into a closing agreement with the IRS, and the Company may be requested to pay to the IRS some amount in order to obtain such a closing agreement.



     The Company has filed as a plaintiff a complaint against its former attorney, Charles Schleicher, and the law firm of Schleicher Latz, P.C. alleging certain breaches of fiduciary duties and obligations as an attorney and the attorneys for the Company, and alleging certain failures in performance of duties as attorney and attorneys for the Company. The suit against Mr. Schleicher and his law firm was filed in December 1995 in the Circuit Court of Jackson County, Missouri. The Settlement Agreement described above limits the potential recovery realizable by the Company to $2.0 million. The actual amount recovered by the Company, by settlement or otherwise, may be substantially less than such amount.



     The Company has no claims pending against it and no claims pending by it against others that relate to the matters covered by the Settlement Agreement, arise out of events or circumstances that gave rise to the Settlement Agreement, or involve former officers, former directors, or professionals providing services to the Company prior to the Settlement Agreement.

     The Company has filed as a plaintiff a $3.0 million proof of claim in the National Gypsum bankruptcy proceeding pending in United States Bankruptcy Court, Northern District of Texas. The Company recently received an initial payment of approximately $378,000. The Company's proof of claim in the National Gypsum bankruptcy is based on tort liability arising from claims relating to the quality of certain materials used in the construction of properties owned by the Company. Total payments received by the Company under the National Gypsum plan of reorganization will not equal the full amount of the proof of claim originally filed by the Company. However, counsel for the Company has advised management that such plan does provide for two additional payments on the Company's claim that are expected to total approximately $800,000. Such additional payments, if any, will be booked as income when received.



     The Company has filed a complaint as a plaintiff against National United Investment Group, Inc. and Mr. Thomas W. Mahoney for failure by the entity to make payments due on a promissory note held by the Company and failure by Mr. Mahoney to make payments due as a result of his guarantee of the equity's obligations. The amount currently outstanding on the note is approximately $850,000. The suit against the entity and Mr. Mahoney was filed in April 1996 in the United States District Court, Western District of Missouri. The amount actually recovered by the Company, by settlement or otherwise, is likely to be substantially less than such amount.



     Nichols Equity, Inc., a wholly-owned subsidiary of JCN, received as defendant a complaint filed by Justin Management, Inc. ("Justin") and Winstead's Restaurant, Inc. ("Winstead's") in August 1996 in the United States District Court, Western District of Missouri. The suit sought to compel Nichols Equity to participate in an arbitration hearing allegedly required by an agreement allegedly entered into among Nichols Equity, Justin, and Winstead's. The parties have now agreed to an arbitration hearing to determine whether a separate provision of the agreement should be enforced which purports to require Nichols Equity to forfeit its interest in 47th Street Development Corporation, Grand Street Partners I, L.P., and Creekview Partners II, L.P. An adverse outcome in this arbitration is not expected to have a material adverse impact on the financial condition of the Company or results of operations.



     The Company and its subsidiaries are parties to certain other legal proceedings incident to their business. In the opinion of management, none of these other matters, either individually or in the aggregate, is material to the Company's financial condition or results of operations. All material legal proceedings are described above.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     MARKET.

     Although there is currently no established trading market for shares of common stock of the Company, such shares have for many years been traded over-the-counter very infrequently through inter-broker bulletin boards trading under the symbol "NCJC.BB." The high and low bid information reflecting inter-dealer bulletin board prices without retail mark-up, mark-down or commission, for each quarter during the two most recent fiscal years is as follows:


          1994                       HIGH                           LOW
------------------------------------------------------------------------------

       1st Quarter                   $6.25                        $5.625
------------------------------------------------------------------------------

       2nd Quarter                   $6.25                        $5.625
------------------------------------------------------------------------------

       3rd Quarter                  $7.375                        $7.3125
------------------------------------------------------------------------------

       4th Quarter                  $9.375                        $7.1875
------------------------------------------------------------------------------

          1995                       HIGH                           LOW
------------------------------------------------------------------------------

       1st Quarter                  $11.41                        $9.375
------------------------------------------------------------------------------

       2nd Quarter                 $10.3125                         $10
------------------------------------------------------------------------------

       3rd Quarter                 No Trades                     No Trades
------------------------------------------------------------------------------

       4th Quarter                  $21.875                       $14.375
------------------------------------------------------------------------------

           1996                      HIGH                           LOW
------------------------------------------------------------------------------

       1st Quarter                 $21.0625                       $20.00
------------------------------------------------------------------------------

       2nd Quarter                  $36.50                        $32.00
------------------------------------------------------------------------------

       3rd Quarter                  $34.00                        $28.125
------------------------------------------------------------------------------



     These quotations merely reflect the prices at which transactions were proposed, and do not necessarily represent actual transactions. The quotations on November 18, 1996, were Bid $27.00 and Ask $30.00.


     The Company has 32,000 shares of its common stock that are subject to a vested option held by Mr. Brady, President and Chief Executive Officer. Other than 1,253,200 shares of common stock held by the Company's Employee Stock Ownership Trust, AHI Metnall, L.P., and various other shareholders, the 4,852,400 currently outstanding shares of common stock of the Company may be sold pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The Company has entered into no agreements to register any shares of its common stock pursuant to the Securities Act and is not publicly offering, and has not publicly proposed to offer, any of its shares of common stock.

     The number of shares reflected in the foregoing paragraph does not include the 680,000 shares awaiting conveyance to the ESOT or ESOT beneficiaries and does not include any shares subject to options granted to management of the Company, but not yet exercised.

     HOLDERS.

     As of September 23, 1996, there were approximately 175 record holders of common stock and including those individuals and entities for whom shares are held in nominee or street name by brokers, there were approximately 324 holders of the common stock.

     DIVIDEND POLICY.

     Prior to 1995, the Company typically declared and paid an annual cash dividend of $10.00 on each share of its common stock (or approximately $.125 per post-split share). No dividend was paid on common stock in 1995 or in the first nine months of 1996. The Board of Directors of the Company has not determined if, when, or in what amount future dividends will be declared or paid. The Company is not currently under any dividend payment prohibition or restriction.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     On January 31, 1994, the Company sold 12,956 shares (or 1,036,480 post-split shares) of its common stock to AHI Metnall, L.P. These shares were sold in exchange for a 50% partnership interest then held by AHI Metnall, L.P. in the partnership Metnall Associates. This negotiated transaction was made in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act, as this isolated transaction with a single investor did not involve any public offering of the common stock of the Company.


     On December 31, 1994, the Company sold 5,524 shares (or 441,920 post split shares) of its common stock to Mr. Lynn L. McCarthy, the individual who was then the Chief Executive Officer of the Company. These shares were sold in exchange for a 51% partnership interest then held by Mr. McCarthy in a Kansas general partnership, World Resources Company. This negotiated transaction was made in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act, as this isolated transaction with a single investor did not involve any public offering of the common stock of the Company. The sale of stock to Mr. McCarthy was unrelated to the sale of stock to AHI Metnall, L.P. The stock sold to Mr. McCarthy was returned to the Company as part of the 1995 litigation settlement.

     In addition to the two stock sales set forth above, in March 1995 the Company contributed 375 shares and 1,000 shares (or 30,000 and 80,000 post-split shares, respectively) to the Company's Employee Stock Ownership Trust, representing the 1994 and 1995 contributions, respectively, by the Company to that Trust.


ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The capital stock of the Company is Common Stock, par value $0.01 per share (the "Common Stock"). The Bylaws of the Company (the "Bylaws"), the Articles of Incorporation of the Company (the "Articles"), and Missouri law provide the following with respect to the Common Stock and holders thereof:

     DIVIDEND RIGHTS.

     The bylaws provide that dividends upon the outstanding shares of Common Stock may be declared by the Board of Directors at any meeting and that such dividends may be paid in cash, in property, or in shares of the Company's stock.

     REDEMPTION PROVISIONS.

     Shares of Common Stock are not subject to redemption.

     VOTING RIGHTS.

     Shares of Common Stock possess general voting powers. The Bylaws provide that in the election of directors, shareholders vote cumulatively unless cumulative voting is unanimously waived by all shareholders present. Accordingly, unless such right is unanimously waived, each shareholder may cast as many votes in the aggregate as shall equal the number of voting shares held by such shareholder, multiplied by the number of directors to be elected at such election, and such votes may all be cast for one candidate or may be distributed among two or more candidates. The Bylaws otherwise grant each holder of Common Stock one vote for each share of Common Stock entitled to vote and registered in the name of such holder on the books of the Company. Pursuant to the Bylaws, every shareholder entitled to vote at a meeting may vote either in person or by proxy executed in writing by the shareholder or his duly authorized attorney in fact.

     The Bylaws provide that the vote of the holders of a majority of shares of a quorum constitutes a valid corporate act, except in those specific instances in which a larger vote is required by law or by the Articles. Under the Bylaws, a quorum consists of the holders of a majority of the outstanding shares entitled to vote at a meeting of shareholders, present in person or by proxy.

     With respect to certain actions, authorization by the shareholders requires an affirmative vote by the holders of a majority of the outstanding shares of stock of the Company entitled to vote thereon, whether or not present at the meeting at which the vote is held. Such actions include, under the Articles, the amendment of the Articles and the amendment of the Bylaws. Under Missouri law, such actions include the amendment of the Articles, the restatement of the Articles and the approval of certain business combinations. Under the Bylaws, such actions include the removal of a director, unless the vote of a greater number of shares is required by law.

     Missouri law requires the affirmative vote by the holders of two-thirds of the outstanding shares entitled to vote for any reduction in the stated capital of the Company, the sale of substantially all of the Company's assets not in the ordinary course of business, the merger or consolidation of the Company, or the dissolution of the Company.

     So long as the directors of the Company are elected through cumulative voting, Missouri law provides, with respect to the number of directors, that such number may not be reduced to less than three if the number of shares voting against such a decrease would be sufficient to elect a director at an election of three directors, and, with respect to the removal of a director, that if less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect such person if cumulatively voted at an election of the class of directors of which such person is a part.

     Pursuant to the Bylaws, any action required to be taken or which may be taken upon a vote of the holders of Common Stock at a meeting of the shareholders may be taken without a meeting if consents in writing, setting forth the action so taken, shall be signed by all of the holders of Common Stock.

     CLASSIFICATION OF THE BOARD OF DIRECTORS.

     The Articles provide for a nine (9) member Board of Directors (the "Board"). The Bylaws provide for such board to be divided into three classes, with one-third of the total number of the full Board elected by the shareholders at each annual meeting.

     LIQUIDATION RIGHTS.

     In the event that the Company is dissolved, Missouri law provides that the property of the Company remaining after the Company has discharged or made provisions for discharging its liabilities will be distributed among the Company's shareholders according to their interests. Currently, the liquidation rights of the holders of Common Stock are not subordinate to those of the holders of any other class of stock.

     PREEMPTION RIGHTS.

     Pursuant to the Articles, no holder of Common Stock is entitled as such, as a matter of right, to purchase or subscribe for any shares of stock of the Company of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to purchase or subscribe for any obligations, bonds, notes, debentures, other securities or stock convertible into shares of stock of the Company or carrying or evidencing any right to purchase shares of stock of any class.

     LIABILITIES.

     Holders of Common Stock are not liable to further calls or to assessment by the Company. Under Missouri law, the holders of shares of Common Stock have no liability to the Company or its creditors with respect to such shares other than the obligation to pay the Company the full consideration for which such shares were issued or to be issued.

     PROVISIONS DISCRIMINATING AGAINST SUBSTANTIAL SHAREHOLDERS.

     Pursuant to the Articles, the terms, provisions and procedures of the Missouri Control Share Acquisition Statute do not apply to acquisitions of shares of Common Stock. No Article or Bylaw provision discriminates against any existing or prospective holder of Common Stock as a result of such shareholder owning a substantial amount of securities.

     MODIFICATION OF RIGHTS.

     Rights granted to holders of Common Stock by the Articles or the Bylaws may be modified through amendment to the Articles or Bylaws, respectively. Pursuant to the Articles, Article provisions may be amended only upon the affirmative vote of a majority of the shares of stock entitled to vote thereon, or, in the event the laws of Missouri require a separate vote by classes of shares, upon the affirmative vote of the holders of a majority of the shares of each class whose separate vote is required thereon. Pursuant to the Articles, the Bylaws may be altered, amended, suspended or repealed, or new Bylaws may be adopted, in any of the following ways: (i) by the affirmative vote, at any annual or special meeting of the shareholders, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote; (ii) by resolution adopted by a majority of the full Board at a meeting thereof; or (iii) by unanimous written consent of all the shareholders or all the directors in lieu of a meeting; provided, however, that the power of the Directors to alter, amend, suspend or repeal the Bylaws or any portion thereof may be denied as to any Bylaws or any portion thereof enacted by the shareholders if at the time of such enactment the shareholders so expressly state. This restriction on the power of directors to modify Bylaws enacted by shareholders has not been stated with respect to any currently existing Bylaw.

     SUBORDINATION TO OTHER SECURITIES.

     The rights evidenced by, or amounts payable with respect to, Common Stock are not materially limited or qualified by the rights of any other authorized class of securities.

     IMPEDIMENTS TO A CHANGE IN CONTROL.

     The Company has not opted out of the Missouri Business Combination Statute. The statute restricts the ability of the Company to enter into certain "Business Combinations" with an "Interested Shareholder" or with any "Affiliates" and "Associates" of the Company (as defined therein). A "Business Combination" is defined to include, generally, a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassification, recapitalization or reorganization that increases the proportionate voting power of the Interested Shareholder. An "Interested Shareholder" includes, generally, any person or entity that beneficially owns or controls 20% or more of the outstanding voting shares of the corporation. Pursuant to the statute, the Company may at no time engage in a Business Combination with an Interested Shareholder other than (i) a Business Combination approved by the Board prior to the date on which the Interested Stockholder acquired such status; (ii) a Business Combination approved by the holders of a majority of the outstanding voting stock not beneficially owned by the Interested Shareholder or its Affiliates or Associates at a meeting called no earlier than five years after the date on which the Interested Shareholder acquired such status; or (ii) a Business Combination that satisfies certain detailed fairness requirements. Notwithstanding the foregoing, unless the Board of the Company approved such Business Combination prior to the date on which the Interested Shareholder acquired such status or approved the transaction by which the Interested Shareholder acquired such status, no such Business Combination may be engaged in for a period of five years after the date the Interested Shareholder acquired such status.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The officers and directors of the Company: (i) are insured against personal liability by a directors' and officers' insurance policy that has a maximum policy limit of $10,000,000 per claim and per year purchased pursuant to Missouri statutory law, and (ii) have entered into an Indemnification Agreement with the Company. Officers and directors are also indemnified for actions taken while performing as officers and directors of the Company by the Bylaws of the Company and by Missouri law.

     The Bylaws, Missouri law and the Indemnification Agreement as it relates to directors and certain officers of the Company provide that the Company shall indemnify an officer or director of the Company who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

     Indemnification is limited to those cases where an officer's or director's conduct is not finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


     The audited consolidated financial statements of the Company for the years ended December 31, 1995 and 1994, and the report thereon, the related financial statement schedules and the report thereon, and the unaudited consolidated financial statements of the Company for the nine months ended September 30, 1996 and 1995, are set forth below, beginning on page F-1.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
          ACCOUNTING AND FINANCIAL DISCLOSURE


    The relationship between the Company and its prior auditor was terminated on May 26, 1995. The Board of Directors of the Company decided to terminate that relationship. KPMG Peat Marwick LLP was engaged as auditor for the Company on May 26, 1995. The prior auditor qualified its report on the consolidated financial statements of the Company for the years ended December 31, 1993 and 1992. The prior auditor stated its qualification resulted from its inability to obtain sufficient evidence to evaluate whether certain capitalized cost balances as of December 31, 1993 and 1992 were in excess of recoverable amounts. To the knowledge of current management of the Company, there was not at any time prior to May 26, 1995 any disagreement expressed to the prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.



    Subsequent to May 26, 1995, current management of the Company had a disagreement with the prior auditor concerning: (i) the manner in which certain transactions between the Company and individuals who were at the time officers or directors of the Company were described, or, alternatively, not disclosed, in the financial statements of the Company for the years ended December 31, 1993 and 1992; (ii) the alleged failure of the prior auditor to forcefully and clearly bring to the attention of the Board of Directors of the Company the financial impact on the Company of such transactions; and
(iii) the alleged failure by the prior auditor to identify for appropriate management or the Board of Directors of the Company deficiencies in the Company's internal accounting control structure. The disagreements with the prior auditor, Deloitte & Touche LLP, was not communicated to the prior auditor by the Company until after May 26, 1995. The transactions between the Company and individuals who were at the time officers or directors of the Company that were the subject of the disagreement between the Company and its prior auditor were also the subject of the litigation, to which the prior auditor was not a party, resulting in the Settlement Agreement described in
Item 8 above.


ITEM 15. EXHIBITS, CONSOLIDATED FINANCIAL STATEMENTS, AND FINANCIAL STATEMENT SCHEDULES

                                                                        Exhibit
                                                                         Number
                                                                        --------
(a)  FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

     1.     Years Ended December 31, 1995 and 1994

            Independent Auditors' Report                                 [F-1]*

            FINANCIAL STATEMENTS:

                 Consolidated Balance Sheets at December 31,
                      1995 and 1994                                      [F-2]*

                 Consolidated Statements of Operations For the
                      Years Ended December 31, 1995 and 1994             [F-3]*

                 Consolidated Statements of Stockholders' Equity
                      (Deficit) For the Years Ended December 31,
                      1995 and 1994                                      [F-4]*

                 Consolidated Statements of Cash Flows For the Years
                      Ended December 31, 1995 and 1994                   [F-5]*

                 Notes to Consolidated Financial Statements              [F-6]*

            Independent Auditors' Report                                 [F-7]*

            FINANCIAL STATEMENT SCHEDULES:

                 Schedule of Real Estate and Accumulated
                      Depreciation at December 31, 1995                [F-8.1]*

                 Schedule of Real Estate and Accumulated
                      Depreciation Rollforwards For the Year
                      End December 31, 1995                            [F-8.2]*

                 Schedule of Real Estate and Accumulated
                      Depreciation Rollforwards For the Year Ended
                      December 31, 1994                               [F-8.3]*

                 Schedule of Mortgage Loans on Real Estate at
                      December 31, 1995                               [F-9.1]*

                 Schedule of Rollforward of Mortgage Loans on Real
                      Estate For the Year Ended December 31, 1995     [F-9.2]*

                 Schedule of Rollforward of Mortgage Loans on Real
                      Estate For the Year Ended December 31, 1994     [F-9.3]*

                 Schedule of Valuation and Qualifying Accounts For
                      the Year Ended December 31, 1995               [F-10.1]*

                 Schedule of Valuation and Qualifying Accounts For
                      the Year Ended December 31, 1994               [F-10.2]*

                 Schedule of Mortgages and Contracts Payable
                      at December 31, 1995                             [F-11]


     2.     Nine Months Ended September 30, 1996 and 1995

            FINANCIAL STATEMENTS:

                 Consolidated Balance Sheets at September 30, 1996
                      (Unaudited) and December 31, 1995                [F-12]

                 Consolidated Statements of Operations For the
                      Nine Months Ended September 30, 1996 and 1995
                      (Unaudited)                                      [F-13]

                 Consolidated Statement of Stockholders' Equity
                      (Deficit) For the Nine Months Ended September 30,
                      1996 (Unaudited)                                 [F-14]

                 Consolidated Statements of Cash Flows For the
                      Nine Months Ended September 30, 1996 and 1995
                      (Unaudited)                                      [F-15]

                 Notes to Unaudited Consolidated Financial Statements  [F-16]


(b)     EXHIBITS

             The Articles of Incorporation of the Company               [3.1]*

             The Bylaws of the Company                                  [3.2]*

             The Articles of Incorporation of the Company (Included
                  in Exhibit 3.1                                        [4.1]*

             The Bylaws of the Company (Included in Exhibit 3.2)        [4.2]*

             Amendment to and Restatement of J.C. Nichols Company
                  Employee Stock Ownership Plan                      [10.1(a)]*

             First Amendment to the Amended and Restated J.C.
                  Nichols Company Employee Stock Ownership Plan      [10.1(b)]*

             Third Amendment to the Amended and Restated J.C.
                  Nichols Company Employee Stock Ownership Plan      [10.1(c)]*

               Amendment to and Restatement of J.C. Nichols Company
                    Employee Stock Ownership Trust                  [10.2(a)]*

               First Amendment to the Amended and Restated J.C.
                    Nichols Company Employee Stock Ownership Trust  [10.2(b)]*

               Real Estate Contract of Sale (between J.C. Nichols
                    Company and Synergy Development Alliance, L.C.) [10.3(a)]*

               Amendment to Real Estate Contract of Sale            [10.3(b)]*

               Second Amendment to Real Estate Contract of Sale     [10.3(c)]*

               April 25, 1995 Letter Agreement [constituting third
                    amendment to Real Estate Contract of Sale]      [10.3(d)]*

               May 11, 1995 Letter Agreement [constituting fourth
                    amendment to Real Estate Contract of Sale]      [10.3(e)]*

               Secured Promissory Note - Note A                     [10.4(a)]*

               Secured Promissory Note - Note B                     [10.4(b)]*

               Deed of Trust, Security Agreement and Assignment of
                    Rents                                           [10.4(c)]*

               Assignment of Leases and Rents                       [10.4(d)]*

               Hotel Management Fee Participation Sale Agreement       [10.5]*

               Restated Joint Venture Agreement                        [10.6]*

               J.C. Nichols Company 1996 Stock Option Plan, Amended
                    and Restated Effective May 30, 1996                [10.7]*

               Form of Indemnification Agreement entered into between
                    the Company and each of the members of the Board
                    of Directors and certain Officers                  [10.8]*

               Form Employment Agreement between the Company and
                    certain Officers                                   [10.9]*

               Employment Agreement between the Company and Mr.
                    Brady, President and Chief Executive Officer of
                    the Company                                       [10.10]*

               Settlement Agreement [Filed separately with the
                    Securities and Exchange Commission, Confidential
                    Treatment of Entire Agreement Sought]             [10.11]*

               Letter re:  Change in Certifying Accountant             [16.1]

               List of Subsidiaries and Affiliates of the Company      [21.1]*

               Power of Attorney for the members of the Board of
                    Directors and certain Officers of the Company
                    (included in Signature Pages to the Registration
                    Statement)                                         [24.1]*

               Financial Data Schedule                                 [27.1]*

               Settlement Agreement and Mutual Releases as of
                    June 30, 1995                                      [99.1]*



* Previously provided with Registration Statement on Form 10 and Amendments thereto.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
J. C. Nichols Company
Kansas City, Missouri:


We have audited the accompanying consolidated balance sheets of J. C. Nichols Company and subsidiaries (the Company) as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in note 1, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of January 1, 1994.



/s/ KPMG Peat Marwick LLP


Kansas City, Missouri
March 22, 1996, except as to note 17,
     which is as of May 29, 1996

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994


               ASSETS                                                   1995           1994
               ------                                                   ----           ----
Revenue-producing properties (note 5)                              $ 195,688,000    200,606,000
Land and improvement inventories                                      32,344,000     41,655,000
Property held for future development                                   1,492,000      1,844,000
                                                                     -----------    -----------
          Total properties                                           229,524,000    244,105,000

Cash and cash equivalents                                              7,209,000     14,186,000
Temporary investments                                                  4,606,000      4,404,000
Marketable equity securities available for sale (note 3)              38,114,000     26,686,000
Accounts receivable (note 13)                                          4,205,000      5,936,000
Prepaid expenses                                                       9,992,000     10,952,000
Income taxes receivable                                                4,192,000      5,629,000
Notes receivable (notes 4 and 13)                                     24,032,000     31,814,000
Investments in real estate partnerships (note 6)                       1,857,000        889,000
Minority interest in consolidated partnerships                         4,284,000      4,926,000
Other assets, net                                                        680,000        775,000
                                                                     -----------    -----------
                                                                   $ 328,695,000    350,302,000
                                                                     -----------    -----------
                                                                     -----------    -----------

                                                                                     (Continued)

                                      F-2

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS, CONTINUED

                           DECEMBER 31, 1995 AND 1994


          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                1995           1994
          ----------------------------------------------                ----           ----
Mortgage indebtedness (note 9)                                     $ 326,349,000    339,881,000
Notes payable to banks and others (note 7)                             5,658,000     13,329,000
Accounts payable and tenants' deposits (note 13)                       6,266,000      6,805,000
Accrued expenses and other liabilities                                 9,597,000      9,237,000
Accrued contribution to Employee Stock Ownership Trust
   (note 14)                                                          11,050,000          -
Dividends payable                                                          -          1,180,000
Deferred gains on the sale of property                                   552,000      1,127,000
Deferred income taxes                                                  5,948,000      4,564,000
                                                                     -----------    -----------
                                                                     365,420,000    376,123,000
                                                                     -----------    -----------

Stockholders' equity (deficit):
   Common stock, par value $.01 per share; 10,000,000
     shares authorized and 5,016,745 shares issued
     (note 17)                                                           100,000        100,000
   Additional paid-in capital                                          7,079,000      6,002,000
   Unrealized gain on marketable equity securities available
     for sale, net of income taxes of $11,466,000 and
     $7,485,000                                                       21,023,000     13,755,000
   Retained earnings                                                  52,500,000     63,252,000
                                                                     -----------    -----------
                                                                      80,702,000     83,109,000

   Less:
   Treasury stock, at cost (164,345 and 28,251 shares
     of common stock)                                                117,427,000     14,582,000
   Note receivable secured by company stock                                -         94,348,000
                                                                     -----------    -----------
          Total stockholders' equity (deficit)                       (36,725,000)   (25,821,000)

Commitments and contingencies (notes 5, 12 and 16)
                                                                     -----------    -----------
                                                                   $ 328,695,000    350,302,000
                                                                     -----------    -----------
                                                                     -----------    -----------

See accompanying notes to consolidated financial statements.

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                                        1995           1994
                                                                        ----           ----
Sales and revenues:
   Rents                                                           $  79,818,000     74,973,000
   Property sales                                                      6,047,000     10,694,000
   Commissions and fees                                                1,459,000      1,862,000
   Dividends and interest                                              4,806,000      4,053,000
   Gains on sales of investments and other assets                      5,711,000        727,000
   Equity in earnings of unconsolidated affiliates                       157,000        411,000
   Other                                                               1,307,000      1,493,000
                                                                     -----------    -----------
                                                                      99,305,000     94,213,000
                                                                     -----------    -----------

Costs and expenses:
   Selling, general and operating expenses                            46,118,000     43,203,000
   Cost of property sales                                              3,944,000      8,822,000
   Interest                                                           27,696,000     27,049,000
   Depreciation and amortization                                      14,355,000     18,488,000
   Employee Stock Ownership Trust contribution (note 14)               1,787,000          -
   Valuation allowances                                                2,350,000     39,699,000
   Litigation settlement (note 16)                                    19,553,000          -
   Net operations of property subject to debt extinguishment
    (note 10)                                                              -          1,650,000
                                                                     -----------    -----------
                                                                     115,803,000    138,911,000
                                                                     -----------    -----------

          Loss before income taxes and extraordinary gain            (16,498,000)   (44,698,000)

Income tax benefit (note 11)                                           5,746,000      1,028,000
                                                                     -----------    -----------
          Loss before extraordinary gain                             (10,752,000)   (43,670,000)

Extraordinary gain on extinguishment of debt, net of income taxes
   of $9,175,000 (note 10)                                                 -         29,136,000
                                                                     -----------    -----------
          Net loss                                                 $ (10,752,000)   (14,534,000)
                                                                     -----------    -----------
                                                                     -----------    -----------

Per share data (note 17):
   Loss before extraordinary gain                                  $        (.74)         (2.89)
   Extraordinary gain on extinguishment of debt                            -               1.93
                                                                     -----------    -----------
          Net loss                                                 $        (.74)          (.96)
                                                                     -----------    -----------
                                                                     -----------    -----------

   Dividends                                                       $       -               .125
                                                                     -----------    -----------
                                                                     -----------    -----------

Average number of shares outstanding (note 17)                        14,469,360     15,135,520
                                                                     -----------    -----------
                                                                     -----------    -----------

See accompanying notes to consolidated financial statements.

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                                                                      1995           1994
                                                                                                      ----           ----
Common stock:
   Balance at beginning and end of year (note 17)                                               $      100,000        100,000
                                                                                                  ------------   ------------
Additional paid-in capital (note 17):
   Balance at beginning of year                                                                      6,002,000      6,002,000
   Contribution of 110,000 shares to Employee Stock Ownership Trust
     (note 14)                                                                                       1,077,000          -
                                                                                                  ------------   ------------
   Balance at end of year                                                                            7,079,000      6,002,000
                                                                                                  ------------   ------------

Unrealized gain on marketable equity securities available for sale, net of income taxes:
      Balance at beginning of year                                                                  13,755,000          -
      Unrealized gain upon adoption of Statement of Financial Accounting
        Standards No. 115 on January 1, 1994, net of income taxes of
        $8,185,000                                                                                       -         15,053,000
      Unrealized gain (loss) net of income taxes of $4,165,000 and $700,000                          7,612,000     (1,298,000)
      Realized loss from sale of securities, net of income taxes of $23,000                             42,000          -
      Realized gain from sale of securities, net of income taxes of $208,000                          (386,000)         -
                                                                                                  ------------   ------------
      Balance at end of year                                                                        21,023,000     13,755,000
                                                                                                  ------------   ------------

Retained earnings:
   Balance at beginning of year                                                                     63,252,000     79,736,000
   Net loss                                                                                        (10,752,000)   (14,534,000)
   Cash dividends ($.125 per share in 1994)                                                              -         (1,950,000)
                                                                                                  ------------   ------------
   Balance at end of year                                                                           52,500,000     63,252,000
                                                                                                  ------------   ------------

Treasury stock:
   Balance at beginning of year                                                                    (14,582,000)   (23,058,000)
   Contribution of 110,000 shares to Employee Stock Ownership Trust
     (notes 14 and 17)                                                                                 710,000          -
   Issuances of 1,478,400 shares (note 17)                                                               -          9,392,000
   Receipt of 12,227 shares in litigation settlement (note 16)                                      (9,207,000)         -
   Purchases of 1,295 shares                                                                             -           (916,000)
   Receipt of 125,242 shares previously securing note receivable (note 16)                         (94,348,000)         -
                                                                                                  ------------   ------------
   Balance at end of year                                                                         (117,427,000)   (14,582,000)
                                                                                                  ------------   ------------

Note receivable secured by the Company's common stock:
   Balance at beginning of year                                                                    (94,348,000)   (94,348,000)
   Transfer of 125,242 shares to treasury stock in settlement of note
     receivable (note 16)                                                                           94,348,000          -
                                                                                                  ------------   ------------
   Balance at end of year                                                                                -        (94,348,000)
                                                                                                  ------------   ------------
          Total stockholders' deficit                                                           $  (36,725,000)   (25,821,000)
                                                                                                  ------------   ------------
                                                                                                  ------------   ------------

See accompanying notes to consolidated financial statements.

                             J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                                                                      1995           1994
                                                                                                      ----           ----
Operating activities:
   Net loss                                                                                     $  (10,752,000)   (14,534,000)
   Adjustments to reconcile net loss to net cash
      provided by operating activities:
          Depreciation of properties                                                                13,316,000     17,502,000
          Amortization of deferred costs                                                             1,039,000        986,000
          Extraordinary gain                                                                             -        (29,136,000)
          Valuation allowances                                                                       2,350,000     39,699,000
          Noncash portion of litigation settlement                                                  13,588,000          -
          Deferred income taxes                                                                     (2,597,000)    (9,752,000)
          Equity in earnings of unconsolidated affiliates                                             (157,000)      (411,000)
          Employee Stock Ownership Trust contribution                                                1,787,000          -
          Gains on sales of investments and other assets                                            (5,182,000)      (809,000)
          (Gains) losses on sales of marketable equity securities                                     (529,000)        82,000
          Net operations of property subject to debt extinguishment                                      -          1,650,000
          Changes in:
             Land and improvement inventories                                                        7,280,000      3,253,000
             Accounts receivable                                                                       577,000        160,000
             Minority interest in consolidated partnerships                                           (430,000)      (385,000)
             Accounts payable and tenants' deposits                                                   (539,000)      (160,000)
             Accrued expenses and other liabilities                                                   (640,000)      (451,000)
             Deferred gains on the sale of property                                                     38,000        (46,000)
             Other, net                                                                              2,868,000     (2,309,000)
                                                                                                  ------------   ------------
               Net cash provided by operating activities                                            22,017,000      5,339,000
                                                                                                  ------------   ------------

Investing activities:
   Net (increase) decrease in temporary investments                                                   (202,000)     7,882,000
   Payments on notes receivable                                                                      6,927,000     18,870,000
   Issuance of notes receivable                                                                     (6,174,000)   (19,531,000)
   Additions to revenue-producing properties                                                        (7,862,000)   (11,915,000)
   Purchase of marketable equity securities                                                         (3,021,000)      (162,000)
   Proceeds from sales of capital assets                                                             5,269,000      4,031,000
   Return of capital from unconsolidated affiliates                                                    420,000        389,000
   Proceeds from sales of marketable equity securities                                                 925,000        215,000
   Maturities of marketable securities                                                               2,359,000          -
   Investments in and advances to unconsolidated affiliates                                           (394,000)         -
   Other, net                                                                                           30,000        (10,000)
                                                                                                  ------------   ------------
          Net cash used in investing activities                                                 $   (1,723,000)      (231,000)
                                                                                                  ------------   ------------

                                                                                                                   (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

                     YEARS ENDED DECEMBER 31, 1995 AND 1994



                                                                        1995           1994
                                                                        ----           ----
Financing activities:
   Payments on mortgage indebtedness                              $  (11,825,000)   (11,459,000)
   Issuance of mortgage indebtedness                                       -          2,448,000
   Purchases of treasury stock                                        (4,901,000)      (916,000)
   Issuance of notes to banks and others                              11,356,000     11,236,000
   Payments on notes to banks and others                             (22,362,000)   (20,904,000)
   Dividends paid                                                     (1,180,000)    (1,847,000)
   Capital contributions from minority partners                        1,641,000          -
                                                                    ------------   ------------
          Net cash used in financing activities                      (27,271,000)   (21,442,000)
                                                                    ------------   ------------
          Net decrease in cash and cash equivalents                   (6,977,000)   (16,334,000)

Cash and cash equivalents, beginning of year                          14,186,000     30,520,000
                                                                    ------------   ------------
Cash and cash equivalents, end of year                            $    7,209,000     14,186,000
                                                                    ------------   ------------
                                                                    ------------   ------------

See accompanying notes to consolidated financial statements.

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of J. C. Nichols
          Company and its majority controlled affiliates (the Company). Significant intercompany profits, transactions and balances have been eliminated.

     Minority interest in consolidated partnerships represents the cumulative losses, after capital contributions, attributable to minority interests in consolidated general partnership investments of the Company.

     REVENUE-PRODUCING PROPERTIES

     Revenue-producing properties are carried at cost less accumulated depreciation. All direct and indirect costs clearly associated with the acquisition and development of real estate projects are capitalized. Interest and certain indirect costs are capitalized during periods in which activities necessary to ready the property for its intended use are in progress. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets, generally seven to thirty-one years.


     Real estate projects are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows (undiscounted and without interest changes) of the asset is less than the carrying amount of the asset, an impairment loss is recognized. The amount of the impairment loss is calculated based on an evaluation of discounted cash flows.


     Leases for office and warehouse space provide for fixed monthly rents and may contain provisions for rent escalations, utility charges and other adjustments. Retail leases generally provide for minimum annual rents, contingent rentals based on a percentage of the lessee's sales and, in many instances, the tenant's proportionate share of real estate taxes, insurance and maintenance. These leases generally have a term of three to five years or longer in the case of most major tenants. Apartment leases provide for a fixed monthly rental primarily for a term of one year. All leases are accounted for as operating leases.

     LAND AND IMPROVEMENT INVENTORIES

     Land and improvement inventories includes residentially zoned land, land improvements and building improvements, and are carried at the lower of average cost or market. Revenues from property sales are recorded when sufficient funds are received from the buyer and all conditions precedent to the sale are completed, generally when the property is deeded to the buyer. Improvement costs are allocated to the parcels benefited on the basis of estimated relative sales value.

                                                                     (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     DEFERRED GAINS ON THE SALE OF PROPERTY

     Gains on the sale of property are deferred until such time as the Company is no longer required to perform significant activities related to the property sold, has no continuing involvement and has transferred the risks and rewards of ownership. Additionally, the buyer must have evidenced a substantial initial and continuing investment in the property.

     Gains on the sale of property to unconsolidated affiliates are deferred to the extent of the Company's ownership interest in such affiliates.

     INVESTMENTS IN REAL ESTATE PARTNERSHIPS

     Investments in real estate partnerships primarily consist of investments in and advances to unconsolidated affiliates. Investments in real estate partnerships are accounted for on the equity method and reflect the Company's share of income or loss of the partnerships, reduced by distributions received and increased by contributions made.

     TEMPORARY INVESTMENTS AND CASH EQUIVALENTS

     Temporary investments are marketable securities which are callable within 30 to 150 days of purchase and are carried at the lower of amortized cost or market value. Cash equivalents include money market funds, certificates of deposit and debt securities acquired with an original maturity of three months or less.

     MARKETABLE EQUITY SECURITIES

     On January 1, 1994, the Company adopted Statement of Financial Accounting
          Standards (SFAS) 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS 115, the Company classifies marketable securities as either available for sale, held to maturity, or trading. Held to maturity securities are those securities in which the Company has the ability and intent to hold the security to maturity. Trading securities are those securities that are bought and held principally for the purpose of selling them in the near term. All other securities are classified as available for sale.

     Held to maturity securities are recorded at amortized cost. Available for sale and trading securities are recorded at fair value. Unrealized holding gains and losses, net of related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Unrealized holding gains and losses for trading securities are included in earnings.

     The Company classifies all investments in marketable equity securities as available for sale. The impact of adopting SFAS 115 on January 1, 1994 resulted in an increase in stockholders' equity of approximately $15,053,000, net of income taxes of $8,185,000. The Company computes the cost of securities sold using the specific identification method.

                                                                     (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     INCOME TAXES

     Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the income tax basis of the Company's assets and liabilities. The impact on deferred taxes of changes in tax rates and laws is reflected in the financial statements in the period of change.


     TREASURY STOCK

     Treasury stock purchases have been recorded at cost. Other receipts of treasury stock have been recorded at estimated fair value.


     USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported balances of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     INCOME (LOSS) PER SHARE

     Income (loss) per share has been computed based on the average number of shares outstanding during the year (see note 17).

     RECLASSIFICATIONS

     Certain amounts in the 1994 consolidated financial statements have been reclassified to conform with the 1995 presentation.

(2)  SUPPLEMENTAL CASH FLOW INFORMATION

     During 1994, the Company assumed debt of $18,316,000 in exchange for a 51% interest in three separate consolidated partnerships. The assets of these partnerships consisted of revenue-producing properties with a cost basis of approximately $18,472,000.

     In 1994, the Company issued 1,036,480 shares of common stock to acquire the remaining 50% interest in a partnership. Upon acquisition of the remaining partnership interest, the Company dissolved the partnership and assumed its assets and liabilities. The net assets transferred had a carrying value of approximately $12,795,000.

                                                                     (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(3)  MARKETABLE EQUITY SECURITIES

     The following table summarizes the cost, fair value and gross unrealized gains and losses of the Company's investment in marketable equity securities at December 31, 1995 and 1994:

                                                         1995           1994
                                                         ----           ----

                    Cost                            $  5,625,000      5,446,000
                    Fair value                        38,114,000     26,686,000
                    Unrealized gains                  32,551,000     21,383,000
                    Unrealized losses                     62,000        143,000

     During 1995, the Company sold equity securities for $3,284,000 resulting in gross realized gains of $594,000 and gross realized losses of $65,000.

     During the first quarter of 1996, the Company liquidated its investment in marketable equity securities held at December 31, 1995 for $38,617,000, realizing a gain, net of income taxes, of $21,343,000.

(4)  NOTES RECEIVABLE

     Notes receivable at December 31, 1995 and 1994 consisted of:

                                                         1995           1994
                                                         ----           ----

          Promissory notes, collateralized by
             real estate, due 1996 to 2012         $  16,448,000     20,558,000
          Notes receivable - miscellaneous             4,163,000      7,882,000
          First mortgage and construction loans
             on residential property                   3,421,000      3,374,000
                                                    ------------   ------------
                                                   $  24,032,000     31,814,000
                                                    ------------   ------------
                                                    ------------   ------------

     At December 31, 1995, the Company has valuation reserves of approximately
          $3,453,000 related to notes receivable.

 (5) REVENUE-PRODUCING PROPERTIES

     Revenue-producing properties at December 31, 1995 and 1994 consisted of:

                                                        1995           1994
                                                        ----           ----

               Land and improvements               $  32,546,000     30,976,000
               Buildings and improvements            302,585,000    300,105,000
               Furnishings and equipment               6,361,000      6,010,000
               Construction in progress                  507,000        592,000
                                                    ------------   ------------
                                                     341,999,000    337,683,000

               Less accumulated depreciation         146,311,000    137,077,000
                                                    ------------   ------------
                                                  $  195,688,000    200,606,000
                                                    ------------   ------------
                                                    ------------   ------------



     Until 1994, the Company amortized tenant improvements over their financial reporting or tax lives. In 1994, the Company changed its depreciation of tenant improvements to correspond with the terms of the individual leases. This change in amortization resulted in a more conservative accounting treatment and an increase of approximately $4,000,000 in depreciation expense during 1994.


                                                                     (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     As of December 31, 1995, future minimum lease payments receivable under noncancelable operating leases, excluding apartments, are as follows:

                    Year                               Amount
                    ----                               ------

                    1996                           $  38,749,000
                    1997                              32,449,000
                    1998                              26,682,000
                    1999                              22,139,000
                    2000                              16,959,000
                    Thereafter                       135,528,000
                                                     -----------
          Total future minimum lease payments      $ 272,506,000
                                                     -----------
                                                     -----------

     Contingent rents amounted to $4,162,000 and $4,201,000 for 1995 and 1994, respectively. Apartment rentals under leases of one year or less aggregated $18,681,000 and $17,806,000 for 1995 and 1994, respectively.

     In 1987, a subsidiary of the Company entered into various contracts with the City of St. Petersburg, Florida (the City) for the redevelopment and construction of certain parking, commercial and retail facilities known as Bay Plaza. Due to a delay in significant development activities, the Company ceased capitalization of interest, property taxes, insurance and other development costs on December 31, 1990. On June 30, 1995, the Company and the City agreed to extend the Redevelopment Agreement for an initial period of six months. In November 1995, the Company informed the City that it had ceased plans to develop the properties. The Company expects to dispose of the properties as soon as practicable.


     Based on its assessment of the feasibility of developing Bay Plaza under the existing cost structure, management determined that the value of Bay Plaza had declined, and a reduction in its carrying value of $18,600,000 was recorded to reduce the carrying value of the assets to $3,000,000 at December 31, 1994. The method used for estimating the property value of Bay Plaza requires making certain assumptions regarding market and economic conditions. After further review by management in 1995, the carrying value of Bay Plaza assets, net of liabilities, was reduced to zero at December 31, 1995.

                                                                     (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(6)  INVESTMENTS IN REAL ESTATE PARTNERSHIPS

     At December 31, 1995, the Company had an equity interest in the following unconsolidated entities:

                                                         Percent Owned
                                                         -------------

                    Center Court Partners                     50.0%
                    Dallas County Partners                    50.0
                    Dallas County Partners II                 50.0
                    Dallas County Partners III L.C.           50.0
                    Fountain Three                            50.0
                    Terrace Place Partners                    50.0
                    Meredith Drive Associates L.P.            49.5
                    Board of Trade Investment Company         49.0
                    Sun Mountain Village Partners L.P.        44.1
                    J. C. Nichols Real Estate                 40.0
                    4600 Madison Associates, L.P.             12.5
                    Raphael Hotel Group L.P.                   5.0

     Selected aggregate financial data for unconsolidated affiliates for 1995 and 1994, is presented below:

                                                        1995          1994
                                                        ----          ----

                    Total assets                  $  117,763,000    134,145,000
                                                     -----------    -----------
                                                     -----------    -----------

                    Total liabilities             $  129,954,000    143,140,000
                                                     -----------    -----------
                                                     -----------    -----------

                    Net income                    $      759,000      2,435,000
                                                     -----------    -----------
                                                     -----------    -----------

(7)  NOTES PAYABLE TO BANKS AND OTHERS

     The Company's short-term borrowings include lines of credit with banks of $2,500,000 and $7,756,000 as of December 31, 1995 and 1994,
          respectively. These lines are generally extended at prime rates and, as of December 31, 1994, were secured by certain marketable equity securities.

     In January 1996, the Company replaced its previous lines of credit with a $10 million unsecured line of credit with a bank. Interest on the line's outstanding borrowings are at the prime rate and are due on demand.

     As of December 31, 1995 and 1994, notes payable also includes $1,008,000 and $5,363,000 of borrowings from certain individuals or entities who are generally related to the Company through employment or stock ownership. Such borrowings are demand in nature and bear interest at rates fluctuating with or below the prime interest rate. As discussed in note 16, the Company also has a $2,000,000 note payable to the Employee Stock Ownership Trust at December 31, 1995, which bears interest at the prime rate (8.5% as of December 31, 1995).

                                                                     (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(8)  DEFERRED COMPENSATION

     The Company accrues deferred compensation for certain key personnel to be paid over a five or ten-year period following retirement or death. Charges to operations, including interest, amounted to $275,000 and $482,000 for 1995 and 1994, respectively, with the accrued liability as of December 31, 1995 and 1994 aggregating $3,561,000 and $4,192,000, respectively. As part of the settlement described in note 16, the deferred compensation of one former officer amounting to $814,000 will be paid according to the plan agreement, and another former officer waived his rights to $243,000 in deferred compensation.

 (9) MORTGAGE INDEBTEDNESS

     Mortgage indebtedness consists principally of first mortgage notes on revenue-producing properties. These obligations, with minor exceptions, bear annual interest at rates ranging from 4% to 10.5% and mature from 1996 to 2021. Substantially all of the Company's revenue-producing properties are pledged to secure this debt.

     Aggregate annual principal payments applicable to mortgage indebtedness subsequent to December 31, 1995 are:

                    1996                           $  26,236,000
                    1997                              28,368,000
                    1998                               8,503,000
                    1999                              25,455,000
                    2000                               7,670,000
                    Thereafter                       230,117,000
                                                     -----------
                                                  $  326,349,000
                                                     -----------
                                                     -----------

     As a result of the bankruptcy of a primary tenant, the Company ceased making debt service payments on the underlying loan in 1991 and began negotiations with the lender to restructure the debt agreement. As of December 31, 1993, this nonrecourse debt had a principal balance of $7,149,000 and accrued interest of $1,818,000. In March, 1994, the Company and the lender agreed to restructure the loan which required a cash payment of $1,649,000 to reduce the loan balance to $5,500,000. Accrued interest through February 1994 was waived under the agreement. The restructuring reduced the effective interest rate, for financial statement purposes, from 12% to approximately 3%.

     Due to the loss of a primary tenant in an office building that had an underlying mortgage, the Company began negotiations with the lender to restructure the debt agreement. As of December 31, 1995, this nonrecourse debt had a principal balance of $22,500,000 and accrued interest of $3,720,000. In January 1996, the Company and the lender agreed to restructure the loan, which required a cash payment by the Company of $2,500,000. In addition, the Company has the option to retire the outstanding indebtedness prior to maturity for $14,000,000 less future principal payments thereon. The restructuring reduced the effective interest rate beginning in 1996, for financial statement purposes, from 10.5% to approximately 3%.

                                                                     (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Certain debt agreements provide for a 50% sharing of positive and negative cash flows from operations and capital expenditures as defined between the parties. Interest expense recognized for such sharing was $479,000 and $709,000 for 1995 and 1994, respectively. Additionally, as of December 31, 1995 and 1994, mortgage indebtedness includes a $3,963,000 preference item related to these agreements. The Company's liability is contingent upon certain conditions being met upon the sale or refinancing of the mortgaged properties.

     Interest payments (net of capitalized interest of $114,000 and $289,000, respectively) aggregated $28,274,000 and $26,977,000 for 1995 and 1994, respectively.

(10) NET LIABILITIES SUBJECT TO EXTINGUISHMENT

     The Company had a 50% interest in a joint venture, Kantel, L.P. (the
          Venture), with an affiliate of The Ritz-Carlton Hotel Company (Ritz) to convert and operate an existing hotel owned by the Company. To finance the conversion, the Company, through a wholly-owned subsidiary, borrowed $70,000,000 on a nonrecourse basis using the assets of the hotel as collateral, and through another wholly-owned subsidiary, also leased the land and building to the Venture. The hotel did not meet expected operating results or cash flows, and the Venture was unable to meet its obligations under the debt and lease agreements.


     On February 22, 1994, the lender foreclosed on the hotel, and the Company was released from its obligations under the nonrecourse debt. As a result of extinguishing the nonrecourse debt of $84,298,000, including interest, and the write-off of all related assets, the Company recognized a gain of $38,311,000, which is presented as an extraordinary item, net of an allocation of income taxes of $9,175,000.


     Operations relating to the hotel property and related debt are included in "net operations of property subject to debt extinguishment" and consist of the following in 1994:

                    Rent and interest income                     $      504,000
                    Interest expense                                   (206,000)
                    Depreciation and amortization                      (114,000)
                    General and administrative expenses                (135,000)
                    Equity in loss of Kantel, L.P.                   (1,699,000)
                                                                    -----------
                                                                 $   (1,650,000)
                                                                    -----------
                                                                    -----------

                                                                     (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(11) INCOME TAXES


     Income tax expense (benefit) is comprised of the following:


                                                                   1995           1994
                                                                   ----           ----
          Current                                             $  (3,149,000)    (3,762,000)
          Deferred                                               (2,597,000)    11,909,000
                                                                 -----------    ----------

                    Total income tax expense (benefit)           (5,746,000)     8,147,000
                                                                 -----------     ---------
                                                                 -----------     ---------
          Income tax benefit before
             extraordinary item                                  (5,746,000)    (1,028,000)
          Income tax expense on extraordinary item                    -          9,175,000
                                                                -----------    -----------
                    Total income tax expense (benefit)        $  (5,746,000)     8,147,000
                                                                -----------    -----------
                                                                -----------    -----------

     Deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts measured by tax laws and regulations.
          Deferred income taxes are comprised of the following:

                                                                    1995           1994
                                                                    ----           ----
          Deferred tax assets:
               Property and receivable allowances             $  14,047,000     15,484,000
               Litigation settlement issues                      15,715,000     15,715,000
               Deferred compensation                              1,211,000      1,474,000
               ESOT contributions                                 4,437,000          -
               Gains recognized for tax purposes,
                 deferred for book purposes                       1,949,000      1,725,000
               Other                                                 26,000         26,000
                                                                -----------    -----------
                    Total gross deferred tax assets              37,385,000     34,424,000

          Less valuation allowance                              (15,715,000)   (15,715,000)
                                                                -----------    -----------
                    Total deferred tax assets                    21,670,000     18,709,000
                                                                -----------    -----------

          Deferred tax liabilities:
               Accelerated depreciation                         (11,825,000)   (11,059,000)
               Gains recognized for book purposes,
                 deferred for tax purposes                       (4,288,000)    (4,557,000)
               Investment securities valuation adjustment       (11,466,000)    (7,485,000)
               Other                                                (39,000)      (172,000)
                                                                -----------    -----------
                    Total deferred tax liabilities              (27,618,000)   (23,273,000)
                                                                -----------    -----------
                    Net deferred tax liabilities              $  (5,948,000)    (4,564,000)
                                                                -----------    -----------
                                                                -----------    -----------


                                                                     (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Total income tax expense (benefit) differs from expected income tax benefit as follows:


                                                                    1995           1994
                                                                    ----           ----
          Expected income tax benefit at 34%                  $  (5,609,000)    (2,172,000)
          Tax exempt income                                         (26,000)      (113,000)
          Valuation allowance for deferred tax assets
             related to ESOT contributions and deferred
             interest income                                          -         15,715,000
          Difference in tax basis on partnership interest             -         (5,000,000)
          State income tax items                                      -           (161,000)
          Dividend exclusion                                       (170,000)      (167,000)
          Excess fair value of contributions                          -             (8,000)
          Other, net                                                 59,000         53,000
                                                                -----------    -----------
                    Total income tax expense (benefit)        $  (5,746,000)     8,147,000
                                                                -----------    -----------
                                                                -----------    -----------

     Net cash refunds (payments) for income taxes during 1995 and 1994 were $4,588,000 and $(8,297,000), respectively.

(12) CONCENTRATION OF CREDIT RISK


     Several of the Company's consolidated general partnerships and subsidiaries have revenue-producing real estate. During the initial lease-up phase, this real estate generated net operating losses, which upon consolidation resulted in minority obligations to the Company of $4,284,000 and $4,926,000 at December 31, 1995 and 1994, respectively.
          If the outside partners fail to perform their obligations, such amounts may not be realized by the Company. Based on its evaluation of the outside partners, the Company has determined their outside partners have the financial ability to perform their obligations.


     As of December 31, 1995 and 1994, the aggregate of the liabilities of unconsolidated partnerships in which the Company is a general partner, excluding nonrecourse debt, is approximately $6,238,000 and $6,983,000, respectively. The Company could become liable for such amounts in the event of default by the various partnerships and nonperformance by the outside partners.

     The collection of principal and interest balances secured by revenue-producing properties and real estate under development is dependent upon sufficient cash flows from operations of the properties, refinancing, capital infusions from outside parties or the sale of the related property. All such property is principally located in the metropolitan Kansas City, Missouri area.

                                                                     (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(13) AFFILIATED PARTY BALANCES AND TRANSACTIONS

     Included in the consolidated financial statements are the following affiliated party balances:

                                           1995           1994
                                           ----           ----

               Notes receivable       $  3,336,000     12,538,000
               Accounts receivable       1,207,000      3,459,000
               Notes payable             1,008,000      6,144,000
               Accounts payable              -            921,000

     Subsequent to December 31, 1995, affiliated notes and accounts receivable were reduced by payments of approximately $2,588,000.

     The Company established a valuation allowance of $2,467,000 at December 31, 1994 related to notes and accounts receivable from former executive officers and directors of the Company who were removed from their positions on May 26, 1995 by action of the Board of Directors. The Company entered settlement agreements in August 1995 with certain former executive officers and directors (see note 16).

     Effective January 1, 1994, the Company sold a controlling interest in its wholly-owned subsidiary, Plaza Insurers, Inc., to the President of Plaza Insurers and a minority interest to an officer of the Company. This officer was removed from his position with the Company on May 26, 1995 by action of the Board of Directors. The Company has an exclusive insurance brokerage agreement with Plaza Insurers through December 31, 1996. As part of the settlement agreement described in note 16, the former officer has relinquished his rights to any profits from Plaza Insurers, and future distributions in excess of the former officer's tax liability on profits, if any, from Plaza Insurers will be made to the Company.

     The Company also entered into a service agreement with Plaza Insurers whereby the Company will continue to provide certain management and clerical personnel to Plaza Insurers and will be reimbursed for all related costs. In addition, Plaza Insurers will pay service and stability fees to the Company equal to 45% of the gross commissions received by Plaza Insurers for all insurance business effected, renewed or brokered by the Company through Plaza Insurers. The service agreement remains in effect for the same period as the exclusive insurance brokerage agreement.

(14) EMPLOYEE STOCK OWNERSHIP TRUST

     The Company has an Employee Stock Ownership Plan (ESOP) related to the
          Employee Stock Ownership Trust (ESOT). The cost of the ESOP is borne by the Company through annual contributions to the ESOT in amounts determined by the Board of Directors .

     As of December 31, 1995, the ESOT held 825,280 shares of common stock of the Company which were allocated to participants.

                                                                     (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In 1995, the Company contributed 110,000 shares of the Company's common stock to the ESOT which were valued at $1,787,500.

     As part of the settlement described in note 16, the Company will convey
          680,000 shares of the Company's common stock and $2,000,000 cash to the ESOT. The conveyance will occur upon receipt of approval from the Internal Revenue Service. The transfer of the 680,000 shares of Company common stock held in treasury to the ESOT will result in a decrease in stockholders' deficit of $11,050,000.

     ESOT participants may request their distributions from the ESOT in cash or Company common stock that is held by the ESOT. Future distributions to ESOT participants for the next five years, based on December 31, 1995 market values of Company common stock, could be as much as:


          1996           $3,200,000
          1997           $2,900,000
          1998           $5,100,000
          1999           $3,200,000
          2000           $3,200,000


    The Company expects to provide some short-term advances to the ESOT to assist in funding distributions, if necessary. All advances to the ESOT will be unsecured and non interest-bearing. The ESOT has sufficient assets to meet its obligations, and the Company has recorded no additional liability beyond its contributions to the ESOT.


(15) FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company might realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

          NOTES RECEIVABLE - Fair value for notes receivable was estimated utilizing discounted cash flow calculations based on interest rates currently offered for notes with similar terms and credit risk. Nonaccrual notes were valued at face value adjusted for potential credit loss.

          TEMPORARY INVESTMENTS AND MARKETABLE EQUITY SECURITIES - Fair values for temporary investments and marketable equity securities were based upon quoted market prices.

          NOTES PAYABLE TO BANKS AND OTHERS - The carrying value of these financial instruments approximates fair value as interest rates change with market conditions.

          MORTGAGE INDEBTEDNESS - The carrying value of variable rate mortgages approximates fair value. Fair value for fixed rate mortgage indebtedness was estimated utilizing discounted cash flow calculations based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

          OFF-BALANCE SHEET INSTRUMENTS - Fair value of commitments to extend credit, guarantees of debt and letters of credits is based on the estimated fees which would be charged for similar arrangements or the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. The aggregate amount of the fees are not material to the consolidated financial statements.

                                                                     (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The estimated fair values of the Company's financial instruments were as follows:

                                                  1995                          1994
                                        -------------------------     -------------------------
                                         Carrying        Fair          Carrying        Fair
                                          Value          Value          Value          Value
                                          -----          -----          -----          -----
     Financial assets:
          Temporary investments        $ 4,606,000      4,606,000      4,404,000      4,404,000
          Notes receivable              24,032,000     22,316,000     31,814,000     28,227,000
          Marketable equity securities  38,114,000     38,114,000     26,686,000     26,686,000

     Financial liabilities:
          Notes payable to banks
            and others                   5,658,000      5,658,000     13,329,000     13,329,000
          Mortgage indebtedness        326,349,000    301,568,000    339,881,000    314,219,000

     The fair value estimates presented are based on information available to management as of December 31, 1995 and 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been revalued for purposes of these consolidated financial statements since the balance sheet date, and current estimates may differ significantly from the amounts presented above.

(16) LITIGATION AND SETTLEMENTS

     The Company was involved in various legal actions as plaintiff and defendant against former officers and directors, representatives of the Employees Stock Ownership Trust, minority shareholders and others. The Company had requested, among other things, that the District Court rescind certain transactions (including the 1992 transactions described below) between the Company and former executive officers, the Employee Stock Ownership Plan and others.

     The Company and various other parties entered settlement agreements in
          August 1995 which require conveyance of Company common stock, payment of cash, and extinguishment of amounts due to and from the Company in consideration of releases from all present and future claims by, among
          and between the parties to the settlements.   At December 31, 1995,
          the Company had 4,852,400 shares of common stock outstanding and 164,345 shares held as treasury stock.

     During 1992, the Company entered into a transaction with the Company's former president, whereby properties with aggregate carrying values of $2,592,000 and marketable equity securities with aggregate carrying values of $1,103,000 were exchanged for 517,920 shares of common stock of the Company and a note receivable for $2,700,000. The fair values of the properties received, based on current appraisals, aggregated $5,907,000. The quoted market values of the marketable equity securities aggregated $2,781,000. The purchase price of the common stock was equivalent to the former president's basis in such shares. The Company recognized a gain on the transaction of $4,993,000 in 1992. As part of the 1995 settlement, the common stock was retained by the Company, the properties were returned to the Company and the note receivable was canceled.

                                                                     (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In May 1992, a limited partnership owned in part by the Company's former president, acquired 125,242 unallocated shares of common stock of the Company from J. C. Nichols Company Employee Stock Ownership Trust
          (ESOT). These shares were acquired for $124,529,000 through the assumption of existing principal indebtedness of $94,348,000 and accrued interest and other advances of $30,181,000 owed by the ESOT to the Company. The Company had previously recorded, as contribution expense, the accrued interest and other advances to the ESOT. At the time the shares were sold, the $30,181,000 was deferred and recorded as a reduction of the contractual note receivable from the limited partnership. The $94,348,000 note receivable, secured by Company stock as of December 31, 1994, was comprised of the contractual note receivable from the limited partnership of $124,529,000 net of the $30,181,000 deferrals. Contractual interest of $12,291,000 on the note receivable from the limited partnership was deferred as of December 31, 1993. Pursuant to a Pledge Agreement, the shares of common stock were pledged as collateral to secure the note receivable from the limited partnership. The related note receivable was due in ten annual equal installments beginning December 31, 1994 and had a stated interest rate of prime (6.0% as of December 31, 1993) payable annually beginning December 31, 1994. As part of the 1995 settlement, the unallocated 125,242 shares were conveyed to the Company as treasury stock in exchange for extinguishment of the $94,348,000 note receivable and all defeased interest amounts. This portion of the settlement had no impact on the 1995 statement of operations.

     In 1994, the Company provided valuation allowances of $2,502,000 on notes and accounts receivable that were part of the 1995 litigation settlement. The impact of the litigation settlement included in the 1995 statement of operations was as follows:


                    ESOT contribution                              $ 13,050,000
                    Settlement of notes and accounts
                      receivable ($7,807,000) and cash paid
                      ($9,665,000), net of related
                      obligations ($1,064,000) and receipt of
                      12,227 shares of Company common stock
                      ($9,207,000)                                    7,201,000
                    Legal expenses, net of insurance reimbursement    1,490,000
                    Receipt of real estate properties                (2,188,000)
                                                                     ----------
                                                                   $ 19,553,000
                                                                     ----------
                                                                     ----------


(17) STOCK SPLIT

     On May 29, 1996, the Company approved an increase from 225,000 to 10,000,000 in the number of shares of common stock authorized for issuance by the Company and to decrease the par value per share of common stock from $20.00 to $.01. Additionally, the Company approved an 80-for-1 stock split of the Company's common stock for all issued and outstanding shares not then held in the Company's treasury. Accordingly, the common stock par value decreased from $4,500,000 to $100,000 with an off-setting increase in additional paid-in capital from $2,679,000 to $7,079,000. All periods presented have been restated to reflect the effect of the Company's stock split.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
J. C. Nichols Company
Kansas City, Missouri:


Under date of March 22, 1996, except as to note 17, which is as of May 29, 1996, we reported on the consolidated balance sheets of J. C. Nichols Company and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, as contained in the 1995 annual report to stockholders. These consolidated financial statements and our report thereon are included in the registration statement on Form 10. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related consolidated financial statement schedules in the registration statement on Form 10. These consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statement schedules based on our audits.

In our opinion, these consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


/s/ KPMG Peat Marwick LLP
-------------------------


Kansas City, Missouri
March 22, 1996

J.C. NICHOLS COMPANY AND SUBSIDIARIES
SCHEDULE REAL ESTATE AND ACCUMULATED DEPRECIATION
YEAR ENDED DECEMBER 31, 1995


                                                                  BUILDING
LOCATION/DEVELOPMENT               BUILDING                       TYPE                             ENCUMBRANCES             LAND
--------------------               --------                       --------                         ------------             ----
REVENUE-PRODUCING PROPERTIES
    KANSAS CITY, MISSOURI
    COUNTRY CLUB PLAZA             MILLCREEK BLOCK                OFFICE  & RETAIL                 2,743,640.61        73,342.82
    COUNTRY CLUB PLAZA             TRIANGLE BLOCK                 RETAIL                           1,806,787.71        32,856.98
    COUNTRY CLUB PLAZA             BALCONY BLOCK                  OFFICE  & RETAIL                 3,948,165.76        80,669.55
    COUNTRY CLUB PLAZA             MACY BUILDING                  RETAIL                                               41,920.97
    COUNTRY CLUB PLAZA             ESPLANADE BLOCK                OFFICE  & RETAIL                 8,097,085.73       138,830.18
    COUNTRY CLUB PLAZA             PLAZA CENTRAL                  RETAIL                           1,606,033.51       111,638.19
    COUNTRY CLUB PLAZA             THEATRE BLOCK                  OFFICE  & RETAIL                 5,821,871.57        92,377.21
    COUNTRY CLUB PLAZA             SWANSON BLOCK                  RETAIL                           3,814,329.63       103,707.20
    COUNTRY CLUB PLAZA             HALLS BUILDING                 RETAIL                           1,739,869.64       101,667.80
    COUNTRY CLUB PLAZA             NICHOLS BLOCK                  OFFICE  & RETAIL                 3,345,903.17        87,694.14
    COUNTRY CLUB PLAZA             TIME BLOCK                     OFFICE  & RETAIL                12,446,759.89       215,949.66
    COUNTRY CLUB PLAZA             48th & PENN                    RETAIL                           1,873,705.79        42,298.64
    COUNTRY CLUB PLAZA             SEVILLE SHOPS WEST             RETAIL                           2,409,050.32       224,484.92
    COUNTRY CLUB PLAZA             PLAZA SAVINGS SOUTH            RETAIL                           2,074,459.99        64,429.89
    COUNTRY CLUB PLAZA             COURT OF THE PENGUINS          RETAIL                           2,810,558.68        51,211.57
    COUNTRY CLUB PLAZA             SEVILLE SQUARE                 OFFICE  & RETAIL                 6,357,216.06        62,843.69
    COUNTRY CLUB PLAZA             PLAZA PARKING                  PARKING                                             370,188.63
    COUNTRY CLUB PLAZA             COMMON AREAS                   SIDEWALKS, FOUNTAINS, STATUES                             0.00
    4620 NICHOLS PARKWAY           PARKWAY BUILDING               OFFICE                                               44,413.58
    300-320 EAST 51st ST.          COLONIAL SHOPS                 RETAIL                                                6,804.88
    301-337 EAST 55th ST.          CRESTWOOD SHOPS                RETAIL                                               18,204.54
    63rd & BROOKSIDE               BROOKSIDE SHOPS                OFFICE  & RETAIL                 4,515,846.80       128,392.11
    7100-7126 WORNALL RD.          ROMANELLI SHOPS                RETAIL                                                4,656.10
    7140 WORNALL ROAD              ROMANELLI ANNEX                OFFICE  & RETAIL                                      1,403.95
    RED BRIDGE & HOLMES            RED BRIDGE SHOPS               RETAIL                                               14,933.61
    TWO BRUSH CREEK BLVD.          TWO BRUSH CREEK PLAZA          OFFICE                           7,245,439.92         6,539.16
    ONE WARD PARKWAY               ONE WARD PARKWAY               OFFICE                                               10,755.20
    400 EAST RED BRIDGE RD.        RED BRIDGE PROF. BLDG.         OFFICE                             728,828.29         2,367.58
    801 WEST 47th ST.              PARK PLAZA                     OFFICE                           6,022,625.76       132,572.17
    4900 MAIN                      4900 MAIN BLDG.                OFFICE                          26,219,600.54     2,138,450.69
(1) 4717 & 4740 GRAND AVENUE       PARK CENTRAL                   OFFICE                          18,028,401.03       436,553.00
    400 EAST BANNISTER RD.         BANNISTER BUSINESS CENTER      INDUSTRIAL                       1,311,428.49         5,839.43
    414-428 EAST BANNISTER RD.     SURFACE WAREHOUSE I            INDUSTRIAL                                            2,327.59
    430-444 EAST BANNISTER RD.     SURFACE WAREHOUSE II           INDUSTRIAL                                            2,327.59

                                                               COSTS                            TOTAL COST
                                               TOTAL      CAPITALIZED      ---------------------------------------------------
                                             INITIAL       SUBSEQ. TO            LAND &          BUILDINGS/
LOCATION/DEVELOPMENT                     BLDG. COSTS      ACQUISITION             IMPTS              IMPTS               TOTAL
--------------------                     -----------      -----------            ------          ---------               -----

REVENUE-PRODUCING PROPERTIES
    KANSAS CITY, MISSOURI
    COUNTRY CLUB PLAZA                   82,819.59       4,847,490.27         73,342.82        4,930,309.86       5,003,652.68
    COUNTRY CLUB PLAZA                  284,950.97         691,163.79         32,856.98          976,114.76       1,008,971.74
    COUNTRY CLUB PLAZA                4,755,505.89       1,712,939.83         80,669.55        6,468,445.72       6,549,115.27
    COUNTRY CLUB PLAZA                  140,668.53       2,083,298.85         41,920.97        2,223,967.38       2,265,888.35
    COUNTRY CLUB PLAZA                  883,230.10       2,133,373.11        138,830.18        3,016,603.21       3,155,433.39
    COUNTRY CLUB PLAZA                  818,483.56       1,502,132.62        111,638.19        2,320,616.18       2,432,254.37
    COUNTRY CLUB PLAZA                  796,865.22       1,513,289.04         92,377.21        2,310,154.26       2,402,531.47
    COUNTRY CLUB PLAZA                   83,719.74       5,126,584.26        103,707.20        5,210,304.00       5,314,011.20
    COUNTRY CLUB PLAZA                3,209,722.71         337,687.07        101,667.80        3,547,409.78       3,649,077.58
    COUNTRY CLUB PLAZA                  349,267.35       2,145,089.22         87,694.14        2,494,356.57       2,582,050.71
    COUNTRY CLUB PLAZA                1,907,745.67       2,560,230.79        215,949.66        4,467,976.46       4,683,926.12
    COUNTRY CLUB PLAZA                  177,782.33         250,233.68         42,298.64          428,016.01         470,314.65
    COUNTRY CLUB PLAZA                  572,083.60         163,525.65        224,484.92          735,609.25         960,094.17
    COUNTRY CLUB PLAZA                1,949,328.02          49,179.81         64,429.89        1,998,507.83       2,062,937.72
    COUNTRY CLUB PLAZA                2,744,638.62         145,791.14         51,211.57        2,890,429.76       2,941,641.33
    COUNTRY CLUB PLAZA                1,969,500.00       7,212,082.63         62,843.69        9,181,582.63       9,244,426.32
    COUNTRY CLUB PLAZA                  204,290.80               0.00        370,188.63          204,290.80         574,479.43
    COUNTRY CLUB PLAZA                  336,921.67         744,254.08        744,254.08          336,921.67       1,081,175.75

                                                          F-8.1

    4620 NICHOLS PARKWAY                858,939.42         209,185.54         44,413.58        1,068,124.96       1,112,538.54
    300-320 EAST 51st ST.               139,679.88           6,575.38          6,804.88          146,255.26         153,060.14
    301-337 EAST 55th ST.               114,195.77          71,004.20         36,356.57          167,047.94         203,404.51
    63rd & BROOKSIDE                    521,791.88         726,953.32        142,843.61        1,234,293.70       1,377,137.31
    7100-7126 WORNALL RD.                87,628.86          22,407.00          4,656.10          110,035.86         114,691.96
    7140 WORNALL ROAD                     8,351.00               0.00          1,403.95            8,351.00           9,754.95
    RED BRIDGE & HOLMES               1,717,885.47       1,734,783.94        538,696.66        2,928,906.36       3,467,603.02
    TWO BRUSH CREEK BLVD.             7,327,125.19         219,848.67          6,539.16        7,546,973.86       7,553,513.02
    ONE WARD PARKWAY                  5,946,412.67         251,920.95         10,755.20        6,198,333.62       6,209,088.82
    400 EAST RED BRIDGE RD.           1,382,757.68         301,908.49          2,367.58        1,684,666.17       1,687,033.75
    801 WEST 47th ST.                 6,769,352.14         760,198.33        132,572.17        7,529,550.47       7,662,122.64
    4900 MAIN                        18,977,119.61          32,572.83      2,138,450.69       19,009,692.44      21,148,143.13
(1) 4717 & 4740 GRAND AVENUE         17,977,602.41               0.00        436,553.00       17,977,602.41      18,414,155.41
    400 EAST BANNISTER RD.            1,553,689.17         181,353.63        177,540.66        1,563,341.57       1,740,882.23
    414-428 EAST BANNISTER RD.          241,768.94         114,175.00          2,327.59          355,943.94         358,271.53
    430-444 EAST BANNISTER RD.          332,433.23          57,047.00          2,327.59          389,480.23         391,807.82




                                             ACCUM.        DATE OF             DATE        DEPR.
LOCATION/DEVELOPMENT                          DEPR.          CONST.        ACQUIRED        LIFE
--------------------                         -----         -------         --------        ----

REVENUE-PRODUCING PROPERTIES
    KANSAS CITY, MISSOURI
    COUNTRY CLUB PLAZA                 1,733,728.18           1920        1906-1910       20-40
    COUNTRY CLUB PLAZA                   358,566.66           1925        1906-1910       20-50
    COUNTRY CLUB PLAZA                 2,576,399.07           1925        1906-1910       20-50
    COUNTRY CLUB PLAZA                   725,930.51           1926        1906-1910       20-50
    COUNTRY CLUB PLAZA                 1,962,133.98           1928        1906-1910       20-50
    COUNTRY CLUB PLAZA                 1,768,134.86           1958        1906-1910       20-40
    COUNTRY CLUB PLAZA                 1,231,256.06           1928        1906-1910       20-45
    COUNTRY CLUB PLAZA                 2,309,874.78           1967        1906-1910       20-55
    COUNTRY CLUB PLAZA                 2,475,024.25           1964        1906-1910       20-60
    COUNTRY CLUB PLAZA                 1,912,621.43           1930        1906-1910       20-45
    COUNTRY CLUB PLAZA                 3,038,537.24           1929        1906-1910       20-45
    COUNTRY CLUB PLAZA                   293,356.78           1948        1906-1910       20-40
    COUNTRY CLUB PLAZA                   240,831.09           1980        1906-1910       20-45
    COUNTRY CLUB PLAZA                   538,413.55           1948        1906-1910       20-40
    COUNTRY CLUB PLAZA                 2,605,026.36           1945             1975       10-20
    COUNTRY CLUB PLAZA                 6,579,918.28           1945             1975       10-39
    COUNTRY CLUB PLAZA                   126,170.29      1920-1964        1906-1910          15
    COUNTRY CLUB PLAZA                   746,565.53      1920-1964        1906-1910       10-20
    4620 NICHOLS PARKWAY                 813,171.82           1955        1906-1910       20-45
    300-320 EAST 51st ST.                139,975.36           1907             1907       20-25
    301-337 EAST 55th ST.                140,335.83           1932             1923       15-50
    63rd & BROOKSIDE                     884,055.43           1919             1920       10-50
    7100-7126 WORNALL RD.                 97,300.77           1925             1925       10-49
    7140 WORNALL ROAD                          0.00           1963             1993          20
    RED BRIDGE & HOLMES                2,675,911.42           1959             1959       10-50
    TWO BRUSH CREEK BLVD.              4,104,834.94           1983             1983       10-45
    ONE WARD PARKWAY                   3,540,170.54           1980             1980       10-45
    400 EAST RED BRIDGE RD.            1,080,037.63           1972             1976       10-31.5
    801 WEST 47th ST.                  3,242,027.31           1983             1983       10-45
    4900 MAIN                          7,241,549.34           1986             1985       10-50
(1) 4717 & 4740 GRAND AVENUE             590,434.65      1988-1990             1994          39
    400 EAST BANNISTER RD.               965,447.53           1985             1985       10-40
    414-428 EAST BANNISTER RD.           219,120.18           1973             1973       10-45
    430-444 EAST BANNISTER RD.           288,629.53           1975             1975       10-35



                                                                  BUILDING
LOCATION/DEVELOPMENT               BUILDING                       TYPE                             ENCUMBRANCES             LAND
--------------------               --------                       --------                         ------------             ----
    KANSAS CITY,MISSOURI (cont.)
    6310 TROOST                    RETAIL SHOPS                   LAND LEASE                                           13,763.66
    11049 HOLMES                   BURGER KING                    LAND LEASE                                          100,465.40
    135th & HOLMES (18.6 ACRES)    GOLF DRIVING RANGE             LAND LEASE                                            5,074.28
    BANNISTER & RAYTOWNRD          2.928 ACRES                    BLDG. LEASE                                           1,588.90
(7) 655 EAST MINOR DRIVE           COACH HOUSE SOUTH              489-UNIT APARTMENT COMPLEX         20,000,000        54,753.88
(7) 11230 OAK                      COACH HOUSE                    160-UNIT APARTMENT COMPLEX          8,000,000        16,284.96
    11209 McGEE DRIVE              COACH LAMP                     158-UNIT APARTMENT COMPLEX                           16,374.35
    4509 WORNALL RD.               WORNALL ROAD                   17-UNIT APARTMENT BLDG.                               5,188.00
    4517 WORNALL RD.               ST. CHARLES                    12-UNIT APARTMENT BLDG.                               4,200.00
    420 WEST 46th TERR.            ALTA LOMA                      18-UNIT APARTMENT BLDG.                              50,000.00
    426 WEST 46th TERR.            BISCAYNE TOWERS                24-UNIT APARTMENT BLDG.                              17,000.00
    406 WEST 46th TERR.            SANTA ANA                      11-UNIT APARTMENT BLDG.                               3,317.18
    408-410 WEST 46th TERR.        VALENCIA                       19-UNIT APARTMENT BLDG.                               8,250.00
    414 WEST 46th TERR.            LA SOLANA                      18-UNIT APARTMENT BLDG.                               5,475.00
    221 WEST 48th ST.              REGENCY HOUSE                  131-UNIT APARTMENT BLDG.         3,634,000.00        35,263.51
    121 WEST 48th ST.              SULGRAVE                       144-UNIT APARTMENT BLDG.         5,446,000.00       240,000.00
    4600 NICHOLS PARKWAY           PARK LANE                      89-UNIT APARTMENT BLDG.                              55,960.00
    4417 PENNSYLVANIA              PENN WICK                      6-UNIT APARTMENT BLDG.                                4,108.00
    4424-4426 PENNSYLVANIA         COLE GARDENS                   8-UNIT APARTMENT BLDG.             225,530.51         4,521.00
    4419 PENNSYLVANIA              TAMA                           6-UNIT APARTMENT BLDG.                               15,951.53
    333 WEST 46th TERR.            NEPTUNE                        96-UNIT APARTMENT BLDG.          3,601,538.02             0.00
    4921 WORNALL RD.               WORNALL POINT                  24-UNIT APARTMENT BLDG.                              18,750.00
    PLAZA AREA                     54 RENTAL HOUSES               SINGLE FAMILY                       28,735.83       177,323.62
    95th & NOLAND ROAD             VACANT LOT  2.72 ACRES                                                               6,000.00
    72nd & WYANDOTTE               MAINTENANCE SHOP                                                                     1,243.59
    26 MISCELLANEOUSVACANT LOTS,
      LESS THAN 1 ACRE EACH                                                                           38,377.97     1,406,939.63
    46th TERR. & PENNSYLVANIA      SURFACE PARKING                CONST. IN PROGRESS
    VARIOUS LOCATIONS              TENANT IMPROVEMENTS, ETC.      CONST. IN PROGRESS

    GRANDVIEW, MISSOURI
    11900 SO. BLUERIDGE EXT.       GRANDVIEW SHOPS                RETAIL                                              675,000.00

    LEE'S SUMMIT,MISSOURI
    211 N. E. LAKEWOOD BLVD.       SALES OFFICE                   OFFICE                             150,000.00       267,122.00


                                                                COSTS                            TOTAL COST
                                                TOTAL      CAPITALIZED      ---------------------------------------------------
                                              INITIAL       SUBSEQ. TO            LAND &          BUILDINGS/
LOCATION/DEVELOPMENT                      BLDG. COSTS      ACQUISITION             IMPTS              IMPTS              TOTAL
--------------------                      -----------      -----------            ------          ---------              -----

    KANSAS CITY,MISSOURI (cont.)
    6310 TROOST                                 0.00        44,034.27         57,797.93                 0.00         57,797.93
    11049 HOLMES                                0.00             0.00        100,465.40                 0.00        100,465.40
    135th & HOLMES (18.6 ACRES)                 1.00             0.00          5,074.28                 1.00          5,075.28
    BANNISTER & RAYTOWN RD                      1.00             0.00          1,588.90                 1.00          1,589.90
(7) 655 EAST MINOR DRIVE               23,400,786.69     2,947,451.70      2,980,304.04        23,422,688.23     26,402,992.27
(7) 11230 OAK                           6,474,534.86     1,131,179.87        854,239.52         6,767,760.17      7,621,999.69
    11209 McGEE DRIVE                   1,989,363.01       565,500.13        189,645.44         2,381,592.05      2,571,237.49
    4509 WORNALL RD.                       93,720.03        13,735.78          5,188.00           107,455.81        112,643.81
    4517 WORNALL RD.                       57,600.00        16,137.63          4,200.00            73,737.63         77,937.63
    420 WEST 46th TERR.                   450,000.00        18,559.94         50,000.00           468,559.94        518,559.94
    426 WEST 46th TERR.                   150,000.00        17,299.19         17,000.00           167,299.19        184,299.19
    406 WEST 46th TERR.                    95,169.25        16,701.70          3,317.18           111,870.95        115,188.13
    408-410 WEST 46th TERR.               329,149.95             0.00          8,250.00           329,149.95        337,399.95
    414 WEST 46th TERR.                   629,525.00        20,869.11          5,475.00           650,394.11        655,869.11
    221 WEST 48th ST.                   3,085,365.24     3,044,766.99         35,263.51         6,130,132.23      6,165,395.74
    121 WEST 48th ST.                   5,145,372.69     2,264,701.40        240,000.00         7,410,074.09      7,650,074.09
    4600 NICHOLS PARKWAY                  554,839.89       311,885.89         55,960.00           866,725.78        922,685.78
    4417 PENNSYLVANIA                     208,509.21         5,227.00          4,108.00           213,736.21        217,844.21
    4424-4426 PENNSYLVANIA                287,843.77             0.00          4,521.00           287,843.77        292,364.77
    4419 PENNSYLVANIA                           1.00             0.00         15,951.53                 1.00         15,952.53
    333 WEST 46th TERR.                 5,987,039.83        99,099.13         94,557.30         5,991,581.66      6,086,138.96
    4921 WORNALL RD.                      656,250.00         1,931.37         20,681.37           656,250.00        676,931.37
    PLAZA AREA                          3,339,090.68         4,587.60        177,323.62         3,343,678.28      3,521,001.90
    95th & NOLAND ROAD                          0.00             0.00          6,000.00                 0.00          6,000.00
    72nd & WYANDOTTE                      684,964.29             0.00          1,243.59           684,964.29        686,207.88
    26 MISCELLANEOUS VACANT LOTS,
      LESS THAN 1 ACRE EACH                     0.00       105,913.24      1,483,407.87            29,445.00      1,512,852.87
    46th TERR. & PENNSYLVANIA                   0.00       212,485.66              0.00           212,485.66        212,485.66
    VARIOUS LOCATIONS                           0.00       190,995.71              0.00           190,995.71        190,995.71

    GRANDVIEW, MISSOURI
    11900 SO. BLUERIDGE EXT.            1,370,892.36       413,708.24        898,923.85         1,560,676.75      2,459,600.60

    LEE'S SUMMIT,MISSOURI
    211 N. E. LAKEWOOD BLVD.              133,333.00             0.00        267,122.00           133,333.00        400,455.00




                                             ACCUM.        DATE OF             DATE        DEPR.
LOCATION/DEVELOPMENT                          DEPR.          CONST.        ACQUIRED        LIFE
--------------------                         -----         -------         --------        ----

    KANSAS CITY,MISSOURI (cont.)
    6310 TROOST                          44,034.27             1974             1971         20
    11049 HOLMES                              0.00               --             1954         --
    135th & HOLMES (18.6 ACRES)               0.00               --             1972         --
    BANNISTER & RAYTOWN RD                    0.00               --             1929         --
(7) 655 EAST MINOR DRIVE              9,451,099.01             1986             1986      10-35
(7) 11230 OAK                         3,497,638.23             1984             1984      10-45
    11209 McGEE DRIVE                 1,970,524.89             1961             1963      10-50
    4509 WORNALL RD.                    107,453.81             1918             1968         15
    4517 WORNALL RD.                     58,043.94             1922             1972      15-27.5
    420 WEST 46th TERR.                 371,049.17             1918             1983      15-27.5
    426 WEST 46th TERR.                 165,985.58             1918             1975      14-15
    406 WEST 46th TERR.                  96,926.57             1960             1980       8-31.5
    408-410 WEST 46th TERR.             279,334.96             1918             1983         15
    414 WEST 46th TERR.                 402.614.78             1918             1986      15-31.5
    221 WEST 48th ST.                 4,509,042.86             1960             1961      10-40
    121 WEST 48th ST.                 3,887,868.79             1967             1976      10-31
    4600 NICHOLS PARKWAY                826,779.63             1924             1971       8-21
    4417 PENNSYLVANIA                   208,810.17             1960             1987     7-31.5
    4424-4426 PENNSYLVANIA              287,843.77             1960             1987          7
    4419 PENNSYLVANIA                         0.00             1960             1979         15
    333 WEST 46th TERR.               1,960,744.74             1988             1910      10-40
    4921 WORNALL RD.                    205,290.49             1950             1987       31.5
    PLAZA AREA                        1,608,519.27    1920's & 1930's      1929-1989      10-31.5
    95th & NOLAND ROAD                        0.00               --             1956         --
    72nd & WYANDOTTE                    230,374.83             1986             1983      10-40
    26 MISCELLANEOUS VACANT LOTS,
      LESS THAN 1 ACRE EACH              42,252.70              --         1930-1985         --
    46th TERR. & PENNSYLVANIA                 0.00              --               N/A         --
    VARIOUS LOCATIONS                         0.00              --               N/A         --

    GRANDVIEW, MISSOURI
    11900 SO. BLUERIDGE EXT.            544,859.15             1987             1987      10-39

    LEE'S SUMMIT,MISSOURI
    211 N. E. LAKEWOOD BLVD.             13,703.55             1975             1993      15-31.5







                                                                  BUILDING
LOCATION/DEVELOPMENT               BUILDING                       TYPE                             ENCUMBRANCES             LAND
--------------------               --------                       --------                         ------------             ----

    RAYMORE, MISSOURI
    RIDGWAY DRIVE                 9 DUPLEXES                      RESIDENTIAL                        876,138.38       180,000.00
                                  VALUATION RESERVE
    SHAWNEE MISSION, KANSAS
    5000-5012 STATELINE           WESTWOOD SHOPS                  RETAIL                                                2,469.58
    2700-2812 W. 53rd STREET      FAIRWAY SHOPS                   RETAIL                                                1,099.01
    MISSION ROAD & TOMAHAWK       PRAIRIE VILLAGE SHOPS           RETAIL & OFFICE                 11,500,000.00        30,888.91
    83rd & MISSION ROAD           CORINTH SQUARE SHOPS            RETAIL                           7,398,513.68        43,329.48
    3910-4024 W. 95th STREET      95 & MISSION ROAD SHOPS         RETAIL                                                3,041.37
    9507-9541 NALL                TRAILWOOD SHOPS                 RETAIL                                                4,232.31
    9555-9563 NALL                96 & NALL SHOPS                 RETAIL                                                  508.98
    5205-5287 W. 95th STREET      TRAILWOOD III SHOPS             RETAIL                             928,928.49         1,459.41
    4101-4117 W. 83rd STREET      CORINTH SHOPS SOUTH             RETAIL                           2,086,760.25        11,930.82
    75th STREET & I-35            GEORGETOWN SHOPS                RETAIL                                               11,335.48
    8340 MISSION ROAD             CORINTH OFFICE BUILDING         OFFICE                           1,428,292.09         3,714.75
    4121 W. 83rd STREET           CORINTH EXECUTIVE BUILDING      OFFICE                             503,906.24         6,309.20
    7315 FRONTAGE ROAD            HARTFORD OFFICE BUILDING        OFFICE                                                5,003.67
    4200 SOMERSET                 NICHOLS BUILDING                OFFICE                           1,666,340.74         6,833.98
    11111 W. 95th STREET          OAK PARK BANK BUILDING          OFFICE                             554,994.02         4,912.28
    7301 MISSION ROAD             PRAIRIE VILLAGE OFFICE CTR      OFFICE                           2,221,787.68        44,254.01
(7) 4350 SHAWNEE MSN PKWAY        FAIRWAY WEST OFFICE CTR         OFFICE                           4,775,000.00        68,829.26
    2400 W. 75th STREET           BRYMAR BUILDING                 OFFICE                             793,495.60             0.00
(7) 4330 SHAWNEE MSN PKWAY        FAIRWAY NORTH                   OFFICE                           4,500,000.00       109,738.65
    11836-50 W. 85th STREET       QUIVIRA BUS PARK - BLDG A       INDUSTRIAL                          50,687.34        24,605.05
    8441-8457 QUIVIRA             QUIVIRA BUS PARK - BLDG B       INDUSTRIAL                                           29,967.49
    8419-8433 QUIVIRA             QUIVIRA BUS PARK - BLDG C       INDUSTRIAL                          50,687.34        23,078.94
    8403-8417 QUIVIRA             QUIVIRA BUS PARK - BLDG D       INDUSTRIAL                          50,687.34        23,189.30
    8347-8363 QUIVIRA             QUIVIRA BUS PARK - BLDG E       INDUSTRIAL                         179,327.62        31,309.18
    11835-55 W. 83rd STREET       QUIVIRA BUS PARK - BLDG F       INDUSTRIAL                         185,920.55        34,060.83
    8605-8619 QUIVIRA             QUIVIRA BUS PARK - BLDG G       INDUSTRIAL                         131,858.54        27,279.24
    11730-11748 W. 86th TERRACE   QUIVIRA BUS PARK - BLDG H       INDUSTRIAL                         162,186.03        36,082.09
    11705 W. 83rd TERRACE         QUIVIRA BUS PARK - BLDG WE      INDUSTRIAL                         142,631.83        45,411.53
    11531-11621 W. 83rd TERRACE   QUIVIRA BUS PARK - BLDG J       INDUSTRIAL                       1,396,000.00         4,962.42
    11633-11647 W. 83rd TERRACE   QUIVIRA BUS PARK - BLDG K       INDUSTRIAL                         304,000.00         1,981.54
    11505-11517 W. 83rd TERRACE   QUIVIRA BUS PARK - BLDG L       INDUSTRIAL                         300,000.00         2,055.81


                                                                COSTS                            TOTAL COST
                                                TOTAL      CAPITALIZED      ---------------------------------------------------
                                              INITIAL       SUBSEQ. TO            LAND &          BUILDINGS/
LOCATION/DEVELOPMENT                      BLDG. COSTS      ACQUISITION             IMPTS              IMPTS              TOTAL
--------------------                      -----------      -----------            ------          ---------              -----

    RAYMORE, MISSOURI
    RIDGWAY DRIVE                        1,126,000.00              0.00       180,000.00       1,126,000.00       1,306,000.00
                                         (205,000,000)                                         (205,000,000)      (205,000,000)

    SHAWNEE MISSION, KANSAS
    5000-5012 STATELINE                     21,235.73            200.00         2,469.58          21,435.73          23,905.31
    2700-2812 W. 53rd STREET               243,393.58      1,363,598.94        29,748.12       1,578,343.41       1,608,091.53
    MISSION ROAD & TOMAHAWK              2,150,388.48      3,698,579.35       147,327.98       5,732,528.76       5,879,856.74
    83rd & MISSION ROAD                  2,033,397.41      3,810,913.30       519,634.88       5,368,005.31       5,887,640.19
    3910-4024 W. 95th STREET               110,784.72         71,487.42        63,253.95         122,059.56         185,313.51
    9507-9541 NALL                         567,657.15          6,919.43         4,232.31         574,576.58         578,808.89
    9555-9563 NALL                         151,582.59         12,102.31         2,358.11         161,835.77         164,193.88
    5205-5287 W. 95th STREET             1,473,876.95          1,250.00         1,459.41       1,475,126.95       1,476,586.36
    4101-4117 W. 83rd STREET               191,765.49      2,523,472.27       116,998.94       2,610,169.64       2,727,168.58
    75th STREET & I-35                   1,548,724.51      1,043,700.63        69,784.00       2,533,976.62       2,603,760.62
    8340 MISSION ROAD                    1,121,969.53        263,711.42         3,714.75       1,385,680.95       1,389,395.70
    4121 W. 83rd STREET                  1,117,443.04        352,791.56         6,309.20       1,470,234.60       1,476,543.80
    7315 FRONTAGE ROAD                   1,344,996.63        360,546.84        64,376.48       1,646,170.66       1,710,547.14
    4200 SOMERSET                        1,849,885.15        181,596.23        25,135.39       2,013,179.97       2,038,315.36
    11111 W. 95th STREET                 1,025,675.81         43,574.02        13,202.36       1,060,959.75       1,074,162.11
    7301 MISSION ROAD                      443,776.10        359,491.16        65,022.18         782,499.09         847,521.27
(7) 4350 SHAWNEE MSN PKWAY               3,771,257.18        233,707.36       147,318.97       3,926,474.83       4,073,793.80
    2400 W. 75th STREET                  1,634,057.96         70,802.25        12,115.75       1,692,744.46       1,704,860.21
(7) 4330 SHAWNEE MSN PKWAY               3,809,023.27        327,277.05       209,650.61       4,036,388.36       4,246,038.97
    11836-50 W. 85th STREET                246,154.19        137,984.66       105,800.85         302,943.05         408,743.90
    8441-8457 QUIVIRA                      284,610.40         30,284.28        29,967.49         314,894.68         344,862.17
    8419-8433 QUIVIRA                      235,350.87         70,474.69        23,078.94         305,825.56         328,904.50
    8403-8417 QUIVIRA                      256,012.59         45,549.66        23,189.30         301,562.25         324,751.55
    8347-8363 QUIVIRA                      304,367.65         85,714.18        31,309.18         390,081.83         421,391.01
    11835-55 W. 83rd STREET                463,200.18        103,179.69        34,060.83         566,379.87         600,440.70
    8605-8619 QUIVIRA                      244,255.93          4,349.50        27,279.24         248,605.43         275,884.67
    11730-11748 W. 86th TERRACE            324,805.22         44,923.28        36,082.09         369,728.50         405,810.59
    11705 W. 83rd TERRACE                  516,014.72        163,690.84        45,411.53         679,705.56         725,117.09
    11531-11621 W. 83rd TERRACE          1,064,466.89        364,385.86       351,273.76       1,082,541.41       1,433,815.17
    11633-11647 W. 83rd TERRACE            364,696.36         82,694.58        77,886.82         371,485.66         449,372.48
    11505-11517 W. 83rd TERRACE            400,516.67         77,746.77        77,935.78         402,383.47         480,319.25




                                             ACCUM.        DATE OF             DATE        DEPR.
LOCATION/DEVELOPMENT                          DEPR.          CONST.        ACQUIRED        LIFE
--------------------                         -----         -------         --------        ----

    RAYMORE, MISSOURI
    RIDGWAY DRIVE                       225,201.00             1985            1990          27.5


    SHAWNEE MISSION, KANSAS
    5000-5012 STATELINE                  21,433.73             1926            1926           48
    2700-2812 W. 53rd STREET            309,085.36             1940            1940        10-39
    MISSION ROAD & TOMAHAWK           3,279,262.29             1948            1948        10-50
    83rd & MISSION ROAD               3,497,235.94             1962            1955        10-50
    3910-4024 W. 95th STREET            142,497.92             1965            1972        15-50
    9507-9541 NALL                      455,345.96             1968            1972        10-50
    9555-9563 NALL                      125,534.85             1976            1981        15-35
    5205-5287 W. 95th STREET            679,493.90             1986            1972        10-40
    4101-4117 W. 83rd STREET          1,194,941.49             1953            1953        10-55
    75th STREET & I-35                1,371,994.79             1974            1965        10-40
    8340 MISSION ROAD                   932,631.85             1960            1984        15-20
    4121 W. 83rd STREET                 848,736.55             1973            1986        10-55
    7315 FRONTAGE ROAD                1,118,538.58             1978            1975        10-45
    4200 SOMERSET                     1,228,794.41             1978            1979        10-45
    11111 W. 95th STREET                731,437.83             1976            1978        15-40
    7301 MISSION ROAD                   469,315.41             1960            1981        15-20
(7) 4350 SHAWNEE MSN PKWAY            1,936,510.30             1983            1948        15-32
    2400 W. 75th STREET               1,469,987.21             1968            1984        15-20
(7) 4330 SHAWNEE MSN PKWAY            1,929,532.24             1985            1948        10-45
    11836-50 W. 85th STREET             246,829.95             1973            1973        15-45
    8441-8457 QUIVIRA                   217,016.96             1975            1973        15-35
    8419-8433 QUIVIRA                   167,878.18             1973            1973        15-45
    8403-8417 QUIVIRA                   175,173.05             1973            1973        15-45
    8347-8363 QUIVIRA                   231,963.42             1973            1973        10-45
    11835-55 W. 83rd STREET             298,993.76             1973            1973        15-45
    8605-8619 QUIVIRA                   143,468.90             1973            1973        15-45
    11730-11748 W. 86th TERRACE         187,931.78             1973            1973        15-45
    11705 W. 83rd TERRACE               343,769.74             1973            1973        15-45
    11531-11621 W. 83rd TERRACE         769,783.47             1983            1965        10-35
    11633-11647 W. 83rd TERRACE         260,030.63             1985            1965        15-35
    11505-11517 W. 83rd TERRACE         282,926.87             1985            1965        15-35





                                                                    BUILDING
LOCATION/DEVELOPMENT                    BUILDING                    TYPE                             ENCUMBRANCES             LAND
--------------------                    --------                    --------                         ------------             ----
    SHAWNEE MISSION, KANSAS (cont.)
    11100-11200 ANTIOCH                 SHANNON VALLEY SHOPS        RETAIL                           5,443,497.62      1,800,000.00
    SHAWNEE MISSION PKWY & BUENA VISTA                              RETAIL & IND.                                          1,265.94
    8201 MISSION ROAD                   FIRST BANK OFFICE BUILDING  LAND LEASE                                           276,648.00
    4010 SOMERSET                       INTRUST BANK BUILDING       LAND LEASE                                             2,165.69
    I-35 & 75th ST. (1.1 ACRES)         PERKINS RESTAURANT          LAND LEASE                                             1,302.97
    I-35 & 75th ST. (.45 ACRES)         BANK DRIVE-IN               LAND LEASE                                               537.31
    I-35 & 75th ST. (.86 ACRES)         CONVENIENCE STORE           LAND LEASE                                             1,019.61
    I-35 & 75th ST. (.64 ACRES)         VACANT LAND                                                                          390.44
    5301 WEST 95th ST. (.31 ACRES)      SAVINGS & LOAN              LAND LEASE                                               155.00
    75th & REINHARDT                    SERVICE STATION             LAND LEASE                                            12,825.00
    8100-8300 QUIVIRA                   VACANT LAND 45 ACRES                                                              81,308.30
    99TH & NIEMAN ROAD                  VACANT LAND 22 ACRES                                                              26,830.15
    3541 SOMERSET DRIVE                 MAINTENANCE SHOP                                                                     849.70
    151st & NALL                        11.214 ACRES LAND                                                                 32,079.05
    JOHNSON DRIVE & HWY. 7              FARM HOUSE & BLDGS.                                                                    0.00
    135th -143rd, METCALF TO NALL       FARM HOUSES & BLDGS.                                                                   0.00
    VARIOUS LOCATIONS                   TENANT IMPROVEMENTS, ETC.   CONST. IN PROGRESS                                         0.00
    3617-3737 SOMERSET DRIVE            CORINTH PLACE VILLAS        9 RENTAL CONDOMINIUMS                                  2,322.78
    84th & MISSION ROAD                 CORINTH GARDENS             52-UNIT APARTMENT COMPLEX                             43,000.00
    4120 WEST 94th TERR.                KENILWORTH                  246-UNIT APARTMENT COMPLEX       6,008,417.88         63,527.39
(7) 3815 SOMERSET DRIVE                 CORINTH PLACE               76-UNIT APARTMENT COMPLEX        4,500,000.00         27,100.81
    3518 WEST 83rd ST.                  MISSION VALLEY              89-UNIT APARTMENT COMPLEX        1,825,039.89         38,191.65
    8037 MOHAWK                         CORINTH PADDOCK             126-UNIT APARTMENT COMPLEX         694,440.49        205,500.00

    OLATHE, KANSAS
    LOTS ON SANTA FE                    1.07 ACRES                  LAND LEASE                                            44,441.00
    11912-11950 STRANGLINE RD           119 PLAZA RETAIL SHOPS      RETAIL                                             1,366,385.71

    MIAMI COUNTY,KANSAS
    247th & FARLEY (BUCYRUS, KS)        810 ACRE FARMLAND           LAND LEASE                                         1,173,082.50

    OSAGE CITY, KANSAS
(2) EAST HIWAY 31                       MANUFACTURED HOMES PLANT    BUILDING LEASE  (30-ACRE SITE)   4,800,000.00         47,840.00
                                        VALUATION RESERVE


                                                                  COSTS                            TOTAL COST
                                                  TOTAL      CAPITALIZED      ---------------------------------------------------
                                                INITIAL       SUBSEQ. TO            LAND &          BUILDINGS/
LOCATION/DEVELOPMENT                        BLDG. COSTS      ACQUISITION             IMPTS              IMPTS               TOTAL
--------------------                        -----------      -----------            ------          ---------               -----

    SHAWNEE MISSION, KANSAS (cont.)
    11100-11200 ANTIOCH                    5,649,764.48     2,462,327.96      2,457,244.77       7,454,847.67        9,912,092.44
    SHAWNEE MISSION PKWY & BUENA VISTA        12,695.26         3,284.00          1,265.94          15,979.26           17,245.20
    8201 MISSION ROAD                              0.00             0.00        276,648.00               0.00          276,648.00
    4010 SOMERSET                                  0.00             0.00          2,165.69               0.00            2,165.69
    I-35 & 75th ST. (1.1 ACRES)                    0.00             0.00          1,302.97               0.00            1,302.97
    I-35 & 75th ST. (.45 ACRES)                    0.00             0.00            537.31               0.00              537.31
    I-35 & 75th ST. (.86 ACRES)                    0.00             0.00          1,019.61               0.00            1,019.61
    I-35 & 75th ST. (.64 ACRES)                    0.00             0.00            390.44               0.00              390.44
    5301 WEST 95th ST. (.31 ACRES)                 0.00             0.00            155.00               0.00              155.00
    75th & REINHARDT                               0.00             0.00         12,825.00               0.00           12,825.00
    8100-8300 QUIVIRA                              0.00             0.00         81,308.30               0.00           81,308.30
    99TH & NIEMAN ROAD                             0.00       210,627.96        237,458.11               0.00          237,458.11
    3541 SOMERSET DRIVE                      266,120.49             0.00            849.70         266,120.49          266,970.19
    151st & NALL                             159,770.00        11,945.38         44,024.43         159,770.00          203,794.43
    JOHNSON DRIVE & HWY. 7                    53,106.00             0.00              0.00          53,106.00           53,106.00
    135th -143rd, METCALF TO NALL            467,986.81             0.00              0.00         467,986.81          467,986.81
    VARIOUS LOCATIONS                              0.00        96,642.51              0.00          96,642.51           96,642.51
    3617-3737 SOMERSET DRIVE               1,403,220.87             0.00          2,322.78       1,403,220.87        1,405,543.65
    84th & MISSION ROAD                      228,396.00        16,920.61         47,979.00         240,337.61          288,316.61
    4120 WEST 94th TERR.                   4,085,514.60     2,483,507.22        347,301.65       6,285,247.56        6,632,549.21
(7) 3815 SOMERSET DRIVE                    3,868,981.82       648,655.84        650,565.04       3,894,173.43        4,544,738.47
    3518 WEST 83rd ST.                       930,038.99       865,441.32         93,437.21       1,740,234.75        1,833,671.96
    8037 MOHAWK                              986,170.00       228,766.27        307,897.00       1,112,539.27        1,420,436.27

    OLATHE, KANSAS
    LOTS ON SANTA FE                               0.00             0.00         44,441.00               0.00           44,441.00
    11912-11950 STRANGLINE RD              2,566,613.12       426,980.68      1,793,366.39       2,566,613.12        4,359,979.51

    MIAMI COUNTY,KANSAS
    247th & FARLEY (BUCYRUS, KS)             357,950.00             0.00      1,173,082.50         357,950.00        1,531,032.50

    OSAGE CITY, KANSAS
(2) EAST HIWAY 31                          3,866,625.30       682,582.50        730,422.50       3,866,625.30        4,597,047.80
                                                   0.00    (1,333,180.00)             0.00      (1,333,180.00)      (1,333,180.00)





                                                ACCUM.        DATE OF             DATE        DEPR.
LOCATION/DEVELOPMENT                             DEPR.          CONST.        ACQUIRED        LIFE
--------------------                            -----         -------         --------        ----

    SHAWNEE MISSION, KANSAS (cont.)
    11100-11200 ANTIOCH                   3,639,060.88            1988            1988       10-48
    SHAWNEE MISSION PKWY & BUENA VISTA       13,419.30            1956            1928       20-25
    8201 MISSION ROAD                             0.00              --            1957          --
    4010 SOMERSET                                 0.00              --            1955          --
    I-35 & 75th ST. (1.1 ACRES)                   0.00              --            1953          --
    I-35 & 75th ST. (.45 ACRES)                   0.00              --            1953          --
    I-35 & 75th ST. (.86 ACRES)                   0.00              --            1953          --
    I-35 & 75th ST. (.64 ACRES)                   0.00              --            1953          --
    5301 WEST 95th ST. (.31 ACRES)                0.00              --            1972          --
    75th & REINHARDT                              0.00              --            1950          --
    8100-8300 QUIVIRA                             0.00              --            1955          --
    99TH & NIEMAN ROAD                      169,792.55       1966-1995            1959       15-20
    3541 SOMERSET DRIVE                     108,479.64            1987            1957       10-40
    151st & NALL                            135,176.33           1940's           1983          15
    JOHNSON DRIVE & HWY. 7                   51,926.02           1940's           1981          15
    135th -143rd, METCALF TO NALL           121,905.57           1950's           1989       20-27.5
    VARIOUS LOCATIONS                             0.00             --             1995          --
    3617-3737 SOMERSET DRIVE                 56,017.54           1989             1957       15-27.5
    84th & MISSION ROAD                       5,266.74           1961             1995       15-27.5
    4120 WEST 94th TERR.                  4,318,520.28           1965             1972       10-40
(7) 3815 SOMERSET DRIVE                   1,595,307.22           1987             1987       10-40
    3518 WEST 83rd ST.                      912,235.71           1964             1972       10-40
    8037 MOHAWK                              27,907.60           1973             1995       15-27.5

    OLATHE, KANSAS
    LOTS ON SANTA FE                              0.00             --             1995          --
    11912-11950 STRANGLINE RD               167,192.00           1994             1992       15-30

    MIAMI COUNTY,KANSAS
    247th & FARLEY (BUCYRUS, KS)             16,601.62      1940's-50's           1994        5-30

    OSAGE CITY, KANSAS
(2) EAST HIWAY 31                         2,138,141.92           1985             1985        5-35
                                                  0.00





                                                                BUILDING
LOCATION/DEVELOPMENT                BUILDING                    TYPE                            ENCUMBRANCES            LAND
--------------------                --------                    --------                        ------------            ----
    WEST DES MOINES, IOWA
(3) 4201 WESTOWN PARK WAY           HIGHLAND BUILDING          OFFICE                           6,430,107.97       322,206.34
(3) 4200 CORPORATE DRIVE            CRESTWOOD BUILDING         OFFICE                           2,378,259.11       171,121.39
(4) 4344 CORPORATE DRIVE            SUNSET BUILDING            OFFICE                             932,508.37        93,758.60
(4) 4601 WESTOWN PARK WAY           VERIDIAN BUILDING          OFFICE                           7,415,661.83       396,386.65
(4) 4200 UNIVERSITY AVE.            EDGEWATER BUILDING         OFFICE                           9,169,665.68       458,901.10
(4) 4445 CORPORATE DRIVE            WATERFORD BUILDING         OFFICE                           4,684,744.45       234,529.32
(5) 4401 WESTOWN PARKWAY            NEPTUNE BUILDING           OFFICE                           6,000,000.00       624,327.00

    JOHNSTON, IOWA
(6) 6031 MEADOW CREST DRIVE         WINWOOD APARTMENTS         418-UNIT APARTMENT COMPLEX      23,000,000.00     1,299,865.00

    SAN FRANCISCO, CALIFORNIA
    386 GEARY STREET                RAPHAEL HOTEL (152 ROOMS)  LEASEHOLD IMPROVEMENTS

    ST.PETERSBURG, FLORIDA
    2nd ST. SOUTH & CENTRAL         BAY PLAZA SHOPS            RETAIL                           3,382,200.00     6,940,488.09
    25 2nd ST. NORTH                TROPICANA BUILDING         OFFICE                             525,000.00       500,000.00
    VALUATION RESERVE

      TOTAL REVENUE-PRODUCING
        PROPERTIES                                                                            295,469,478.27    25,176,798.77
(8) PREFERENCE ITEM                                                                             3,962,988.29
                                                                                              --------------
      TOTAL ENCUMBRANCES                                                                      299,432,466.56


                                                                 COSTS                            TOTAL COST
                                                 TOTAL      CAPITALIZED      ---------------------------------------------------
                                               INITIAL       SUBSEQ. TO            LAND &          BUILDINGS/
LOCATION/DEVELOPMENT                       BLDG. COSTS      ACQUISITION             IMPTS              IMPTS               TOTAL
--------------------                       -----------      -----------            ------          ---------               -----

    WEST DES MOINES, IOWA
(3) 4201 WESTOWN PARK WAY                 4,462,463.32       817,238.60        916,426.87       4,685,481.39        5,601,908.26
(3) 4200 CORPORATE DRIVE                  1,918,468.87       290,736.81        320,937.24       2,059,389.83        2,380,327.07
(4) 4344 CORPORATE DRIVE                    834,073.21       176,590.97         93,758.60       1,010,664.18        1,104,422.78
(4) 4601 WESTOWN PARK WAY                 5,530,002.53       526,712.06        396,386.65       6,056,714.59        6,453,101.24
(4) 4200 UNIVERSITY AVE.                  6,699,068.74     1,072,847.44        679,183.47       7,551,633.81        8,230,817.28
(4) 4445 CORPORATE DRIVE                  3,977,761.07             0.00        234,529.32       3,977,761.07        4,212,290.39
(5) 4401 WESTOWN PARKWAY                  3,915,102.43     2,277,913.00      1,161,419.48       5,655,922.95        6,817,342.43

    JOHNSTON, IOWA
(6) 6031 MEADOW CREST DRIVE              18,100,057.71     1,105,295.20      2,303,504.26      18,201,713.65       20,505,217.91

    SAN FRANCISCO, CALIFORNIA
    386 GEARY STREET                        363,472.67     1,490,001.20              0.00       1,853,473.87        1,853,473.87

    ST.PETERSBURG, FLORIDA
    2nd ST. SOUTH & CENTRAL               6,309,613.62     3,461,626.95      6,940,488.09       9,771,240.57       16,711,728.66
    25 2nd ST. NORTH                      1,333,070.23        18,593.65        500,000.00       1,351,663.88        1,851,663.88
    VALUATION RESERVE                                    (15,441,963.00)    (5,641,963.00)     (9,800,000.00)     (15,441,963.00)

      TOTAL REVENUE-PRODUCING
        PROPERTIES                      248,930,061.53    67,891,846.33     32,672,654.54     309,326,052.09      341,998,706.63




                                                ACCUM.        DATE OF             DATE        DEPR.
LOCATION/DEVELOPMENT                             DEPR.          CONST.        ACQUIRED        LIFE
--------------------                            -----         -------         --------        ----

    WEST DES MOINES, IOWA
(3) 4201 WESTOWN PARK WAY                2,015,863.60             1987            1987       10-40
(3) 4200 CORPORATE DRIVE                   747,936.60             1987            1987       10-40
(4) 4344 CORPORATE DRIVE                   206,735.92             1989            1988        5-39
(4) 4601 WESTOWN PARK WAY                1,226,896.25             1989            1988        7-39
(4) 4200 UNIVERSITY AVE.                 1,556,987.41             1989            1988        7-39
(4) 4445 CORPORATE DRIVE                   746,876.29             1990            1988        31.5
(5) 4401 WESTOWN PARKWAY                 2,422,303.44             1986            1986       10-50

    JOHNSTON, IOWA
(6) 6031 MEADOW CREST DRIVE              7,515,745.10          1986-87            1985        5-28

    SAN FRANCISCO, CALIFORNIA
    386 GEARY STREET                     1,767,059.95             1908            1971        7-25

    ST.PETERSBURG, FLORIDA
    2nd ST. SOUTH & CENTRAL              1,155,100.43             1992            1990        31.5
    25 2nd ST. NORTH                       162,916.66             1914            1992       15-31.5
    VALUATION RESERVE                            0.00

      TOTAL REVENUE-PRODUCING
        PROPERTIES                     146,310,937.23



(1) The Company owns a 51.3% interest in the partnership owning these two office buildings.
(2) The Company owns a 99% profit-sharing interest and a 100% loss-sharing interest in the partnership owning this facility.
(3) The Company owns a 90% interest in the partnership owning these two office buildings.
(4) The Company owns a 60% interest in the partnership owning these four office buildings.
(5) The Company owns an 85% interest in the partnership owning this office building.
(6) The Company owns a 65% interest in the partnership owning this apartment complex.
(7) The Company shares 50% of the cash flow from these properties with an outside company providing credit enhancement support related to the financing of these properties.

(8) See discussion in Note 9 to the 1995 Consolidated Financial Statements and Management's Discussion and Analysis - Liquidity and Capital Resources.

                                                                      BUILDING
LOCATION/DEVELOPMENT                BUILDING                          TYPE                            ENCUMBRANCES            LAND
--------------------                --------                          --------                        ------------            ----

LAND AND IMPROVEMENT INVENTORIES
    KANSAS CITY, MISSOURI
    400 WEST 49th TERR.             ALAMEDA TOWERS CONDMINIUMS        37 UNITS SOLD                    7,916,240.59            0.00
                                    (19-STORY BUILDING)               18 UNITS REMAINING FOR SALE
                                    VALUATION RESERVE
    STONE COUNTY, MISSOURI
    TABLE ROCK LAKE (20 MILES       257-LOT SUBDIVISION (104 ACRES)   148 LOTS REMAINING FOR SALE                      1,229,735.58
      WEST OF BRANSON, MO.)
                                    VALUATION RESERVE                                                                   (425,000.00)

    SHAWNEE MISSION, KANSAS
    135th & MISSION ROAD            67 ACRES VACANT LAND                                                               3,163,034.98
    JOHNSON DR. & MONTICELLO RD.    371 ACRES VACANT LAND                                                                293,265.19
(1) 135th -151st, METCALF TO NALL   657 ACRES VACANT LAND                                                             13,637,758.24
    RESIDENTIAL SUBDIVISIONS:
      151st & NALL  (S.W. CORNER)   GREEN MEADOWS                     62 LOTS AVAILABLE FOR SALE                         193,987.36
      13200 HOWE                    WATERFORD                         1 LOT REMAINING FOR SALE                             5,499.65
      148th & NALL                  WHITE HORSE                       64 LOTS AVAILABLE FOR SALE                          65,698.83
      JOHNSON DR. & HWY. K-7        WOODSONIA                         85 LOTS AVAILABLE FOR SALE                         111,170.85
                                                                                                      ------------------------------
      TOTAL LAND AND IMPROVEMENT
        INVENTORIES                                                                                     7,916,240.59   18,275,150.68

PROPERTY HELD FOR FUTURE DEVELOPMENT
       VARIOUS LAND PARCELS KANSAS CITY,
       MISSOURI; JOHNSON COUNTY,
       KANSAS AND MIAMI COUNTY, KANSAS
       HELD FOR FUTURE DEVELOPMENT                                                                     19,000,000.00    1,491,879.16
                                                                                                      ------------------------------

       TOTAL PROPERTIES AND MORTGAGE
         INDEBTEDNESS PER BALANCE SHEET                                                               326,348,707.15   44,943,828.61
                                                                                                      ------------------------------
                                                                                                      ------------------------------

          LESS ACCUMULATED DEPRECIATION
          TOTAL PROPERTIES, NET OF
            ACCUMULATED DEPRECIATION


                                                                   COSTS                            TOTAL COST
                                                    TOTAL      CAPITALIZED      -------------------------------------------------
                                                  INITIAL       SUBSEQ. TO            LAND &         BUILDINGS/
LOCATION/DEVELOPMENT                          BLDG. COSTS      ACQUISITION             IMPTS             IMPTS              TOTAL
--------------------                          -----------      -----------            ------         ---------              -----

LAND AND IMPROVEMENT INVENTORIES
    KANSAS CITY, MISSOURI
    400 WEST 49th TERR.                     13,008,412.56                               0.00     13,008,412.56      13,008,412.56

                                            (4,558,443.00)                              0.00     (4,558,443.00)     (4,558,443.00)
    STONE COUNTY, MISSOURI
    TABLE ROCK LAKE (20 MILES                        0.00                       1,229,735.58              0.00       1,229,735.58
      WEST OF BRANSON, MO.)
                                                                                 (425,000.00)             0.00        (425,000.00)

    SHAWNEE MISSION, KANSAS
    135th & MISSION ROAD                             0.00             0.00      3,163,034.98              0.00       3,163,034.98
    JOHNSON DR. & MONTICELLO RD.                     0.00             0.00        293,265.19              0.00         293,265.19
(1) 135th -151st, METCALF TO NALL                    0.00             0.00     13,637,758.24              0.00      13,637,758.24
    RESIDENTIAL SUBDIVISIONS:
      151st & NALL  (S.W. CORNER)                    0.00             0.00      1,903,486.11              0.00       1,903,486.11
      13200 HOWE                                     0.00             0.00         22,574.75              0.00          22,574.75
      148th & NALL                                   0.00             0.00      1,725,961.06              0.00       1,725,961.06
      JOHNSON DR. & HWY. K-7                         0.00             0.00      2,342,738.76              0.00       2,342,738.76
                                           ---------------------------------------------------------------------------------------


      TOTAL LAND AND IMPROVEMENT
        INVENTORIES                          8,449,969.56             0.00     23,893,554.67      8,449,969.56      32,343,524.23

 PROPERTY HELD FOR FUTURE DEVELOPMENT
       VARIOUS LAND PARCELS KANSAS CITY,
       MISSOURI; JOHNSON COUNTY,
       KANSAS AND MIAMI COUNTY, KANSAS
       HELD FOR FUTURE DEVELOPMENT
                                                     0.00             0.00      1,491,879.16              0.00        1,491,879.16
                                           ---------------------------------------------------------------------------------------
       TOTAL PROPERTIES AND MORTGAGE
         INDEBTEDNESS PER BALANCE SHEET    257,380,031.09    67,891,846.33     58,058,088.37    317,776,021.65     375,834,110.02
                                           --------------------------------------------------------------------
                                           --------------------------------------------------------------------

          LESS ACCUMULATED DEPRECIATION                                                                             146,310,937.23
                                                                                                                    --------------
          TOTAL PROPERTIES, NET OF
            ACCUMULATED DEPRECIATION                                                                                229,523,172.79
                                                                                                                    --------------
                                                                                                                    --------------




                                                       ACCUM.        DATE OF             DATE        DEPR.
LOCATION/DEVELOPMENT                                    DEPR.          CONST.        ACQUIRED        LIFE
--------------------                                   -----         -------         --------        ----


LAND AND IMPROVEMENT INVENTORIES
    KANSAS CITY, MISSOURI
    400 WEST 49th TERR.                                             1988-1995            1962


    STONE COUNTY, MISSOURI
    TABLE ROCK LAKE (20 MILES                                                            1986
      WEST OF BRANSON, MO.)

    SHAWNEE MISSION, KANSAS
    135th & MISSION ROAD                                                                 1994
    JOHNSON DR. & MONTICELLO RD.                                                         1978
(1) 135th -151st, METCALF TO NALL                                                        1989
    RESIDENTIAL SUBDIVISIONS:
      151st & NALL  (S.W. CORNER)                                                        1984
      13200 HOWE                                                                         1983
      148th & NALL                                                                       1983
      JOHNSON DR. & HWY. K-7                                                             1981


      TOTAL LAND AND IMPROVEMENT
        INVENTORIES

PROPERTY HELD FOR FUTURE DEVELOPMENT
       VARIOUS LAND PARCELS KANSAS CITY,
       MISSOURI, JOHNSON COUNTY,
       KANSAS AND MIAMI COUNTY, KANSAS
       HELD FOR FUTURE DEVELOPMENT            --------------                        1978-1984

       TOTAL PROPERTIES AND MORTGAGE
         INDEBTEDNESS PER BALANCE SHEET       146,310,937.23
                                              --------------
                                              --------------
          LESS ACCUMULATED DEPRECIATION
          TOTAL PROPERTIES, NET OF
            ACCUMULATED DEPRECIATION


(1) All but 88 acres of this property is under contract for sale.

J.C. NICHOLS COMPANY AND SUBSIDIARIES
REAL ESTATE AND ACCUMULATED DEPRECIATION ROLLFORWARDS
YEAR ENDED DECEMBER 31, 1995


                                                         Real Estate Assets             Accumulated Depreciation
                                                     ------------------------           ------------------------
Balance at beginning of year                               $381,182,000                       $137,077,000

Additions during year:
   Acquisitions                                               3,700,542                                  0
   Construction and tenant improvements                       7,449,127                                  0
   Depreciation and amortization expense                     (3,324,818)                         9,991,182

Deductions during year:
   Cost of real estate sold                                 (11,055,540)                          (757,245)
   Valuation allowances and write-offs                       (2,117,201)                                 0

                                                     ------------------------           ------------------------
Balance at end of year                                     $375,834,110                       $146,310,937
                                                     ------------------------           ------------------------
                                                     ------------------------           ------------------------


                                     F-8.2

J.C. NICHOLS COMPANY AND SUBSIDIARIES
REAL ESTATE AND ACCUMULATED DEPRECIATION ROLLFORWARDS
YEAR ENDED DECEMBER 31, 1994


                                                        Real Estate Assets              Accumulated Depreciation
                                                     ------------------------           ------------------------
Balance at beginning of year                               $365,840,263                       $126,832,000

Additions during year:
   Acquisitions                                             45,210,536                           626,000
   Construction and tenant improvements                     14,580,346                              0
   Depreciation and amortization expense                    (6,857,025)                        10,644,975

Deductions during year:
   Cost of real estate sold                                (12,925,339)                        (1,025,975)
   Valuation allowances and write-offs                     (24,666,781)                             0

                                                     ------------------------           ------------------------
Balance at end of year                                     $381,182,000                       $137,077,000
                                                     ------------------------           ------------------------
                                                     ------------------------           ------------------------


                                     F-8.3

J.C. NICHOLS COMPANY AND SUBSIDIARIES
MORTGAGE LOANS ON REAL ESTATE
DECEMBER 31, 1995


                                                                                                                          Principal
                                                                                                                        amount loans
                                                                                                                         subject to
                                                                                                                         delinquent
                         Interest          Maturity           Periodic            Prior      Face Amt     Carrying Amt  principal or
Description                Rate              Date            Pymt. Term           Liens     of Mortgage    of Mortgage    interest
------------------------------------------------------------------------------------------------------------------------------------
Landing Ventures
Shopping Center
Kansas City, MO      Prime adj. qtrly       8/15/98        Varying amounts          0       $3,255,000     $3,073,520        $0
                                                        over life to maturity
Westport Today                                           Balloon at maturity
Residential Houses &                                        of $2,861,723
3 office bldgs.
Kansas City, MO            8.5%             1/1/12          Level monthly           0        2,768,824      2,280,640         0
                                                             at $20,123

Lemons Descendents
Shopping Center
Kansas City, MO             11%            11/30/01         Level monthly           0         750,000        698,053          0
                                                              at $7,741
                                                         Balloon at maturity
Rayman, Steven M.                                            of $564,556
Apartments
Merriam, KS                 7%              12/1/02         Level monthly           0       11,750,000     11,102,003         0
                                                             at $87,000
                                                         Balloon at maturity
                                                            of $8,736,325
Construction loans
on single family
residences                10.50%         3/96 to 6/96            N/A               N/A          N/A         3,589,862     1,614,766



Other misc. mortgages   0% to 9.5%       1/96 to 4/96            N/A               N/A          N/A          592,922       299,000
                                                                                           -----------------------------------------

   Totals                                                                                   $18,523,824    21,337,000    $1,913,766
                                                                                           -------------                ------------
                                                                                           -------------                ------------

                                                                      Reserve for uncollectible accounts   (1,468,000)
                                                                                                          ------------
                                                                                                          $19,869,000
                                                                                                          ------------
                                                                                                          ------------


                                     F-9.1

J.C. NICHOLS COMPANY AND SUBSIDIARIES
ROLLFORWARD OF MORTGAGE LOANS ON REAL ESTATE
YEAR ENDED DECEMBER 31, 1995


     Balance at beginning of year                                            $  24,332,000

          Additions during year:
               New mortgage loans                                                4,591,994


          Deductions during year:
               Collections of principal                                         (5,065,040)
               Settlement expense items (see financial statement note 16)       (2,271,954)
               Write-offs                                                         (250,000)




                                                                             -------------
     Balance at close of year                                                $  21,337,000
                                                                             -------------
                                                                             -------------

                                                                         December 31,
                                                                --------------------------
                                                                    1994           1995
                                                                --------------------------
          Gross Balance                                       $  24,332,000  $  21,337,000
          Reserve for uncollectible accounts                       (400,000)    (1,468,000)

                                                                --------------------------
                                                              $  23,932,000  $  19,869,000
                                                                --------------------------
                                                                --------------------------


                                     F-9.2

J.C. NICHOLS COMPANY AND SUBSIDIARIES
ROLLFORWARD OF MORTGAGE LOANS ON REAL ESTATE
YEAR ENDED DECEMBER 31, 1994

     Balance at beginning of year                                            $  28,590,283

          Additions during year:
               New mortgage loans                                                9,362,703



          Deductions during year:
               Collections of principal                                        (13,620,986)
               Write-offs                                                            -



                                                                              ------------
     Balance at close of year                                                $  24,332,000
                                                                              ------------
                                                                              ------------

                                                                        December 31,
                                                                --------------------------
                                                                    1993           1994
                                                                --------------------------
          Gross Balance                                       $  28,590,283  $  24,332,000
          Reserve for uncollectible accounts                       (192,283)      (400,000)

                                                                --------------------------
                                                              $  28,398,000  $  23,932,000
                                                                --------------------------
                                                                --------------------------


                                     F-9.3

J.C. NICHOLS COMPANY AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
YEAR ENDED DECEMBER 31, 1995


                                                           Balance at      Charged to
                                                          beginning of      costs and    Charged to                  Balance at end
                 Description                                  year          expenses   other accounts*  Write -offs      of year
-----------------------------------------------------------------------------------------------------------------------------------
Valuation Reserve - Revenue producing property           $  15,025,400  $   1,830,000  $           0  $    (139,925) $  16,715,475

Valuation Reserve - Land and improvements inventory          4,696,242        287,201              0              0      4,983,443

Valuation Reserve - Property held for future development     1,327,450              0     (1,327,450)             0              0

Valuation Reserve - Marketable equity securities                     0         85,000              0              0         85,000

Valuation Reserve - Notes and accounts receivable            4,259,930      2,380,750              0     (1,497,679)     5,143,001

Valuation Reserve - Prepaid expenses                         1,208,631              0     (1,208,631)             0              0

Valuation Reserve - Investments in real estate
                    partnerships                             1,360,239              0        (68,400)       (75,000)     1,216,839

Valuation Reserve - Minority interest                          952,474              0       (952,474)             0               0

                                                          ------------   ------------   ------------   ------------   ------------
      Totals                                             $  28,830,366  $   4,582,951  $  (3,556,955) $  (1,712,604) $  28,143,758
                                                          ------------   ------------   ------------   ------------   ------------
                                                          ------------   ------------   ------------   ------------   ------------


* These amounts were taken as credits to valuation allowance expense as the Company was released from the assets and liabilities (net liability position) of a consolidated affiliate during 1995.


                                     F-10.1

J.C. NICHOLS COMPANY AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
YEAR ENDED DECEMBER 31, 1994


                                                           Balance at      Charged to
                                                          beginning of      costs and    Charged to                  Balance at end
                 Description                                  year          expenses   other accounts   Write -offs      of year
-----------------------------------------------------------------------------------------------------------------------------------
Valuation Reserve - Revenue producing property           $     443,512  $  14,581,888  $           0  $           0  $  15,025,400

Valuation Reserve - Land and improvements inventory            137,799      4,558,443              0              0      4,696,242

Valuation Reserve - Property held for future development             0      1,327,450              0              0      1,327,450

Valuation Reserve - Notes and accounts receivable            1,195,894      3,064,036              0              0      4,259,930

Valuation Reserve - Prepaid expenses                                 0      1,208,631              0              0      1,208,631

Valuation Reserve - Investments in real estate
                    partnerships                                     0      1,360,239              0              0      1,360,239

Valuation Reserve - Minority interest                                0        952,474              0              0        952,474

                                                          ------------   ------------   ------------   ------------   ------------
      Totals                                             $   1,777,205  $  27,053,161  $           0  $           0  $  28,830,366
                                                          ------------   ------------   ------------   ------------   ------------
                                                          ------------   ------------   ------------   ------------   ------------


                                     F-10.2

J. C. NICHOLS COMPANY
MORTGAGES PAYABLE
DECEMBER 31, 1995

                                                                        BALANCE
                                                       MATURITY    OUTSTANDING AS OF
           PROPERTY               LENDER OR TRUSTEE      DATE          12/31/95                    INTEREST RATE
----------------------------------------------------------------------------------------------------------------------------
    Millcreek Block                Principal Mutual    12/13/13      $ 2,743,641      Fixed at 8% until 2004;  rate adjusted
                                                                                            by holder at 2004 and 2009

    Swanson Block                  Principal Mutual    12/13/13      $ 3,814,330                         "

    Hall's Building                Principal Mutual    12/13/13      $ 1,739,870                         "

    Theatre Block                  Principal Mutual    12/13/13      $ 5,821,872                         "

    Triangle Block                 Principal Mutual    12/13/13      $ 1,806,788                         "

    Balcony Block                  Principal Mutual    12/13/13      $ 3,948,166                         "

    Plaza Central                  Principal Mutual    12/13/13      $ 1,606,034                         "

    Nichols Block                  Principal Mutual    12/13/13      $ 3,345,903                         "

    Time Block                     Principal Mutual    12/13/13      $12,446,760                         "

    Esplanade Block                Principal Mutual    12/13/13      $ 8,097,086                         "

    Plaza Savings South            Principal Mutual    12/13/13      $ 2,074,460                         "

    48th & Penn                    Principal Mutual    12/13/13      $ 1,873,706                         "

    Court of the Penguins          Principal Mutual    12/13/13      $ 2,810,559                         "

    Seville Shops West             Principal Mutual    12/13/13      $ 2,409,050                         "

    Seville Square                 Principal Mutual    12/13/13      $ 6,357,216                         "

    Park Plaza                     Principal Mutual    12/13/13      $ 6,022,626                         "

    Mission Valley Apartments      Mark Twain          04/09/96      $ 1,825,040                       Prime

    Corinth Office Building        Mark Twain          04/09/96      $ 1,428,292                       Prime

    Nichols Building               Mark Twain          04/09/96      $ 1,666,341                       Prime

    Prairie Village Office Center  Mark Twain          04/09/96      $ 2,221,788                       Prime


                                      AMORTIZATION       BALANCE DUE
     PREPAYMENT PROVISIONS               PERIOD          AT MATURITY
----------------------------------------------------------------------
   Greater of 1% of principal or        20 years       Fully Amortized
 a calculated re-investment yield

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

                 *                      20 years       Fully Amortized

               None                     5 years        $     1,825,040

               None                     5 years        $     1,428,292

               None                     5 years        $     1,666,341


               None                     5 years        $     2,221,788



                                                                       BALANCE
                                                                     OUTSTANDING
                                                       MATURITY         AS OF
           PROPERTY               LENDER OR TRUSTEE      DATE         12/31/95                    INTEREST RATE
--------------------------------------------------------------------------------------------------------------------------
    Brymar Building                Mark Twain          04/09/96      $   793,496                       Prime

    Trailwood III Shops            Bank Midwest        05/01/21      $   928,928         Monthly weighted average plus 2%

    Bannister Business Center      Bank Midwest        05/01/21      $ 1,311,428         Monthly weighted average plus 2%

    Regency House                  Mercantile Bank     07/07/99      $ 3,634,000                   Prime + 1/4%

    Sulgrave                       Mercantile Bank     07/07/99      $ 5,446,000                   Prime + 1/4%

    Tropicana Building             Barnett Bank        03/27/01      $   525,000                   Prime + 1/4%

    Corinth Place                  Boatmens Bank       12/01/15      $ 4,500,000          Lower floater, adjusted monthly

    Coach House South              Boatmens Bank       12/01/15      $20,000,000          Lower floater, adjusted monthly

    Coach House                    U. S. Trust         05/01/15      $ 8,000,000          Lower floater, adjusted monthly

    Fairway North                  U. S. Trust         11/01/14      $ 4,500,000          Lower floater, adjusted monthly

(1) Two Brush Creek Plaza          Lincoln National    01/01/02      $ 7,245,440                      8.000%


    Brookside Shops                Lutheran            01/01/11      $ 4,515,847                      10.500%



    Prairie Village Shops          Lutheran            01/01/11      $11,500,000                      10.500%



    Rental Houses                  Mages               05/01/04      $    28,736                      8.000%

    Lakewood Sales Office          Roosevelt Bank      12/15/97      $   150,000                    Prime + 2%


    Neptune Apartments             Lutheran            01/01/99      $ 3,601,538                      9.875%


    Quivira Business Park          Commerce Bank       08/01/98      $ 2,000,000                      9.800%
    Buildings J, K and L

    Corinth Square Shops           Farm Bureau         04/01/02      $ 7,398,514                      9.375%


                                      AMORTIZATION       BALANCE DUE
     PREPAYMENT PROVISIONS               PERIOD          AT MATURITY
-------------------------------------------------------------------------
               None                       5 years         $       793,496

               None                      35 years         Fully Amortized

               None                      35 years         Fully Amortized

               None                       5 years         $     3,202,000

               None                       5 years         $     4,798,000

               None                       9 years         Fully Amortized

Administrative costs for early call    Interest Only      $     4,500,000

Administrative costs for early call    Interest Only      $    20,000,000

Administrative costs for early call    Interest Only      $     8,000,000

Administrative costs for early call    Interest Only      $     4,500,000

  Requires lender's approval and          6 years         $     5,001,164
payment of all contingent interest

In the first ten years additional        20 years         Fully Amortized
charge at re-investment rate.
Beginning in 11th year 5% of
principal, declining by
1/2% each year thereafter

In the first ten years additional        20 years         $     9,516,048
charge at re-investment rate.
Beginning in 11th year 5% of
principal, declining by
1/2% each year thereafter

               None                      10 years         Fully Amortized

               None                       5 years         Fully Amortized


Beginning in 4th year, 5% of              7 years         $     3,497,643
principal and declining 1%
each year to a minimum of 2%

     Administrative costs for          Interest Only      $     2,000,000
            early call


      Beginning in 8th year,             10 years         $     5,853,074
    greater of 1%  of principal
    or calculated reinvestment yield





                                                                        BALANCE
                                                       MATURITY    OUTSTANDING AS OF
           PROPERTY               LENDER OR TRUSTEE      DATE          12/31/95                    INTEREST RATE
----------------------------------------------------------------------------------------------------------------
    Corinth Shops South            Farm Bureau         04/01/02    $   2,086,760                      9.375%


    Kenilworth Apartments          Aegon               05/01/97    $   6,008,418                      9.250%


    Red Bridge Professional
      Building                     NYLIC               07/10/98    $     728,828                      9.125%


    Cole Garden Apartments         Musgrave            07/01/96    $     225,531                      9.000%

    Fairway West Office Center     Commerce Bank       03/01/03    $   4,775,000                      9.000%


    Oak Park Bank Building         NYLIC               01/10/03    $     554,994                      8.875%


    Quivira Business Park          Northland Financial 01/01/99    $     294,692                      8.875%
    Buildings A, C, D, and WE

    Quivira Business Park          Northland Financial 11/01/98    $     659,291                      8.750%
    Buildings E, F, G and H

    Corinth Paddock Apartments     NYLIC               05/10/99    $     694,440                      8.500%


(1) 4900 Main Building             KPERS               05/30/06    $  26,219,601                      9.375%

    Vacant Lots - Penn Plaza       Bright              12/01/99    $      33,188                      8.000%

    Corinth Executive Building     NYLIC               10/01/02    $     503,906                      8.000%

    Vacant Lots - Santa Maria      Capitol Federal     09/01/96    $       5,190                      7.000%
                                   Savings

    Winwood Apartments             Iowa Finance        11/01/15    $  23,000,000          Lower floater,  adjusted weekly
                                   Authority

    Neptune Building               Iowa Finance        09/01/15    $   6,000,000          Lower floater, adjusted weekly
                                   Authority

    Shannon Valley Shops           Principal Mutual    11/01/96    $   5,443,498                      9.750%

    Manufactured Homes Plant       Commerce Bank       12/01/99    $   4,800,000          Lower floater, adjusted weekly


                                      AMORTIZATION       BALANCE DUE
     PREPAYMENT PROVISIONS               PERIOD          AT MATURITY
-------------------------------------------------------------------------
Beginning in 8th year, greater           10 years            $  1,650,867
of 1% of principal or a calculated
reinvestment yield

Beginning in 38th month, greater of       5 years            $  5,842,921
1% of principal or re-investment
yield.

Beginning in 14th year, 5% of            25 years            $    617,578
principal declining 1/4% per year

               None                      10 years            $    223,000

Redeemable on 3/1/98 and thereafter      20 years            $  1,775,000
on interest payment dates declining
from 102% to 100% of principal

Beginning in 11th year,  5% of           25 years         Fully Amortized
principal declining 1/4% per year

Beginning in 11th year,  5% of           27 years            $    101,228
principal declining 1/2 of 1% per
year to not less than 1%

Beginning in 11th year, 5% of            25 years            $    527,720
principal declining 1/2 of 1% per
year to not less than 1%

Beginning in 11th year,  5% of           25 years         Fully Amortized
principal declining 1/2% per year
to a minimum of 1% thereafter

               None                      20 years         Fully Amortized

               None                      25 years         Fully Amortized

Beginning in 11th year 3% of principal   30 years         Fully Amortized
declining 1/2% per yr to 1%

               None                      20 years         Fully Amortized

Redeemable at rates declining fm       Interest Only        $  23,000,000
102% to 100% of principal

Redeemable at rates declining fm       Interest Only        $   6,000,000
102% to 100% of principal

Holder is entitled to re-investment
yield per prescribed formula             10 years           $   5,393,498

Redeemable at rates declining fm       Interest Only        $   4,800,000
103% to 100% of principal





                                                                        BALANCE
                                                       MATURITY    OUTSTANDING AS OF
           PROPERTY               LENDER OR TRUSTEE      DATE          12/31/95                    INTEREST RATE
----------------------------------------------------------------------------------------------------------------
     Highland and Crestwood             Cigna          12/01/02    $      8,808,367                   8.290%
     Buildings

     Sunset, Veridian,                  Cigna          12/01/02    $     22,202,580                   8.290%
     Edgewater,and Waterford
     Buildings

     Bay Plaza Shops            Colonial Hotel, Inc.   08/21/00    $        800,000                   9.000%

     Bay Plaza Shops            Princess Mary Hotel    08/21/00    $        475,000                   9.000%
                                Co., Inc.

     Bay Plaza Shops            Princess Mary Hotel    08/21/00    $        307,200                   9.000%
                                Co., Inc.

     Bay Plaza Shops                Barnett Bank       11/22/99    $        400,000                 Prime + 1%

     Bay Plaza Shops           City of St. Petersburg  12/31/02    $      1,400,000                   7.000%

     Alameda Towers                Boatmen's Bank      06/01/97    $      7,916,241                    Prime
     Condominiums

     Land under ground lease         Cigna Corp.       03/01/09    $     19,000,000                   9.050%

     Duplexes-MAPC                  J. B. Nutter       02/01/96    $        474,008        275 Basis Points above weekly
                                    J. B. Nutter       02/01/96    $        402,130  Treasury bill average, adjusted annually

     Park Central Building I       Hibernia Bank       9/30/97    $     13,617,372                   9.000%

     Park Central Building II       Midland Bank       10/15/99    $      3,513,931      Boatmen's corporate rate plus 1%;
                                                                                             adjusted 11/15 each year

     Park Central Building III        F.D.I.C.          9/1/99     $        897,098     Boatmen's corporate rate plus .5%;
                                                                                              adjusted 9/1 each year

(1)  Preference Items                                              $      3,962,988

                                                                   ----------------
                               Total mortgages payable             $    326,348,707
                                                                   ----------------
                                                                   ----------------

(1) See discussion in Note 9 to the 1995 Consolidated Financial Statements and Management's Discussion and
    Analysis - Liquidity and Capital Resources.


                                      AMORTIZATION       BALANCE DUE
     PREPAYMENT PROVISIONS               PERIOD          AT MATURITY
-------------------------------------------------------------------------

               None                      25 years           $   7,918,383

               None                      25 years           $  19,737,955

               None                      10 years           $     800,000

               None                      10 years           $     475,000

               None                      10 years           $     307,200

               None                       5 years         Fully Amortized

               None                       7 years           $   1,400,000

               None                       5 years           $   3,941,600

Beginning in 9th year, 1% plus           25 years           $  17,429,339
yield maintenance

               None                      10 years           $     474,008

               None                      10 years           $     402,130

               None                       3 years           $  13,409,016

               None                       5 years           $   3,347,109

               None                       5 years           $     854,484

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                       SEPTEMBER 30, 1996 AND DECEMBER 31, 1995


                                                    September 30,  December 31,
                         Assets                         1996           1995
                         ------                         ----           ----
                                                     (unaudited)

Revenue-producing properties                       $ 191,454,000    195,688,000
Land and improvement inventories                      29,584,000     32,344,000
Property held for future development                   1,492,000      1,492,000
                                                    ------------   ------------
          Total properties                           222,530,000    229,524,000

Cash and cash equivalents                             21,416,000      7,209,000
Temporary investments                                 37,293,000      4,606,000
Marketable equity securities available for sale            -         38,114,000
Accounts receivable                                    1,012,000      4,205,000
Prepaid expenses                                       7,937,000      9,992,000
Income taxes receivable                                4,227,000      4,192,000
Notes receivable                                      20,801,000     24,032,000
Investments in real estate partnerships                1,725,000      1,857,000
Minority interest in consolidated partnerships         4,357,000      4,284,000
Other assets, net                                        698,000        680,000
                                                    ------------   ------------
                                                   $ 321,996,000    328,695,000
                                                    ------------   ------------
                                                    ------------   ------------

                                                                     (Continued)

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS, CONTINUED


                                                    September 30,   December 31,
   Liabilities and Stockholders' Equity (Deficit)       1996           1995
   ----------------------------------------------       ----           ----
                                                     (unaudited)

Mortgage indebtedness                             $  311,035,000    326,349,000
Notes payable to banks and others                      2,000,000      5,658,000
Accounts payable and tenants' deposits                 6,107,000      6,266,000
Accrued expenses and other liabilities                11,898,000      9,597,000
Accrued contribution to Employee Stock Ownership
   Trust                                              11,050,000     11,050,000
Deferred gains on the sale of property                   527,000        552,000
Deferred income taxes                                 10,083,000      5,948,000
                                                    ------------   ------------
                                                     352,700,000    365,420,000
                                                    ------------   ------------

Stockholders' equity (deficit):
   Common stock, par value $.01 per share;
     10,000,000 shares authorized and 5,016,745
     shares issued (note 2)                              100,000        100,000
   Additional paid-in capital (notes 2 and 3)          8,164,000      7,079,000
   Unrealized gain on marketable equity securities
     available for sale, net of income taxes of
     $0 and $11,466,000                                    -         21,023,000
   Retained earnings                                  78,459,000     52,500,000
                                                    ------------   ------------
                                                      86,723,000     80,702,000

   Less:
     Treasury stock, at cost (164,345 shares of
       common stock)                                 117,427,000    117,427,000
                                                    ------------   ------------
          Total stockholders' equity (deficit)       (30,704,000)   (36,725,000)

Commitments and contingencies
                                                    ------------   ------------
                                                  $  321,996,000    328,695,000
                                                    ------------   ------------
                                                    ------------   ------------


See accompanying notes to consolidated financial statements.

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                     NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)

                                                         1996          1995
                                                         ----          ----
Sales and revenues:
  Rents                                            $  60,938,000    59,196,000
  Property sales                                       5,392,000     4,163,000
  Commissions and fees                                 1,015,000     1,016,000
  Dividends and interest                               3,165,000     3,026,000
  Gains on sales of investments and other assets      33,079,000     4,682,000
  Equity in earnings of unconsolidated affiliates        314,000       261,000
  Other                                                4,312,000       478,000
                                                   -------------    ----------
                                                     108,215,000    72,822,000
                                                   -------------    ----------

Costs and expenses:
  Selling, general and operating expenses             34,439,000    36,741,000
  Cost of property sales                               4,423,000     2,535,000
  Interest                                            17,572,000    21,345,000
  Depreciation and amortization                       10,222,000    10,708,000
  Employee Stock Ownership Trust contribution             -          1,787,000
                                                   -------------    ----------
                                                      66,656,000    73,116,000
                                                   -------------    ----------

        Income (loss) before income taxes             41,559,000     (294,000)

Income tax expense                                    15,600,000       30,000
                                                   -------------    ----------
        Net income (loss)                          $  25,959,000     (324,000)
                                                   -------------    ----------
                                                   -------------    ----------

Net income (loss) per share (notes 2 and 4)        $        5.31          (.02)
                                                   -------------    ----------
                                                   -------------    ----------

Dividends                                          $       -             -
                                                   -------------    ----------
                                                   -------------    ----------

Average number of shares outstanding
 (notes 2 and 4)                                       4,884,400    15,849,920
                                                   -------------    ----------
                                                   -------------    ----------


See accompanying notes to consolidated financial statements.

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


                       NINE MONTHS ENDED SEPTEMBER 30, 1996
                                   (UNAUDITED)


Common stock:
  Balance at beginning and end of period (note 2)                $      100,000
                                                                  -------------

Additional paid-in capital (note 2):
  Balance at beginning of period                                      7,079,000
  Earned stock compensation                                           1,085,000
                                                                  -------------
  Balance at end of period                                            8,164,000
                                                                  -------------

Unrealized gain on marketable equity securities available
  for sale, net of income taxes
    Balance at beginning of period                                   21,023,000
    Unrealized gain, net of income taxes of $183,000                    320,000
    Realized gain from sale of securities, net of income taxes
      of $17,274,000                                                (21,343,000)
                                                                  -------------
    Balance at end of period                                              -
                                                                  -------------

Retained earnings:
  Balance at beginning of period                                     52,500,000
  Net income                                                         25,959,000
                                                                  -------------
  Balance at end of period                                           78,459,000
                                                                  -------------

Treasury stock:
  Balance at beginning and end of period                           (117,427,000)
                                                                  -------------
         Total stockholders' deficit                             $  (30,704,000)
                                                                  -------------
                                                                  -------------


See accompanying notes to consolidated financial statements.

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)


                                                           1996         1995
                                                          ------       ------
Operating activities:
  Net income                                          $  25,959,000    (324,000)
  Adjustments to reconcile net income to
   net cash provided by operating activities:
      Depreciation of properties                          9,447,000   9,937,000
      Amortization of deferred costs                        775,000     771,000
      Deferred income taxes                              15,600,000       -
      Equity in earnings of unconsolidated affiliates      (314,000)   (261,000)
      Employee Stock Ownership Trust contribution            -        1,787,000
      Earned stock compensation                           1,085,000       -
      Gains on sales of investments and other assets        (99,000) (4,511,000)
      (Gains) losses on sales of marketable equity
       securities                                       (32,980,000)   (171,000)
      Changes in:
        Land and improvement inventories                  2,760,000   7,299,000
        Accounts receivable                               3,193,000   1,607,000
        Minority interest in consolidated partnerships      (73,000)    202,000
        Accounts payable and tenants' deposits             (159,000)  5,254,000
        Accrued expenses and other liabilities            1,821,000    (405,000)
        Deferred gains on the sale of property               -           22,000
        Other, net                                         (383,000) (5,395,000)
                                                       ------------  ----------
          Net cash provided by operating activities      26,632,000  15,812,000
                                                       ------------  ----------

Investing activities:
  Net (increase) decrease in temporary investments      (32,687,000)(13,082,000)
  Payments on notes receivable                            6,630,000   4,622,000
  Issuance of notes receivable                           (2,919,000) (4,142,000)
  Additions to revenue-producing properties              (5,691,000) (4,883,000)
  Proceeds from sales of capital assets                     413,000   3,698,000
  Return of capital from unconsolidated affiliates          446,000     420,000
  Proceeds from sales of marketable equity securities    38,617,000     799,000
  Other, net                                                (12,000)      -
                                                       ------------  ----------
          Net cash provided (used) by investing
           activities                                 $   4,797,000 (12,568,000)
                                                       ------------ -----------
                                                                     (Continued)

                                        2
                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED


                                                           1996          1995
                                                           ----          ----

Financing activities:
  Payments on mortgage indebtedness                  $ (19,849,000)  (4,124,000)
  Issuance of mortgage indebtedness                      6,285,000        -
  Issuance of notes to banks and others                      -       11,186,000
  Payments on notes to banks and others                 (3,658,000) (13,878,000)
  Dividends paid                                             -       (1,180,000)
  Capital contributions from minority partners               -          126,000
                                                      ------------  -----------
    Net cash used in financing activities              (17,222,000)  (7,870,000)
                                                      ------------  -----------

    Net increase (decrease) in cash and cash
    equivalents                                         14,207,000   (4,626,000)

Cash and cash equivalents, beginning of period           7,209,000   14,186,000
                                                      ------------  -----------
Cash and cash equivalents, end of period             $  21,416,000    9,560,000
                                                      ------------  -----------
                                                      ------------  -----------

See accompanying notes to consolidated financial statements.

                              J. C. NICHOLS COMPANY
                                AND SUBSIDIARIES

               NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


                           SEPTEMBER 30, 1996 AND 1995


(1)   INTERIM FINANCIAL STATEMENTS


      The consolidated financial statements of J.C. Nichols Company and subsidiaries (the Company) have been prepared in accordance with the instructions to interim financial statements. To the extent that information and footnotes required by generally accepted accounting principles for complete financial statements are contained in or consistent with the audited consolidated financial statements, such information and footnotes have not been duplicated herein. The December 31, 1995 consolidated balance sheet has been derived from the audited consolidated financial statements as of that date. In the opinion of management, all adjustments, including normal recurring accruals, considered necessary for a fair presentation of financial statements have been reflected herein. The results of the interim period ended September 30, 1996 are not necessarily indicative of the results expected for the year ended December 31, 1996.


(2)   STOCK SPLIT

      On May 29, 1996, the Company approved an increase from 225,000 to 10,000,000 in the number of shares of common stock authorized for issuance by the Company and to decrease the par value per share of common stock from $20.00 to $.01. Additionally, the Company approved an 80-for-1 stock split of the Company's common stock for all issued and outstanding shares not then held in the Company's treasury. Accordingly, the common stock par value decreased from $4,500,000 to $100,000 with an offsetting increase in additional paid-in capital from $2,679,000 to $7,079,000. All periods presented have been restated to reflect the effect of the Company's stock split.

(3)   EARNED STOCK COMPENSATION


      The Company has granted to an executive officer a stock option to purchase
           64,000 shares at a price of $.0125 per share, which option vested 50% on January 1, 1996 and the remaining 50% will vest on January 1, 1997. The Company recorded compensation expense and additional paid in capital relating to this stock option during the nine months ended September 30, 1996 of approximately $1,085,000. Another option has been granted to this executive officer to purchase 160,000 shares of common stock of the Company at a price of $19.375 per share, which option vests at a rate of 10% on December 31, 1996, 15% on December 31, 1997 and, 25% annually on December 31 for the years ended 1998, 1999 and 2000. The fair market value of the Company Stock was $19.375 per share at the date these options were granted.


(4)   NET INCOME PER SHARE


      Net income per share has been computed based on the average number of common and common equivalent shares outstanding during the year. All periods presented reflect retroactive adjustment for the stock split approved by the Company on May 29, 1996 (note 2).


(5)   MARKETABLE EQUITY SECURITIES


      During the nine months ended September 30, 1996, the Company liquidated its investment in marketable equity securities for $38,617,000, realizing a gain, net of taxes, of $21,343,000.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        J.C. NICHOLS COMPANY



                                        By:  /s/ BARRETT BRADY
                                           --------------------------
                                                Barrett Brady
                                                Chief Executive Officer and
                                                President

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Amendment has been signed below by the following persons in the capacities and on the dates indicated:


        SIGNATURE                         POSITION                        DATE
        ---------                         --------                        ----

/s/ WILLIAM K. HOSKINS*       Chairman of the Board         November 20, 1996
------------------------      and Director
William K. Hoskins

/s/ BARRETT BRADY             President, Chief Executive    November 20, 1996
------------------------      Officer and Director
Barrett Brady

/s/ KAY N. CALLISON*          Director                      November 20, 1996
------------------------
Kay N. Callison

/s/ MARK C. DEMETREE*         Director                      November 20, 1996
------------------------
Mark C. Demetree

/s/ JOHN A. OVEL*             Director                      November 20, 1996
------------------------
John A. Ovel

/s/ JAMES W. QUINN*           Director                      November 20, 1996
------------------------
James W. Quinn

/s/ CLARENCE L. ROEDER*       Director                      November 20, 1996
------------------------
Clarence L. Roeder

/s/ JOHN SIMON*               Director                      November 20, 1996
------------------------
John Simon

/s/ THOMAS J. TURNER, III*    Director                      November 20, 1996
------------------------
Thomas J. Turner, III

/s/ MARK A. PETERSON*         Vice President,
------------------------      Chief Financial               November 20, 1996
Mark A. Peterson              Officer and
                              Treasurer (Principal
                              Accounting Officer)



* Signed pursuant to Power of Attorney provided on signature page of registrant's Registration Statement on Form 10.

                                  EXHIBIT INDEX


Exhibit No.
-----------

*3.1                      The Articles of Incorporation of the Company

*3.2                      The Bylaws of the Company

*4.1                      The Articles of Incorporation of the Company
                               (Included in Exhibit 3.1)

*4.2                      The Bylaws of the Company (Included in Exhibit 3.2)

*10.1(a)                  Amendment to and Restatement of J.C. Nichols Company
                               Employee Stock Ownership Plan

*10.1(b)                  First Amendment to the Amended and Restated
                               J.C. Nichols Company Employee Stock
                               Ownership Plan

*10.1(c)                  Third Amendment to the Amended and Restated
                               J.C. Nichols Company Employee Stock
                               Ownership Plan

*10.2(a)                  Amendment to and Restatement of J.C. Nichols
                               Employee Stock Ownership Trust

*10.2(b)                  First Amendment to the Amended and Restated
                               J.C. Nichols Company Employee Stock
                               Ownership Trust

*10.3(a)                  Real Estate Contract of Sale (between J.C. Nichols
                               Company and Synergy Development Alliance, L.C.)

*10.3(b)                  Amendment to Real Estate Contract of Sale

*10.3(c)                  Second Amendment to Real Estate Contract of Sale

*10.3(d)                  April 25, 1995 Letter Agreement [constituting third
                               amendment to Real Estate Contract for Sale]

*10.3(e)                  May 11, 1995 Letter Agreement [constituting fourth
                               amendment to Real Estate Contract of Sale]

*10.4(a)                  Secured Promissory Note - Note A

*10.4(b)                  Secured Promissory Note - Note B

*10.4(c)                  Deed of Trust, Security Agreement and Assignment of
                               Rents

*10.4(d)                  Assignment of Leases and Rents

*10.5                     Hotel Management Fee Participation Sale Agreement

*10.6                     Restated Joint Venture Agreement





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Exhibit No.
-----------

*10.7                     J.C. Nichols Company 1996 Stock Option Plan,
                               Amended and Restated Effective May 30, 1996

*10.8                     Form of Indemnification Agreement entered into between
                               the Company and each of the members of the Board of Directors and certain Officers

*10.9                     Form Employment Agreement between the Company and
                               Certain Officers

*10.10                    Employment Agreement between the Company and
                               Mr. Brady, President and Chief Executive Officer of the Company

*10.11                    Settlement Agreement [Filed separately with the
                               Securities and Exchange Commission, Confidential Treatment of Entire Agreement Sought]

*16.1                     Letter re:  Change in Certifying Accountant

*21.1                     List of Subsidiaries and Affiliates of the Company

*24.1                     Power of Attorney for the members of the Board of
                               Directors and certain Officers of the Company (Included in Signature Pages to the Registration Statement)

*27.1                     Financial Data Schedule

*99.1                     Settlement Agreement and Mutual Releases as
                               of June 30, 1995



* Previously provided with Registration Statement on Form 10 and amendments thereto.